EXHIBIT 10.11

EXECUTION COPY

LEASE AGREEMENT

between

HAVERTACQ 11 LLC

as Landlord

and

HAVERTY FURNITURE COMPANIES, INC.

as Tenant

Schedule A -	Legal Descriptions
Schedule B -	Permitted Exceptions
Schedule C -	Lease Term
Schedule D -	Basic Rent
Schedule E -	Determination of Basic Rent Upon Release of Project or Payment of Net Proceeds to Tenant
Schedule F -	Stipulated Loss Values
Schedule G -	Amounts Allocated to Projects
Schedule H -	Survey Requirements
Schedule I -	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule J -	Rent Coverage Ratio
Schedule K -	Certificate of Occupancy Covenant
Schedule L -	Deferred Maintenance

INDEX OF DEFINITIONS

Section

Acceptable Appraisal	3.3(a)
Acceptable Credit Rating	2.6(b)
ADA	9.1
Additional Rent	1.4(b)
Alterations	3.8(a)
Applicable Percentage	8.1
Approved Appraiser	3.4(c)
Architect	3.6(b)
Assignee	5.2(d)
Assurance	5.2(b)(ii)
Basic Rent	1.4(a)
Brand Standards	2.5(a)
Business Day	1.4(a)
Casualty	3.2(a)
Code	3.3(a)
Compensation	3.2(a)
Condemnation	3.2(a)
Contract of Sale	3.4(d)(xvi)
Consumer Price Index	3.6(b)
Default	5.1(a)
Deferred Maintenance	9.1
Depository	2.2(c)
EBITDAR	2.2(d)
Economically Obsolete	3.3(b)
Environmental Claim	7.2(g)(iv)
Environmental Laws	7.1(a)
Environmental Permits	7.1(b)
Environmental Report	10.2(b)
Environmental Violation	7.2(g)(iv)
Estimated Cost	3.8(a)
Estimated Premiums	3.7(h)
Event of Default	5.1(a)
Expiration Date	3.8(a)(xi)
Extended Terms	1.3
Fair Market Value	3.4(c)
F&E	1.1(a)(iii)
Force Majeure	10.19
Governmental Authority	7.2(b)
Guarantor	5.1(a)(iii)
Hazardous Substance	7.1(d)
Impositions	2.2(a)
Improvements	1.1(a)(ii)
Indemnified Environmental Losses	7.3
Indemnified Parties	2.4
Indenture	3.7(c)
Land	1.1(a)(i)
Landlord	Heading
Landlord Parties	10.22
Lease	Heading
Lease Termination Date	3.2(b)
Legal Requirements	2.2(b)
Lender	3.7(c)
Liquidated Damages	5.1(g)
Loan	3.4(d)(ii)
Loan Agreement	3.4(d)(xvi)
Lockup Period	3.3(a)(3)
Maor Casualty	3.2(b)
Major Condemnation	3.2(b)
Make Whole Premium	3.1(b)
Material Alteration	3.8(a)
Net Proceeds	3.2(a)
Net Worth	2.2(d)
Non-Disturbance Agreement	4.1(c)
Payment Dates	1.4(a)
Permitted Exceptions	1.1(a)
Premises	1.1(a)
Primary Term	1.3
Project	1.1(a)
Property	1.1(a)
Purchase Option	3.12
Purchase Option Closing Date	3.12
Rate	1.4(b)
Rating Agency	3.4(d)(ii)
Rejectable Offer	3.3(a)
Rejectable Substitution Offer	3.3(a)
Related Document	2.4
Release	7.1
Remedial Work	7.2(b)
REMIC	3.4(d)(iii)
Renovation Work	9.3
Rent	2.7(b)
Rent Coverage Ratio	2.2(d)
Replaced Project	3.4(a)
Responsible Officer	3.3(a)
Restoration Cost	3.6(a)
Seller	2.2(a)
Severable Alterations	3.9
Stipulated Loss Value	3.3(a)
Structural Work	3.8(a)
Subject Transfer	4.1(d)
Substitute Project	3.4(a)
Substitution	3.4(a)
Substitution Documents	3.3(a)
Tenant	Heading
Tenant’s Personal Property	1.1(a)
Term	1.3
Treasury Rate	5.1(g)
Work	3.8(a)

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of August 6, 2002 (this “Lease”), is made and entered into between HAVERTACQ 11 LLC, a Delaware limited liability company (together with its successors and assigns, hereinafter referred to as “Landlord”) having an address as set forth in Section 6.1, and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (together with its successors and assigns, hereinafter referred to as “Tenant”), having an address as set forth in Section 6.1.

Landlord and Tenant hereby agree as follows:

ARTICLE 1.

1.1	Lease of Premises; Title and Condition.

(a) In consideration of the rents and covenants herein stipulated to be paid and performed by Tenant and upon the terms and conditions herein specified, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) consisting of:

(i) each of those certain eleven (11) parcels of land more particularly described on Schedule A attached hereto and made a part hereof, together with all of the Landlord’s right, title and interest, if any, in and to (1) all easements, rights-of-way, appurtenances, and other rights and benefits belonging to each of the parcels of land, and (2) all public or private streets, roads, avenues, alleys, or passageways, open or proposed, on or abutting each of the parcels of land, and any award made or to be made in lieu thereof (collectively, the “Land”); and

(ii) all buildings located on the Land, together with all plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, equipment, ducts and pipes attached to or comprising a part thereof (collectively, the “Improvements”); and

(iii) all furnaces, boilers, machinery, motors, compressors, elevators, fittings, piping, conduits, ducts, air conditioners, partitions, mechanical, electrical and HVAC systems and apparatus of every kind and all other fixtures, equipment and other personalty owned by Landlord and located on, attached, affixed or incorporated into the Land and Improvements including, without limitation, all lighting, lighting fixtures (other than track lighting), television wiring and jacks, and other miscellaneous fixtures and equipment now or hereafter located on the Land and used in the operation of the Improvements, including, without limitation, all replacements thereof (collectively, the “F&E”).

Notwithstanding anything to the contrary in the foregoing, the Premises and the F&E shall not under any circumstances include any of the following property of Tenant or any sublessee:  inventory (including without limitation all seating, tables, beds, draperies, cabinetry, chairs, mirrors, nightstands, furniture, furniture accessories, bathroom accessories, floor coverings, curtains, appliances,  tableware, table accessories), tradenames or trademarks or the right to use the same, proprietary computer software, moveable signage, including without limitation building-mounted and/or monument-mounted sign panels, portable modular walls and partitioning, warehouse racks and lifts, surveillance cameras and related moveable security equipment, track lighting, audio-visual equipment, office furniture, office and conference accessories, moveable “Musak” equipment, telecommunications and computer equipment or stand-alone computer generators (collectively, the “Tenant’s Personal Property”), which shall remain the property of Tenant, or its affiliates, as the case may be.  Each of the eleven (11) parcels of Land, together with the Improvements and F&E located thereon is sometimes hereinafter referred to as a “Project” or a "Property".  In addition, Tenant may from time to time own or hold under lease from persons other than Landlord, Tenant’s Personal Property and personal property located on or about the Land and Improvements that are not subject to this Lease.

The Premises are leased to Tenant in their present condition without representation or warranty by Landlord and subject to the rights of parties in possession, to the existing state of title and any state of facts which an accurate survey or physical inspection might reveal, to all applicable Legal Requirements (as hereinafter defined) now or hereafter in effect and subject to those matters listed in Schedule B attached hereto and made a part hereof (the “Permitted Exceptions”).

(b) Tenant has examined the Premises and title to the Premises and has found all of the same satisfactory for its intended purposes under this Lease.  Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises and that the Landlord makes no representation or warranty, express or implied, with respect to same.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS LEASE, THE LEASE OF THE PREMISES IS ON AN “AS IS” BASIS, IT BEING AGREED THAT TENANT WILL LEASE THE PREMISES IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND LANDLORD HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PREMISES OR ANY COMPONENT PART THEREOF.  Tenant acknowledges and agrees that no representations or warranties have been made by Landlord, or by any person, firm or agent acting or purporting to act on behalf of Landlord, as to (i) the presence or absence on or in the Premises of any particular materials or substances (including, without limitation, Hazardous Substances as defined in Section 7.1), (ii) the condition or repair of the Premises or any portion thereof, (iii) the value, expense of operation or income potential of the Premises, (iv) the accuracy or completeness of any title, survey, structural reports, environmental audits or other information provided to Tenant by any third party contractor relative to the Premises (regardless of whether the same were retained or paid for by Landlord), or (v) any other fact or condition which has or might affect the Premises or the condition, repair, value, expense of operation or income potential thereof.  Tenant is relying solely on Tenant’s inspections of the Premises in leasing the Premises.  THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY THE LANDLORD OF, AND THE LANDLORD DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES BY THE LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES OR ANY PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, AND TENANT HEREBY ACKNOWLEDGES AND ACCEPTS SUCH EXCLUSION, NEGATION AND DISCLAIMER.

1.2	Use.

(a) Tenant may use the Premises for any lawful retail purpose (including without limitation showrooms for display and sale of inventory, storage of inventory, and related office functions) and no other purpose; provided, however, that no such use shall involve the location of gas stations on the land or any material likelihood that Tenant, Landlord or Lender could incur material liability under any Environmental Laws as defined in Section 7.1.  Landlord and its agents and designees may enter upon and examine the Premises at reasonable times, subject to the provisions of Section 10.14.  Tenant shall not use, occupy or permit any Project to be used or occupied, nor do or permit anything to be done in or on a Project in a manner which would (i) violate any certificate of occupancy or equivalent certificate affecting any of the Projects or violate any zoning or other law, ordinance or regulation, (ii) violate any use restriction or other contractual restriction applicable with respect to such Project, (iii) make void or voidable any insurance then in effect with respect to any of the Projects, (iv) materially and adversely affect in any manner the ability of Tenant to obtain fire and other insurance which Tenant is required to furnish under this Lease, (v) cause any material injury or damage to the Improvements which is not repaired in accordance with the provisions of this Lease, or (vi) constitute a public or private nuisance or waste, provided that all of the foregoing shall be qualified to the extent otherwise provided elsewhere in this Lease.

(b) Tenant shall operate each Project on a continuous basis; provided, however, that Tenant may cease operations at any Project for a period not to exceed eighteen (18) months in the aggregate for each Project; and provided, further, however, that not more than two (2) Projects shall be dark (that is, not being operated in the ordinary course of business) at the same time (it being understood that a Project under renovation for three months or less or, in connection with a Condemnation or Casualty, under repair in accordance with the terms hereof (including without limitation the immediately succeeding provisio), shall not be deemed to be dark); and provided, further, however, that the Project located at 2150 Paul Jones Way, Lexington, Kentucky, shall not be permitted to go dark prior to December 10, 2003 and the Project located at 11101 Pecan Park Boulevard, Austin, Texas, shall not be permitted to go dark for more than 150 consecutive days (plus an additional 100 days if in connection with repair, renovation or remodeling after a Casualty (as hereinafter defined)) during the term of this Lease.  If Tenant shall violate the prohibition with respect to the Project located at 11101 Pecan Park Boulevard, Austin, Texas set forth above, Tenant shall thereupon immediately and without further action by Landlord be deemed to have made a Rejectable Offer (as hereinafter defined) to purchase Landlord's interest in such Project on a Lease Termination Date (as hereinafter defined) twenty-five (25) days following the date of such violation for a price equal to (i) the "Stipulated Loss Value" as specified in Schedule F attached hereto and made a part hereof, plus (ii) any Make-Whole Premium required by the Indenture, plus (iii) any release premium required by the Indenture to release the Project from the lien of the Indenture, plus (iv) all Basic Rent, Additional Rent and other sums accrued or due and payable under this Lease with respect to such Project as of the applicable Lease Termination Date.  Such Rejectable Offer shall be deemed to be accepted unless Landlord shall have rejected such offer within 10 days of the Lease Termination Date.  In connection with any failure to consummate such deemed Rejectable Offer, Landlord shall, in addition to any other  remedy provided under this Lease or at law or in equity, be entitled to the remedy of specific performance, and Tenant hereby agrees to the exercise of such remedy.

1.3	Terms.

(a) The Premises are leased for a primary term of twenty (20) years (the “Primary Term”), and, at Tenant’s option, for up to two (2) consecutive additional five (5) year terms (the “Extended Terms”), unless and until the term of this Lease shall earlier expire or be terminated pursuant to any provision hereof.  The Primary Term, each Extended Term and each Wintergreen Extended Term (as hereinafter defined) or FMV Extended Term (as hereinafter defined) (collectively, the “Term”) shall commence and expire (except as otherwise required by Section 1.3(b)) on the dates set forth in Schedule C attached hereto and made a part hereof.  Subject to Section 5.2(g) below, and provided that on the date Tenant elects to exercise its option to extend the Term of this Lease for an Extended Term and on the first day of such Extended Term, no Default or Event of Default shall have occurred and be continuing, Tenant may elect to exercise its option to extend the Term of this Lease for an Extended Term by giving written notice thereof to Landlord not later than (i) twenty-four (24) months prior to expiration of the Primary Term with respect to the first Extended Term, and (ii) twelve (12) months prior to the expiration of the existing Term, with respect to each Extended Term.  Each notice of election to extend the Term of this Lease given in accordance with the provisions of this Section 1.3 shall automatically extend the Term of this Lease for the Extended Term, Wintergreen Extended Term or FMV Extended Term, as the case may be, selected, without further writing; provided, however, either party, upon request of the other, shall execute and acknowledge, in form suitable for recording, an instrument confirming any such extension.  Each Extended Term, Wintergreen Extended Term or FMV Extended Term, as the case may be, shall be upon the same terms as provided in this Lease for the Primary Term, except as otherwise stated herein.  Tenant shall not be entitled to extend the Term of this Lease for any Extended Term, Wintergreen Extended Term or FMV Extended Term, as the case may be, unless Tenant shall have extended the Term of this Lease for the preceding Extended Term, Wintergreen Extended Term or FMV Extended Term, as the case may be, if any.  Tenant may not exercise an option to extend with respect to individual Projects (and any attempt to do so shall be null and void and of no force and effect), but may exercise each such option only with respect to all Projects covered by this Lease at the time of such exercise.

(b) Not less than twenty-four (24) months prior to the expiration of the second Extended Term, subject to Section 5.2(g) and provided that on the date Tenant elects to exercise its option to extend the Term of this Lease for a Wintergreen Extended Term and on the first day of such Wintergreen Extended Term no Event of Default shall have occurred and be continuing, Tenant shall deliver to Landlord notice of the Tenant's intent to renew this Lease at the end of such Extended Term for the initial Wintergreen Extended Term (as hereinafter defined), which shall be the first extended term provision of a period up to three (3) consecutive five (5) year terms (collectively, the "Wintergreen Renewal Lease Term") which in no event shall exceed (i) and (ii) below and shall be divided into five year increments (each, a "Wintergreen Extended Term"), or with respect to such final Wintergreen Extended Term, such fewer full year increments as will permit such final Wintergreen Extended Term to comply with this Section 1.3(b)), and which shall satisfy the following criteria:  (i) the aggregate of the proposed Wintergreen Renewal Lease Term, the Extended Terms and the Primary Term is expected to be not more than 80% of the estimated remaining useful life of any of the Projects, measured from the Closing Date and determined not more than 24 months prior to the end of the second Extended Term and (ii) on the last date of such proposed Wintergreen Renewal Lease Term, the estimated Fair Market Value of each of the Projects is expected to be not less than 20% of the Purchase Price of such Project (without taking into account inflation or deflation subsequent to the Closing Date).  If items (i) and (ii) in the immediately preceding sentence cannot be satisfied, the Wintergreen Renewal Lease Term may be reduced to such number of Wintergreen Extended Terms as shall satisfy items (i) and (ii).  Items (i) and (ii) above shall be determined by an Approved Appraiser selected by Tenant and reasonably acceptable to Landlord.  Tenant may withdraw any notice given in accordance with this Section 1.3(b) by written notice of such withdrawal to Landlord, on or prior to the date which is (12) months before the commencement of the proposed Wintergreen Renewal Lease Term, in which case the right to renew this Lease for all or any portion of the Wintergreen Renewal Lease Term shall terminate.  Each Wintergreen Extended Term shall commence on the date immediately succeeding the expiration of the immediately preceding Extended Term or Wintergreen Extended Term, as the case may be.  Tenant may not exercise the Wintergreen Renewal Lease Term with respect to individual Projects (and any attempt to do so shall be null and void and of no force and effect), but may exercise the Wintergreen Renewal Lease Term only with respect to all Projects covered by this Lease at the time of such exercise.

(c) In the event that items (i) and (ii) set forth in Section 1.3(b) above cannot be satisfied with respect to the Wintergreen Renewal Lease Term, or in lieu of the Wintergreen Renewal Lease Term, not less than twelve (12) months prior to the expiration of the Extended Term, subject to Section 5.2(g) and provided that on the date Tenant elects to exercise its option to extend the Term of this Lease for a FMV Extended Term (as hereinafter defined) and on the first day of such FMV Extended Term no Default or Event of Default shall have occurred and be continuing, Tenant shall have the option to deliver to Landlord notice of Tenant's intent to renew this Lease for up to three (3) consecutive additional five (5) year terms (the "FMV Extended Terms") unless and until the Term of this Lease shall expire or be terminated pursuant to any provision hereof; provided, however, that no FMV Extended Term shall extend beyond the date that would exceed ninety percent (90%) of the economic useful life of any Project (as set forth in the most recent of (a) the Closing Appraisal, and (b) the appraisal obtained in connection with the proposed Wintergreen Renewal Lease Term).  Each FMV Extended Term will commence on the date immediately succeeding the expiration of the last Extended Term or immediately preceding FMV Extended Term, as the case may be.  The rent payable on each date as set forth in Schedule D shall be equal to the fair market rental value, as agreed by Tenant and Landlord, at the end of the last Extended Term or the applicable FMV Extended Term (determined not more than twenty four (24) months prior to the beginning of any FMV Extended Term).  Tenant may not exercise an option to extend with respect to individual Projects (and any attempt to do so shall be null and void and of no force and effect), but may exercise each such option only with respect to all Projects covered by this Lease at the time of such exercise.

1.4	Rent.

(a) Tenant shall pay to Landlord by federal funds wire transfer in immediately available funds (in U.S. Dollars) as basic rent for the Premises the amounts set forth in Schedule D attached hereto and made a part hereof (the “Basic Rent”) on the dates set forth therein (or if any such date falls on a day which is not a Business Day (as hereinafter defined), the next succeeding Business Day, the “Payment Dates”), to such account or to such other account or to such address or to such other person as Landlord from time to time may designate.  In addition, during all Extended Terms and Wintergreen Extended Terms, the Basic Rent shall be as set forth in Schedule D.  Tenant's liability for use of the Projects shall be equal to the Basic Rent allocable to each month.  A “Business Day” is defined as any day other than a Saturday or Sunday or other day on which the banks in New York, New York are authorized or required to be closed.  If, with respect to any month (with such month starting on the 15th day of the month prior to such month and ending on the 14th day of such month), the Basic Rent due and allocable with respect to such month is for a period of days less than the full number of days in such month, the Basic Rent due for such month shall be pro rated to an amount equal to the Basic Rent specified for such month multiplied by a fraction the numerator of which is the number of days the Lease is in effect for such month and the denominator of which is the number of days in such month.

(b) All taxes, costs, expenses and amounts which Tenant is required to pay pursuant to this Lease (other than Basic Rent), together with every fine, penalty, interest and cost which may be added for non-payment or late payment thereof, shall constitute additional rent (“Additional Rent”).  Additional Rent shall also include all sums and other charges payable by Tenant to Landlord pursuant to any other agreement between Landlord and Tenant, which specifies that such sums or charges constitute Additional Rent.  All Additional Rent shall be paid directly by Tenant to the party to whom such Additional Rent is due.  Tenant shall pay and discharge all Additional Rent before the imposition of any fine, lien, interest or penalty with respect thereto, but if such a fine, lien, penalty or interest is imposed, Tenant shall also pay such amount as Additional Rent.  If Tenant shall fail to pay any such Additional Rent or any other sum due under this Lease prior to the time when the same shall become delinquent, Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of any Basic Rent and shall, except as expressly provided herein, have the right to pay the same on behalf of Tenant.  Tenant shall pay to Landlord any penalty or late charge (to the extent arising out of an Event of Default under this Lease) payable to Lender (or that would have been payable to Lender but for an advance of funds by the Landlord) under the Loan, plus interest, at a rate (the “Rate”) equal to the lesser of (i) the default rate of interest per annum under the Indenture (provided that if there is more than one Indenture, then reference shall be made to the Indenture which constitutes a first mortgage lien on Landlord’s interest in the Premises and provided further, that at any time that no such first mortgage shall exist, the Rate under this clause (i) shall be the Prime Rate (as hereinafter defined)) plus five percent (5%), and (ii) the maximum rate permitted by law, on all overdue Basic Rent, all overdue Additional Rent and all other sums due under this Lease, in each case, from the due date thereof until paid.  After the occurrence and during the continuance of an event of default under the Loan Agreement to the extent arising out of an Event of Default under this Lease, Tenant shall pay, as Additional Rent, any additional interest payable by Landlord to Lender as a consequence thereof.  In addition, if Tenant fails to make any payment of Basic Rent, Additional Rent or other sums payable under this Lease to Landlord within two (2) Business Days (with respect to Basic Rent) or five (5) Business Days with respect to Additional Rent or other sums after delivery of written notice to Tenant that any such Basic Rent, Additional Rent, or other sum payable under this Lease has not been paid on the due date thereof, Tenant shall pay a late charge equal to five percent (5%) of the amount past due.  Landlord and Tenant agree that any such late charge shall be deemed to be liquidated damages for breach of Tenant's obligation to pay Rent when due, that the amount of actual damages suffered by Landlord as a result of such breach cannot be ascertained as of the date hereof, that such amount is a reasonable sum considering the circumstances on the date hereof and that such amount is not a penalty.  Tenant shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, Additional Rent and any other sum due under this Lease when due and payable, without offset, notice or demand.

ARTICLE 2.

2.1	Net Lease.

(a) This Lease is a net lease and, any present or future law to the contrary notwithstanding, shall not terminate except as otherwise expressly provided herein, nor shall Tenant be entitled to any abatement, reduction (except as otherwise expressly provided herein in connection with termination with respect to a Project), diminution (except as otherwise expressly provided herein in connection with termination with respect to a Project), set-off, counterclaim, defense (except for the defense that the performance or payment has been made) or deduction with respect to any Basic Rent, Additional Rent or other sums payable under this Lease, nor shall Tenant be excused from the performance of its obligations under this Lease, by reason of (except as otherwise expressly provided herein in connection with termination with respect to a Project in accordance with Article 3 hereof):  any damage to or destruction of any or all of the Projects or any portion thereof; any defect in the condition, design, operation or fitness for use of any or all of the Projects or any portion thereof; any taking of any or all of the Projects or any part thereof by condemnation or otherwise; any prohibition, limitation, interruption, cessation, restriction or prevention of Tenant’s use, occupancy or enjoyment of any or all of the Projects, or any interference with such use, occupancy or enjoyment by any person; any eviction by paramount title or otherwise; any default by Landlord under this Lease or under any other agreement; the impossibility or illegality of performance by Landlord, Tenant or both; any action of any governmental authority (including, without limitation, changes in Legal Requirements); construction on or renovation of any or all of the Projects; or any failure in any or all of the Projects to comply with applicable laws, Legal Requirements, or any other cause whether similar or dissimilar to the foregoing.  All costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof by Tenant and/or its successors, assigns, or sublessees which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable during the Term or thereafter) shall be paid by Tenant, except as otherwise expressly provided herein.  It is the purpose and intention of the parties to this Lease that the Basic Rent, Additional Rent and other sums payable to Landlord under this Lease shall be absolutely net to Landlord and that this Lease shall yield, net to Landlord, the Basic Rent, Additional Rent (except in such instances in which Additional Rent is required to be paid directly by Tenant to a third party to whom such Additional Rent is due), and other sums payable to Landlord as provided in this Lease.  The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

(b) Tenant shall remain obligated under this Lease in accordance with its terms and, except as otherwise expressly provided herein, shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

(c) Except as otherwise expressly provided herein in connection with the termination of a Project, Tenant waives all rights to terminate or surrender this Lease, or to any abatement or deferment of Basic Rent, Additional Rent or other sums payable under this Lease.

2.2	Taxes and Assessments; Compliance with Law.

(a) Subject to Tenant’s right to contest pursuant to Section 2.6 of this Lease, Tenant shall pay on an after tax basis, prior to delinquency, all “Impositions”, which are defined as:  (i) all taxes (including, without limitation, those described in (iii) below), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the Term of this Lease), excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), water and sewer rents and charges, ground lease rents, and all other governmental and quasi-governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, and any interest and penalties thereon which are, at any time prior to or during the Primary Term or any Extended Term, Wintergreen Extended Term or FMV Extended Term hereof, imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, Additional Rent or other sums payable under this Lease, (C) this Lease or the leasehold estate hereby created, or (D) the operation, possession or use of the Premises or (E) the transactions contemplated by this Lease and other related documents; (ii) all gross receipts taxes or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other sums payable under this Lease; (iii) all sales (including those imposed on lease rentals), value added, ad valorem, gross receipts, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; (iv) all transfer, recording, stamp and real property gain taxes incurred upon the sale or transfer, or other disposition of the Premises or any interest therein to the Landlord (specifically excluding any real property gain taxes payable by Landlord upon the sale of the Premises or any Project to a third party other than in connection with the exercise of remedies in connection with an Event of Default) or to Tenant, (v) all offers, claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might create a lien on the Premises, (vi) all charges of utilities, communications and similar services serving the Premises, and (vii) any other tax relating to the Premises resulting from any law enacted or adopted or amended after the date of this Lease imposed on Landlord pursuant to the Indenture (as hereinafter defined).  Notwithstanding clause (i) above, Tenant shall not be required to pay any franchise, estate, inheritance, transfer, net income or similar tax of Landlord unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Tenant is required to pay pursuant to this Section 2.2(a), provided that if during the Term, there shall be assessed, levied, charged or imposed on Landlord a capital levy or other tax directly on the rents received therefrom or upon the value of the Premises or any then existing or proposed improvements on the Premises, then all such levies and taxes shall be payable by Tenant before delinquency.  Subject to Tenant’s right to contest pursuant to Section 2.6 of this Lease, Tenant shall furnish to Landlord, within thirty (30) days after the due date thereof, proof of payment of all Impositions.  If any such Imposition may legally be paid in installments without the accrual of interest thereon, Tenant may pay such Imposition in installments; in such event, Tenant shall be liable only for Taxes attributed to the Primary Term and any Extended Term, Wintergreen Extended Term or FMV Extended Term hereof.

(b) Tenant shall comply with and cause each of the Projects to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations, and other governmental and quasi-governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, both foreseen and unforeseen and ordinary and extraordinary applicable to the applicable Project or the ownership, operation, use or possession thereof and (ii) all contracts (including, but not limited to, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies)), agreements, covenants (including the covenant set forth on Schedule K), conditions and restrictions now or hereafter applicable to each Project or the ownership, operation, use or possession thereof  (collectively, “Legal Requirements”), including but not limited to all such Legal Requirements which require structural, unforeseen or extraordinary changes; provided that any such requirement to make structural, unforeseen or extraordinary changes shall be subject to the terms and provisions of Article 3 hereof to the extent such Article 3 applies).  Notwithstanding the foregoing, Legal Requirements shall not include any contracts, agreements, covenants, conditions or restrictions applicable to a Project which are hereafter voluntarily entered into by Landlord without the consent or approval of Tenant (which approval shall not be unreasonably withheld or delayed), unless Landlord is required to enter into such contract, agreement, covenant, condition or restriction by any governmental or quasi-governmental entity.

(c) If required by Landlord by notice in writing to Tenant, Tenant agrees that it shall deposit with Landlord, or, if directed by Landlord, to Lender (or its designee) (in the event such deposits are required, Landlord hereby irrevocably directs Tenant to make such deposits with Lender as long as the Indenture shall remain outstanding, and Tenant hereby grants a security interest in such account, if such is established, to Landlord and consents to the pledge of and the granting of a security interest in such account, if such is established, by Landlord to Lender) on each Payment Date, as Additional Rent, one twelfth (1/12) of all Impositions for the Premises during the next twelve (12) months in order to accumulate sufficient funds to pay all such Impositions at least thirty (30) days prior to their respective dates as reasonably estimated by Landlord according to the most recent tax bills or assessment and tax rate notices.  To the extent permitted by applicable law, neither Landlord nor Lender or its designee (each of Landlord and Lender or such designee hereinafter referred to as "Depository"), as the case may be, shall be required to maintain such amounts in an account separate from other funds of such party or to deposit any such amounts in an interest-bearing account.  If required by Landlord by notice in writing to Tenant, Tenant shall deposit with Depository, prior to the date which is thirty (30) days prior to the delinquency date of any Imposition, such additional amount as may be necessary to provide Depository with sufficient funds in such deposit account to pay each such charge at least thirty (30) days in advance of the delinquency date thereof.  Depository shall apply the aforesaid deposits and interest, if any, thereon for such purpose not later than the last day on which any such charges may be paid without penalty or interest or disburse or cause Depository to disburse them to Tenant upon presentation of evidence of payment and a certificate of an officer of Tenant in form and substance satisfactory to Landlord.  If, at any time, the amount of any Imposition is increased or Landlord or Lender receives information that such Imposition will be increased, or if Landlord shall determine in its reasonable judgment that the amounts of such deposit will be insufficient for the payments due,  and if the monthly deposits then being made by Tenant for this purpose (if continued) would not make up a fund sufficient to pay such Imposition thirty (30) days prior to the due date, said monthly deposits thereupon shall be increased and Tenant immediately shall deposit with the Depository, on demand, sufficient moneys so that the moneys then on hand for the payment of said Imposition, plus the increased payments and such additional sums demanded, shall be sufficient so that the Depository shall have received from Tenant adequate amounts to pay such Imposition at least thirty (30) days before such Imposition becomes due and payable.  In the event the amount of the funds deposited by Tenant exceeds the amount of the estimated Impositions, then the Landlord shall decrease the amount required for subsequent deposits under this Section 2.2(c).  For purposes of determining whether the Depository has on hand sufficient moneys to pay any particular Imposition at least thirty (30) days prior to the due date therefor, deposits for each category of Imposition shall be treated separately, it being the intention that the Depository shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable.  Notwithstanding the foregoing, it is understood and agreed that (i) to the extent permitted by applicable law, deposits provided for hereunder may be held by the Depository in a single bank account and commingled with other funds of the Depository, and (ii) the Depository may, if Tenant fails to make any deposit required hereunder, apply deposits made for any one Imposition for the payment of the same, any other Imposition or any outstanding Basic Rent or Additional Rent.  If an Event of Default shall have occurred and be continuing under this Lease, all deposits then held by the Depository shall be applied on account of any and all sums due under this Lease and Tenant shall forthwith pay the resulting deficiency in accordance with the terms hereof.  If Landlord ceases to have any interest in any Project, Landlord shall direct the Depository to transfer to the person or entity who owns or acquires such interest in such Project and is the transferee of the Landlord's interest in this Lease, the deposits made pursuant to the provisions hereof.  In addition, in the event that Lender (or a servicing agent on Lender's behalf) is the Depository, Lender shall have the right to transfer the deposits (or to cause its servicing agent to transfer such deposits) to any transferee of the Indenture or to the holder of any substitute Indenture.  Upon any such transfer of the deposits, after acknowledgement of such transfer by the transferee and notice thereof to Tenant, the transferor shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said deposits.  Tenant shall be deemed the owner of any such deposit and shall pay all taxes associated therewith.

(d) Tenant shall not be required to make the deposits required by Section 2.2(c) so long as (i) subject to Section 2.6, Tenant shall pay all Impositions as the same become due and payable before delinquency, (ii) Tenant shall, upon request, furnish to Landlord receipts for payment of all Impositions or other evidence of such payment reasonably satisfactory to Landlord, (iii) no Event of Default shall have occurred and be continuing, (iv) Tenant has a Net Worth in excess of $100,000,000 and (v) Tenant is maintaining a Rent Coverage Ratio (as hereinafter defined) with respect to all Projects of at least 1.25:1.  Tenant's obligation to make the deposits required by Section 2.2(c) shall immediately resume and shall continue (x) in the event of the failure of any condition set forth in clauses (i), (ii) or (iii) above, until the expiration or earlier termination of this Lease, (y) in the event of the failure of the condition set forth in clause (iv) above, until such time as Tenant's Net Worth shall be equal to or greater than $150,000,000 and (z) in the event of the failure of the condition set forth in clause (v) above, until such time as Tenant's Rent Coverage Ratio with respect to all Projects is equal to or greater than 1.5:1.  For purposes of this Lease, "Rent Coverage Ratio" shall mean, as of any date, with respect to any Project, the ratio of (i) Tenant's EBITDAR with respect to such Project for the Rent Coverage Determination Period, as certified to by the chief financial officer, treasurer or chief accounting officer of Tenant, to (ii) the Basic Rent payable under this Lease with respect to such Project for such Rent Coverage Determination Period, subject to the audit rights of Landlord and Lender if the allocation or operating expenses with respect to such Project is materially different than with respect to Tenant as a whole, for such period.  Any time Rent Coverage Ratio is to be calculated with respect to all Projects, such calculation shall be made on an aggregate basis.  The Rent Coverage Ratio with respect to each Project and as to all Projects as of the most recent fiscal year end prior to the Closing is set forth in Schedule J, together with the calculations relating thereto.  For purposes of this Lease, "Rent Coverage Determination Period" shall mean, as of any date, the 12-month period ending with the most recently completed calendar quarter not less than 30 days prior to such date (or, at any date that (i) Tenant shall have Net Worth greater than $150,000,000 and (ii) the Rent Coverage Ratio as of the date of the last calculation shall be equal to or greater than 1.5.1, the 12-month period ending with the most recently completed fiscal year.  For purposes of this Lease, "EBITDAR" shall mean for any period, with respect to any Project, (i) net merchandise sales at such Project, plus (ii) delivery and services income at such Project, plus, (iii) all other income from such Project, minus (iv) cost of goods sold at such Project, minus (v) profit center and branch expenses allocable to such Project (including, without limitation, advertising costs, selling costs, occupancy costs, warehouse charges, delivery costs, general and administrative expenses) minus (vi) credit costs, losses, discounts and charges allocable to goods sold at such Project.  For purposes of the foregoing, (i) no deduction shall be made for interest expense, corporate income taxes, depreciation, amortization, rent payable under this Lease or general corporate overhead (except to the extent such expenses are customarily allocated to individual stores), and (ii) the calculations shall be made in accordance with generally accepted accounting principles, and (iii) allocations of income or expense among Tenant's stores, profit centers or regions shall be fairly allocated and consistent with Tenant's internal accounting methodology as certified by Tenant’s chief financial officer, treasurer or chief accounting officer.  For purposes of this Lease, "Net Worth" shall mean, as of a given date, (x) the total assets of Tenant as of such date less (y) Tenant's liabilities as of such date determined in accordance with generally accepted accounting principles; provided, however, that at any time that Tenant is subject to the reporting requirements of Sections 13 and 15(d) of the Securities and Exchange Act of 1934, as amended, Net Worth shall be as set forth in Tenant's most recent Form 10-K or Form 10-Q filed with the Securities and Exchange Commission.

2.3	Liens

.  Subject to Tenant’s right to contest pursuant to Section 2.6 of this Lease, Tenant will promptly remove and discharge any charge, lien, security interest or encumbrance upon any Project or any Basic Rent, Additional Rent or other sums payable under this Lease which arise for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of a Project or by reason of labor or materials furnished or claimed to have been furnished to Tenant or for any Project, but not including (i) the Permitted Exceptions, and (ii) the Indenture and any other mortgage, charge, lien, security interest or encumbrance created by Landlord without the consent of Tenant or encumbrance created due to Landlord’s gross negligence or willful misconduct subject to the provisions in Section 10.17(b) hereof.  Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition repair or demolition of or to any Project or any part thereof which would result in any liability of the Landlord for the payment therefor.  Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in any of the Projects or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to a Project.

2.4	Indemnification

.  Tenant shall defend all actions against any of  (i) Landlord, (ii) any owner, beneficial owner, trustee, partner, member, officer, director, shareholder or agent of Landlord, and of any of Landlord’s partners or members, and (iii) the holder of any indebtedness of Landlord secured by a mortgage, deed of trust or other security interest in the Premises, including without limitation, Lender (as hereinafter defined), or any owner, beneficial owner, partner, member, officer, director, shareholder, or agent of any such holder, including without limitation, Lender, (iv) together with their respective successors and assigns  (herein, collectively, “Indemnified Parties”) with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (SPECIFICALLY INCLUDING CLAIMS RESULTING FROM THE STRICT OR ABSOLUTE LIABILITY OF AN INDEMNIFIED PARTY OR FROM THE NEGLIGENCE OF AN INDEMNIFIED PARTY, but specifically excluding claims resulting from the gross negligence or willful misconduct of an Indemnified Party, subject to the provisions of Section 10.17(b) and excluding consequential or punitive damages assessed against Landlord as a result of the commission of an overt act by Landlord constituting gross negligence or willful misconduct, subject to the provisions of Section 10.17(b))) (a) to which any Indemnified Party is subject because of Landlord’s estate in any Project or the receipt of any Basic Rent or Additional Rent under this Lease or (b) arising from:  (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Project or portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (ii) any use, non-use or condition in, on or about, or ownership, possession, alteration, repair, operation, maintenance, leasing, subleasing or management of, any Project or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways; (iii) the construction, design, purchase, acceptance, rejection, modification, substitution or condition of any Project, including without limitation claims or penalties arising from any violation of Legal Requirements, without regard to whether compliance therewith is required by the terms of this Lease or liability in tort (strict or otherwise); (iv) any failure on the part of Tenant to perform or comply with any of the terms, covenants or conditions of this Lease or any other instrument, contract, document or agreement to which Tenant is a party relating to the Premises or any Project (a “Related Document”); (v) any representation or warranty made herein, in any certificate delivered in connection herewith or in any other Related Document, or pursuant thereto, being false or misleading in any material respect as of the date that such representation or warranty was made; (vi) performance of any labor or services or the furnishing of any materials or other property in respect to any Project or any portion thereof; (vii) subject to Section 2.2, any Imposition, including without limitation, any Imposition attributable to the execution, delivery, filing or recording of any Related Document, this Lease or memorandum thereof; (viii) any lien, encumbrance or claim arising on or against any Project or any portion thereof under any Legal Requirement or otherwise which Tenant is obligated to remove and discharge pursuant to Section 2.3 or any liability asserted against the Indemnified Parties with respect thereto; (ix) the claims of any subtenants (of any tier), licensees or other persons claiming through or under Tenant of all or any portion of any Project or any other Person acting through or under Tenant or otherwise acting under or as a consequence of this Lease or any sublease (of any tier); (x) any act or omission of Tenant or its agents, contractors, employees, licensees, subtenants or invitees or of any of the Persons described in clause (ix), and (xi) any contest referred to in Section 2.6; provided, however, that Tenant shall not be required to indemnify an Indemnified Party under this Section 2.4 with respect to any liability arising with respect to a Project to the extent attributable to acts or events which occur after (and are not attributable to acts or events occurring or accruing prior to) the later of (A) the expiration or earlier termination of this Lease with respect to such Project and (B) the surrender of possession of such Project to the Landlord.

The indemnities contained in this Section 2.4 shall survive (i) the expiration or earlier termination of this Lease with respect to any or all of the Projects, and (ii) any conveyance of Landlord’s interest in any or all of the Projects to Tenant pursuant to this Lease.

2.5	Maintenance and Repair.

(a) Tenant acknowledges that it has received the Premises in good order and repair.  Tenant, at its own expense, will:  (i) maintain all parts of the Premises in as good repair and condition as at the commencement of this Lease, except for ordinary wear and tear; (ii) maintain the Premises in accordance with all Legal Requirements; (iii) comply with the standards imposed by any insurance policies required to be maintained hereunder which are in effect at any time with respect to any Project or any part thereof; and (iv) take all action and make all structural and non-structural, foreseen and unforeseen and ordinary and extraordinary changes and repairs and replacements which may be required to keep all parts of the Premises in good repair and condition and as shall be necessary to maintain each Project in accordance with the Brand Standards.  For the purposes of this Lease, “Brand Standards” shall mean the design, construction, operational, and maintenance, service and repair standards for the typical retail furniture store then franchised or operated by Tenant or its affiliates or subsidiaries, under the “Havertys Furniture” trade name, including its rules of operation and other standards and policies regarding, without limitation, life safety and security standards, all as may be amended from time to time by Tenant in its reasonable discretion, provided that such standards, taken as a whole, shall not be materially lower than such standards in existence as of the date hereof.  Landlord shall not be required to maintain, repair or rebuild all or any part of the Premises.  Tenant waives the right to (x) require Landlord to maintain, repair or rebuild all or any part of the Premises, or (y) make repairs at the expense of Landlord pursuant to any Legal Requirement, contract, agreement, covenant, condition or restriction set forth in Section 2.2(b)(ii), at any time in effect.

(b) In the event that all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to any Project, or shall violate the agreements or conditions affecting any Project or any part thereof, or any Legal Requirement, or shall hinder, obstruct or impair any easement or right-of-way to which a Project is subject, then, promptly after written request of Landlord (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Tenant shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom, or (ii) make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments, provided that, if Landlord’s consent is required for such changes pursuant to this Lease, Landlord’s consent shall have been obtained, which consent shall not be unreasonably withheld.

2.6	Permitted Contests.

(a) Tenant shall not be required, nor shall Landlord have the right, to pay, discharge or remove an Imposition, lien or encumbrance, or to comply with any Legal Requirement applicable to the Premises or the use thereof, as long as no Event of Default under this Lease shall have occurred and be continuing and Tenant shall, in good faith, contest the existence, amount or validity thereof by appropriate proceedings diligently pursued; and provided, that (i) with respect to a failure to pay such Imposition, lien or encumbrance or failure to perform such Legal Requirement, Tenant shall have provided security as set forth in Section 2.6(b), which shall be deposited with Landlord or, as required by the Indenture, Lender prior to the commencement of such contest, (ii) Tenant shall give Landlord prior written notice of Tenant’s intent to contest such matter (other than in connection with customary real property tax contests that require payment in full of the contested tax as a condition to such contest), (iii) such contest and/or failure or delay to pay such Imposition, lien or encumbrance or perform such Legal Requirement will not (1) subject Landlord or Lender to any risk of criminal or any risk of civil penalties or fines (other than de minimus charges) or to any risk of prosecution for a crime, (2) subject any Project or any part thereof to being condemned, vacated, forfeited or otherwise impaired, (3) have the effect of interrupting or preventing the collection of any contested amount or other realization of value from any Project or any part thereof or interest therein, the Basic Rent, Additional Rent or any other sums payable under this Lease or any portion thereof to satisfy the claim, (4) subject any Project, any portion thereof or interest therein, the Basic Rent, Additional Rent or any other sums payable under this Lease or any portion thereof to satisfy the claim, (5) subject any Project, any portion thereof or interest therein, the Basic Rent, Additional Rent or any other sums payable under this Lease or any portion thereof, to any reasonable likelihood of sale, forfeiture, interruption or loss by reason of such proceedings or (6) affect the ownership, lease or occupancy of any Project or Landlord’s ability or right to exercise its remedies under this Lease, or Lender’s ability or right to exercise its remedies under the Indenture, including without limitation, foreclosure against the applicable Project and (iv) Tenant shall pay any interest, late charges, fines and/or penalties resulting from any such contest by Tenant; provided, further, that prior to the date on which such Imposition or charge would otherwise have become delinquent Tenant shall have given Landlord and Lender prior notice of such contest.  To the extent that the consent of Landlord is required with respect to any contest of Tenant, Landlord agrees not to unreasonably withhold such consent, and upon such consent, Landlord shall reasonably cooperate with Tenant to the extent so required of Tenant’s contest at Tenant’s sole cost and expense.

(b) Tenant shall give such security (including a bond) as may be reasonably required by Landlord or, as required by the Indenture, Lender to ensure ultimate payment of such Imposition, lien or encumbrance (including any interest, late charges, fines and/or penalties incurred in connection therewith) and compliance with Legal Requirements and to prevent any sale, forfeiture, interruption or loss of any Project or any portion thereof, any Basic Rent, Additional Rent or other sums required to be paid by Tenant under this Lease, by reason of such nonpayment or noncompliance.  Notwithstanding the preceding sentence, during such time as no Event of Default shall have occurred and be continuing and either Tenant or a Guarantor (as hereinafter defined) has a solicited long term unsecured debt rating (or, if neither Tenant nor any Guarantor has a solicited long term unsecured debt rating, a corporate credit rating) of, to the extent rated by any of the following, (i) not less than BB by Standard & Poor's Rating Group, and Ba2 by Moody's Investors Service, Inc., and NAIC 3 rating, in each case "stable" (an "Acceptable Credit Rating"), Tenant shall not be required to provide such security with respect to a contest if the contest involves claims for less than $250,000 for any particular Project and if claims for less than $500,000 are then being contested for all Projects.

2.7	Certain Deposits.

(a) Tenant acknowledges that Landlord has required the establishment of a Capital Reserve Account (related to capital expenditures) and a Rollover Reserve Account, which initially are to be left unfunded.  Anything contained herein to the contrary notwithstanding, if required by Landlord by notice in writing to Tenant, Tenant agrees that it shall deposit with Landlord, or, if directed by Landlord, to Lender (or its designee) (in the event such deposits are required, Landlord hereby irrevocably directs Tenant to make such deposits with Lender as long as the Indenture shall remain outstanding, and Tenant hereby grants a security interest in such account to Landlord and consents to the pledge of and the granting of a security interest in such account by Landlord to Lender) such amount as reasonably determined by Landlord in each such account on each Payment Date, as Additional Rent, one twelfth (1/12) of all amounts required by Landlord to be deposited to any such account for the Premises for the next twelve (12) months as reasonably estimated by Landlord.  To the extent permitted by applicable law, neither Landlord nor Lender or its designee, as the case may be, shall be required to maintain such amounts in an account separate from other funds of such party or to deposit any such amounts in an interest-bearing account, provided, however, in the event such amounts are maintained in an interest bearing account and no Event of Default shall have occurred and be continuing hereunder, Tenant shall be entitled to receive any interest earned thereon on a quarterly basis.  Tenant shall deposit with Depository, prior to the date which is thirty (30) days prior to the delinquent date of any such charge, such additional amount as may be necessary to provide Depository with sufficient funds in such deposit account to pay each such charge at least thirty (30) days in advance of the delinquent date thereof.  Depository shall apply the aforesaid deposits and interest, if any thereon for such purpose not later than the last day on which any such charges may be paid without penalty or interest.  If, at any time, the amount of any such requirement is increased or Landlord or Lender receives information that the cost of the related replacement or repair will be increased, and if the monthly deposits then being made by Tenant for this purpose (if continued) would not make up a fund sufficient to pay such amounts thirty (30) days prior to the delinquent date, or if Landlord shall determine in its reasonable judgement that the amounts of such deposit will be insufficient for the payments due, said monthly deposits thereupon shall be increased and Tenant immediately shall deposit with the Depository, on demand, sufficient moneys so that the moneys then on hand for the payment of said amounts, plus the increased payments and such additional sums demanded, shall be sufficient so that the Depository shall have received from Tenant adequate amounts to pay such amounts at least thirty (30) days before such Imposition becomes due and payable. In the event the amount of the funds deposited by Tenant exceeds the amount necessary to fully fund the required deposits, then the Landlord shall decrease the amount  required for subsequent deposits under this Section 2.7(a).  For purposes of determining whether the Depository has on hand sufficient moneys to pay the costs of any particular replacement or repair at least thirty (30) days prior to the due date therefor, deposits for each category of replacement or repair shall be treated separately, it being the intention that the Depository shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable.  Notwithstanding the foregoing, it is understood and agreed that (i) to the extent permitted by applicable law, deposits provided for hereunder may be held by the Depository in a single bank account and commingled with other funds of the Depository, and (ii) the Depository may, if Tenant fails to make any deposit required hereunder, apply deposits made for any one replacement or repair for the payment of the same, any other replacement or repair or any outstanding Basic Rent or Additional Rent.  If an Event of Default shall have occurred and be continuing under this Lease, all deposits then held by the Depository shall be applied on account of any and all sums due under this Lease and Tenant shall forthwith pay the resulting deficiency in accordance with the terms hereof.  If Landlord ceases to have any interest in any Project, Landlord shall direct the Depository to transfer to the person or entity who owns or acquires such interest in such Project and is the transferee of the Landlord's interest in this Lease, the deposits made pursuant to the provisions hereof.  In addition, in the event that Lender (or a servicing agent on Lender's behalf) is the Depository, Lender shall have the right to transfer the deposits (or to cause its servicing agent to transfer such deposits) to any transferee of the Indenture or to the holder of any substitute Indenture. Upon any such transfer of the deposits, after acknowledgement of such transfer by the transferee and notice thereof to Tenant, the transferor shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said deposits.  Tenant shall be deemed the owner of any such deposit and shall pay all taxes associated therewith.  Tenant's obligations under this Section 2.7 shall survive expiration or early termination of the Lease.

(b) Tenant shall not be required to make the deposits with respect to the Capital Reserve Account required by Section 2.7(a) so long as (i) no Event of Default has occurred and is continuing hereunder, (ii) Tenant shall have permitted Landlord or Lender, subject to Section 10.14, to make periodic inspections of each Project and such inspections taken as a whole shall not demonstrate the need for deferred maintenance (i.e., repairs and/or maintenance which in the reasonable opinion of the Landlord or Lender based on a property condition report prepared by an engineer selected by Landlord or Lender in its sole discretion should have been previously performed in accordance with the requirements of this Lease) in excess of the Capital Reserve Trigger Amount in the aggregate.  Tenant's obligation to make the deposits required with respect to the Capital Reserve Account under Section 2.7(a) shall immediately resume and shall continue in the event of the failure of the conditions set forth in clauses (i) or (ii) above until the expiration or earlier termination of this Lease; provided that, Tenant's obligation to make the deposits required with respect to the Capital Reserve Account under Section 2.7(a) by reason of the failure of the condition set forth in clause (ii) above shall not resume unless such failure continues for 30 days after Tenant receives notice thereof from Landlord (provided, however, that if such condition cannot reasonably be satisfied within such 30-day period, and Tenant shall have commenced to satisfy such condition within such 30-day period and thereafter diligently and expeditiously proceeds to satisfy the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Tenant in the exercise of due diligence to satisfy such condition).  If Tenant's obligation to make the deposits required with respect to the Capital Reserve Account under Section 2.7(a) is triggered by the failure of the condition set forth in clause (ii), then in addition to the obligation to make the payments required under Section 2.7(a), Tenant shall also deposit into the Capital Reserve Account 125% of the estimated cost of the deferred maintenance (as estimated by Landlord) and shall promptly perform such repairs.  For purposes of this Lease, "Capital Reserve Trigger Amount" shall mean $250,000, adjusted annually by a percentage equal to the increase in the Consumer Price Index in years subsequent to the date of this Lease, but in no event by an amount in excess of 2.5% annually. For purposes of this Section 2.7(b), "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84 = 100), or any successor index thereto, approximately adjusted.  In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information.  If the Consumer Price Index ceases to be published, and there is no successor thereto, (x) such other index as Landlord and Tenant shall agree upon in writing or (y) Landlord and Tenant cannot agree, such other index as reasonably selected by Landlord, shall be substituted for the Consumer Price Index.  The amount of any deposit required by Section 2.7(a) with respect to the Capital Reserve Account shall be limited to an amount per year equal to the product obtained by multiplying $0.16 by the aggregate number of rentable square feet of space in all Projects.

(c) Tenant shall not be required to make the deposits required under Section 2.7(a) with respect to the Rollover Reserve Account provided that (i) no Event of Default shall have occurred and be continuing hereunder, (ii) Tenant has a net worth in excess of $100,000,000, and (iii) Tenant is maintaining a Rent Coverage Ratio with respect to all Projects of at least 1.25:1.  Tenant's obligation to make the deposits required under Section 2.7(a) with respect to the Rollover Reserve Account shall immediately resume and shall continue (A) in the event of the failure of any condition set forth in clause (i) of this Section 2.7(c) until the expiration or earlier termination of this Lease, and (B) in the event of a failure of the condition set forth in clause (ii) or (iii), until such time as the condition set forth in each of clauses (ii) and (iii) shall have been satisfied as of the end of any calendar quarter.  Notwithstanding anything to the contrary set forth in this Section 2.7(c), at any time Tenant shall have a Net Worth equal to or less than $150,000,000 or the Rent Coverage Ratio with respect to all Projects is less than 1.5:1, Tenant shall be required to make the monthly deposits required with respect to the Rollover Reserve Account under Section 2.7(a) (but only such portion of the monthly deposits attributable to the affected Project or Projects) with respect to any Project where Tenant (or a subtenant of Tenant pursuant to a sublease entered into in accordance with this Lease) is not in occupancy and open for business (unless such Project is not open for business (x) for a period of up to three months in connection with renovation or (y) for a period of less than eighteen months in connection with repairs to a Project that Tenant is permitted to rebuild, replace or repair and is rebuilding, replacing or repairing in accordance with the provisions of Section 3.6 and in good faith intends to reopen for business).  Tenant's obligation to make the required deposits in accordance with the preceding sentence shall continue until such time as Tenant shall have a Net Worth in excess of $150,000,000 and a Rent Coverage Ratio with respect to all of the Projects at least equal to 1.5:1.  If Tenant shall at any time become obligated to make the required monthly deposits with respect to the Rollover Reserve Account set forth in Section 2.7(a) (or a portion of such monthly deposits in accordance with this Section 2.7(c)) then Tenant shall, in addition to making such monthly deposits, deposit into the Rollover Reserve Account an amount equal to the aggregate deposits Tenant would have made into the Rollover Reserve Account if Tenant had been required to make such deposits in accordance with Section 2.7(a) from the initial date of this Lease.  Provided no Default or Event of Default shall have occurred and be continuing, the balance of the Rollover Reserve Account (or, with respect to a release of funds pursuant to clause (iii) below, such portion of the balance of the Rollover Reserve Account attributable to the subject Project) shall be released to Tenant within 5 days of Tenant’s request therefor, if, as of any calendar quarter (i) Tenant shall have a Net Worth in excess of $150,000,000 and (ii) Tenant shall maintain a Rent Coverage Ratio with respect to all of the Projects at least equal to 1.5:1 or (iii) with respect to any Project for which a deposit was made because neither Tenant nor any subtenant pursuant to a sublease entered into in accordance with this Lease are open for business, upon either (A) Landlord's and Lender’s receipt of an estoppel certificate from such subtenant or a replacement subtenant pursuant to which such subtenant or replacement subtenant certifies to Landlord and Lender that (1) such subtenant or replacement subtenant has taken occupancy of its demised premises, (2) such subtenant or replacement subtenant has commenced the payment of rent under its sublease and (3) that such subtenant or replacement subtenant is obligated pursuant to its sublease to occupy its demised premises and pay rent under its sublease for a period of no less than five years from the date of such estoppel certificate or (B) Landlord's and Lender’s receipt of evidence reasonably satisfactory to each of them that Tenant has opened for business at such Project and has continuously operated its business at such Project for twelve consecutive months.  The amount of any deposit required by Section 2.7(a) with respect to the Rollover Reserve Account is initially anticipated to be an amount per year equal to the product obtained by multiplying $0.50 by the aggregate number of square feet of selling space in the Projects and shall in no event exceed $3,000,000 in the aggregate.

(d) Landlord shall disburse, or shall cause Lender to disburse, funds held in the Capital Reserve Account to Tenant, within 15 days after the delivery by Tenant to Landlord and Lender of a request therefor (but not more often than once per month), in increments of at least $5,000 provided that (i) such disbursement is for a capital expense approved in advance by Landlord; (ii) Landlord shall have (if it desires) verified (by an inspection conducted at Tenant's expense) performance of the work associated with such capital expense; and (iii) the request for disbursement is accompanied by (A) a certificate of Tenant's chief financial officer certifying (1) that such funds will be used to pay or reimburse Tenant for such capital expenses and a description thereof, (2) that the same has not been the subject of a previous disbursement and (3) that all previous disbursements have been used to pay the previously identified approved capital expenses, and (B) lien waivers or other evidence of payment satisfactory to Landlord, (C) at Landlord's option, a title search for the applicable Project or Projects indicating that such Project or Projects are free from all liens, claims and other encumbrances not previously approved by Landlord and (D) such other evidence as Landlord shall reasonably request that the capital expenditures at the subject Project or Projects to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Tenant.

(e) Landlord shall disburse, or shall cause Lender to disburse, funds held in the Rollover Reserve Account to Tenant, within 15 days after the delivery by Tenant to Landlord of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for a leasing expense approved by Landlord; (ii) Landlord shall have (if it desires) verified (by an inspection conducted at Tenant's expense) performance of any construction work associated with such leasing expense; and (iii) the request for disbursement is accompanied by (A) a certificate of Tenant's chief financial officer certifying (w) that such funds will be used only to pay (or reimburse Tenant for) such approved leasing expenses and a description thereof, (x) that the same has not been the subject of a previous disbursement, and (y) that all previous disbursements have been used only to pay (or reimburse Tenant for) the previously identified approved leasing expenses, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor.

(f) Tenant shall have the option, at any time when no Event of Default exists, to deliver a Letter of Credit in a face amount equal to the sum then required to be on deposit in the Capital Reserve Account and having a term of one year (the “Capital Reserve L/C”).  Upon the delivery by Tenant of the Capital Reserve L/C, Landlord shall return or cause to be returned to Tenant the then balance in the Capital Reserve Account.  Tenant’s delivery of the Capital Reserve L/C in accordance with this Section 2.7(f) shall not reduce Tenant's obligation to make subsequent deposits into the Capital Reserve Account as required in accordance with Section 2.7(a).  Provided no Event of Default then exists, Landlord shall return or cause to be returned the Capital Reserve L/C to Tenant upon the satisfaction of the conditions to the release of the balance of the Capital Reserve Account set forth in Section 2.7(d); provided that, at such time as Tenant is entitled to a partial disbursement of proceeds from the Capital Reserve Account in accordance with Section 2.7(d), Landlord shall, provided no Event of Default then exists, agree to accept a new Capital Reserve L/C or an amendment to the Capital Reserve L/C which will have the effect of reducing the Capital Reserve L/C to an amount equal to the then aggregate required balance of the Capital Reserve Account.  Landlord (or Lender) shall have the right, but not the obligation, to draw down all or any portion of the Capital Reserve L/C and deposit the proceeds thereof into the Capital Reserve Account to be held in accordance with this Section 2.7, upon the occurrence of any of the following:

(i)
if Landlord and Lender receive a Non-Renewal Notice (as hereinafter defined), twenty-five days before the expiration of the Capital Reserve L/C, but only if Tenant has not previously delivered a replacement Capital Reserve L/C;

(ii)
if Landlord receives a notice from the issuer of the Capital Reserve L/C that the Capital Reserve L/C will be terminated, twenty-five days before the effective date of the termination, but only if Tenant has not previously delivered a replacement Capital Reserve L/C; or

(iii)
ten Business Days after Landlord has notified Tenant that the issuer of the Capital Reserve L/C is no longer an Approved Bank, but only if Tenant has not previously delivered a replacement Capital Reserve L/C.

Notwithstanding anything to the contrary contained in this Section 2.7 or elsewhere in this Lease, neither Landlord nor Lender shall have any obligation to draw on the Capital Reserve L/C upon the happening of an event described in clauses (i) through (iv) above, and neither Landlord nor Lender shall be liable for any losses sustained by Tenant due to the insolvency of the issuer of the Capital Reserve L/C, notwithstanding that neither Landlord nor Lender elected to draw on the Capital Reserve L/C.  If for any reason the Capital Reserve L/C shall expire without a replacement Capital Reserve L/C having been delivered to Landlord, Tenant shall within 5 days after demand, unless Landlord or Lender shall have drawn on the Capital Reserve L/C prior to its expiration, deliver to Landlord a new Capital Reserve L/C.  "Letter of Credit" shall mean an irrevocable, unconditional, transferable, clean sight draft, letter of credit in favor of Landlord, or, at any time the Loan is in place, Lender, and entitling Landlord or Lender, as the case may be, to draw thereon in New York, New York, issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, to Tenant or an applicant/obligor that is an Affiliate of Tenant, which letter of credit shall provide that such letter of credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each, unless the issuing bank sends a written notice (a "Non-Renewal Notice") to Landlord and Lender by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of such letter of credit, that it elects not to have such letter of credit renewed.  "Approved Bank" shall mean a bank whose long term unsecured debt obligations are rated at least “AA” by Standard & Poor's Rating Group or, provided that Tenant delivers a confirmation to the effect described in Section 3.4(d)(ii), such other bank whose long term unsecured debt obligations are rated at least "A" by Standard & Poor's Rating Group; provided, however, that any Letter of Credit supplied in connection with the immediately preceding proviso shall be for an amount not in excess of $100,000.

(g) Tenant shall have the option, at any time when no Event of Default exists, to deliver a Letter of Credit in a face amount equal to the sum then required to be on deposit in the Rollover Reserve Account and having a term of one year (the “Rollover Reserve L/C”).  Upon the delivery by Tenant of the Rollover Reserve L/C, Landlord shall return or cause to be returned to Tenant the then balance in the Rollover Reserve Account.  Tenant’s delivery of the Rollover Reserve L/C in accordance with this Section 2.7(g) shall not reduce Tenant's obligation to make subsequent deposits into the Rollover Reserve Account as required in accordance with Section 2.7(a).  Provided no Event of Default then exists, Landlord shall return or cause to be returned the Rollover Reserve L/C to Tenant upon the satisfaction of the conditions to the release of the balance of the Rollover Reserve Account set forth in Section 2.7(e); provided that, at such time as Tenant is entitled to a partial disbursement of proceeds from the Rollover Reserve Account in accordance with Section 2.7(e), Landlord shall, provided no Event of Default then exists, agree to accept a new Rollover Reserve L/C or an amendment to the Rollover Reserve L/C which will have the effect of reducing the Rollover Reserve L/C to an amount equal to the then aggregate required balance of the Rollover Reserve Account.  Landlord (or Lender) shall have the right, but not the obligation, to draw down all or any portion of the Rollover Reserve L/C and deposit the proceeds thereof into the Rollover Reserve Account to be held in accordance with this Section 2.7, upon the occurrence of any of the following:

(i)
Landlord and Lender receive a Non-Renewal Notice, twenty-five days before the expiration of the Rollover Reserve L/C, but only if Tenant has not previously delivered a replacement Rollover Reserve L/C;

(ii)
if Landlord receives a notice from the issuer of the Rollover Reserve L/C that the Rollover Reserve L/C will be terminated, twenty-five days before the effective date of the termination, but only if Tenant has not previously delivered a replacement Rollover Reserve L/C; or

(iii)
ten Business Days after Landlord has notified Tenant that the issuer of the Rollover Reserve L/C is no longer an Approved Bank, but only if Tenant has not previously delivered a replacement Rollover Reserve L/C.

Notwithstanding anything to the contrary contained in this Section 2.7 or elsewhere in this Lease, neither Landlord nor Lender shall have any obligation to draw on the Rollover Reserve L/C upon the happening of an event described in clauses (i) through (iv) above, and neither Landlord nor Lender shall be liable for any losses sustained by Tenant due to the insolvency of the issuer of the Rollover Reserve L/C, notwithstanding that neither Landlord nor Lender elected not to draw on the Rollover Reserve L/C.  If for any reason the Rollover Reserve L/C shall expire without a replacement Rollover Reserve L/C having been delivered to Landlord, Tenant shall within 5 days after demand, unless Landlord or Lender shall have drawn on the Rollover Reserve L/C prior to its expiration, deliver to Landlord a new Rollover Reserve L/C.

2.8	Assignment to Lender

.  Tenant acknowledges that Landlord will assign this Lease, together with any security deposit to be posted hereunder, to Lender as collateral for the Loan and consents thereto.

ARTICLE 3.

3.1	Procedure Upon Purchase.

(a) If Tenant shall purchase one or more Projects pursuant to this Lease, Landlord shall convey or cause to be conveyed title thereto on an "as is, where is" basis and without recourse to or warranty by the Landlord, and Tenant or its designee shall accept such title, subject to the condition of the applicable Project on the date of purchase, the Permitted Exceptions, all liens and encumbrances created by, through, under or with the consent of Tenant and all applicable Legal Requirements (including, without limitation, the power of eminent domain), and subject to the same disclaimers as set forth in Section 1.1 (b), but free of the lien of the Indenture and of liens and encumbrances resulting from acts of Landlord taken without the consent of Tenant.

(b) Upon the date fixed for any purchase of any Project, Tenant shall, by wire transfer of immediately available funds, pay to Landlord, or as Landlord may direct in writing, the purchase price therefor specified herein, together with all Basic Rent, Additional Rent, the Make Whole Premium (as hereinafter defined), if applicable, and other sums then accrued or due and payable under this Lease with respect to the applicable Project to and including such date of purchase, and there shall be delivered to Tenant a deed to or other conveyance of the interests in the applicable Project or portion thereof then being sold to Tenant and any other instruments necessary to convey the title thereto described in Section 3.1(a) and to assign any other property then required to be assigned by Landlord pursuant hereto.  Tenant shall pay, on an after-tax basis, (i) all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums, transfer taxes and all other applicable taxes (other than any income or franchise taxes of Landlord) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments, (ii) all costs and expenses (other than the Make Whole Premium) incurred by Landlord in connection with a defeasance of all or any portion of the indebtedness secured by the Indenture, including, without limitation, reasonable attorneys’ fees and expenses of Landlord, Lender and the Rating Agencies (as hereinafter defined), any revenue, documentary stamp or intangible taxes, or any other tax or charge due in connection with the transfer or creation of the note or notes which evidence the indebtedness secured by the Indenture or the defeased indebtedness, and (iii) all costs and expenses associated with the release of the lien of the Indenture from the applicable Project. Upon the completion of any purchase of an entire Project (but not of any lesser interest than an entire Project) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Landlord), this Lease shall terminate with respect to such Project, except with respect to obligations and liabilities of Tenant under this Lease, actual or contingent, which have arisen on or prior to such completion of purchase or which, pursuant to the provisions of this Lease, survive such termination.  The “Make Whole Premium” shall have the meaning set forth in the Indenture, or if not defined in the Indenture, shall mean the amount which Landlord is obligated to pay in excess of outstanding principal and accrued interest in connection with a full or partial prepayment or defeasance of the Indenture, which prepayment or defeasance arises as a result of the event giving rise to the Make Whole Premium; provided that notwithstanding any other provision of this Lease to the contrary, Tenant shall not be liable to Landlord or Lender for any Make Whole Premium in the event of a purchase by Tenant of a Project pursuant to a Rejectable Offer (as hereinafter defined) in the event of a Major Casualty or Major Condemnation (as hereinafter defined).  To the extent that the provisions of this Lease require Tenant to pay sums then accrued or due and payable under this Lease with respect to a Project on a Lease Termination Date (as hereinafter defined) and such Lease Termination Date does not occur on a Payment Date, such accrued amounts shall include all Basic Rent allocated to the applicable Project (such amount to be determined by multiplying the then annual Basic Rent by a fraction, the numerator of which is the allocated adjustment amount allocated to the applicable Project in Schedule G attached hereto and made a part hereof, and the denominator of which is the aggregate amount allocated in Schedule G to all Projects then subject to this Lease) from and including the immediately preceding Payment Date, through and including such Lease Termination Date (allocated on a per diem basis based on a 360-day year for the annual Basic Rent and the actual number of days elapsed) plus any additional interest (which may include interest attributable to a period subsequent to the Lease Termination Date if such Lease Termination Date is other than the first day of a month (or such other date in which a loan payment is due under the Loan Agreement)) or other expenses payable under the Loan in connection with prepayment of the Loan.  Tenant acknowledges that, notwithstanding certain provisions permitting rights of purchase or substitution in connection with a Major Casualty, a Major Condemnation or a Project becoming Economically Obsolete, this Lease is a single unitary master lease, that the entering into by Tenant of this single, unitary master lease was a material inducement to Landlord to purchase the Projects from the Seller and that Landlord would not have purchased any Project independently or the Projects as a whole without the inducement of this single, unitary master lease.

(c) In the event that this Lease shall be terminated with respect to a particular Project upon purchase of such Project by Tenant or upon rejection of a Rejectable Offer (as hereinafter defined) or a Rejectable Substitution Offer (as hereinafter defined), the Basic Rent from and after the applicable Lease Termination Date shall be adjusted to reflect the termination of the applicable Project in the manner set forth in Schedule E attached hereto and made a part hereof.  In the event of the termination of this Lease with respect to a particular Project as a result of a substitution, the Basic Rent shall not be adjusted.

3.2	Condemnation and Casualty.

(a) General Provisions.  Subject to Tenant’s rights to utilize or obtain the same in accordance with Section 3.2(b) and Section 3.6, Tenant hereby irrevocably assigns to Landlord any award, compensation or insurance payment to which Tenant may become entitled by reason of Tenant’s interest in the Premises (i) if the use, occupancy or title of a Project or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if a Project or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”) (all awards, compensations, and insurance payments on account of any Condemnation or Casualty net of (A) any amounts applicable to Tenant’s Personal Property (B) provided that no Event of Default shall have occurred and be continuing, any amounts applicable to the interruption of Tenant’s business within the affected Project hereinafter collectively called “Compensation”).  In the event of any Casualty, or in the event of a Condemnation or threatened Condemnation with respect to a Project, Tenant shall give prompt written notice thereof to Landlord, with a copy to Lender, (which notice shall set forth Tenant’s good faith estimate of the cost of repairing or restoring any damage or destruction caused thereby, or, if Tenant cannot reasonably estimate the anticipated cost of restoration, Tenant shall nonetheless give Landlord, with a copy to Lender prompt notice of the occurrence of any such Casualty or Condemnation, and will diligently proceed to obtain estimates to enable Tenant to quantify the anticipated cost of such restoration, whereupon Tenant shall promptly notify Landlord, with a copy to Lender, of such good faith estimate).  If a Casualty covered by any insurance policy maintained in accordance with the terms hereof (an "Insured Casualty") occurs where the loss does not exceed $250,000, provided no Default or Event of Default has occurred and is continuing, Tenant may settle and adjust any claim without the prior consent of Landlord; provided such adjustment is carried out in a competent and timely manner, and Tenant is hereby authorized to collect and receipt for the insurance proceeds (the "Proceeds").  In the event of an Insured Casualty where the loss equals or exceeds $250,000 (a "Significant Casualty"), Tenant may settle and adjust any claim, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such claim is settled in a timely and competent manner, (iii) each of Landlord and Lender may, at its option, participate in the settlement and adjustment of any claim, (iv) Tenant shall not settle any such claim without the prior written consent of each of Landlord and Lender, which consent shall not unreasonably be withheld and (v) the Proceeds shall be due and payable solely to Landlord or, if required by the Indenture, Lender.  The expenses incurred by Landlord and Lender in the settlement, adjustment and collection of the Proceeds shall be reimbursed by Tenant upon demand.  In the event of a Condemnation, Tenant may settle and adjust any claim, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such claim is settled in a timely and competent manner, (iii) each of Landlord and Lender may, at its option, participate in the settlement and adjustment of any claim and (iv) Tenant shall not settle any such claim without the prior written consent of each of Landlord and Lender, which consent shall not be unreasonably withheld and (v) the proceeds of such Condemnation shall be due and payable solely to Landlord or, if required by the Indenture, Lender.  All Compensation shall be paid directly to Landlord (or at Landlord's discretion, to Lender) and shall be applied pursuant to the applicable provisions of Article 3, and all such Compensation (less the reasonable costs and expenses of Landlord, Tenant and Lender, if applicable, in collecting such Compensation), is herein called the “Net Proceeds”.

(b) Major Condemnation and Major Casualty.  If (i) a Condemnation shall take more than twenty percent (20%) of the land area of a Project and is reasonably likely to have a material adverse effect on Tenant's business conducted at the Project, or (ii) the Net Proceeds of such Condemnation shall be for an amount in excess of $2,000,000, or (iii) if a Casualty shall affect more than fifty percent (50%) (or twenty percent (20%) if in connection with a Rejectable Substitution Offer described in Section 3.3(a)(i)(B)) of the building area in a Project, and any such event shall render such Project unsuitable for restoration for continued use and occupancy in Tenant’s business, or (iv) there is taken or conveyed, such that restoration is not practically or economically feasible,  (A) a portion of the parking area contained within the applicable Project such that the remaining portion of said parking area contains greater than or equal to twenty percent (20%) fewer parking spaces than existed at such Project immediately prior to such casualty or condemnation, or (B) any part of the loading and maneuvering area serving the Premises such that loading or maneuvering becomes impractical, or (C) any of the entrances or exits to the Land, or (v) if as a result of such Casualty or Condemnation the affected Project cannot be restored within eighteen (18) months to the affected Project's pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to such Insured Casualty or Condemnation or (vi) if such Condemnation or Casualty shall otherwise render such Project unsuitable for restoration for continued use and occupancy in Tenant’s business and Tenant shall provide evidence thereof reasonably acceptable to Landlord (herein, a “Major Casualty” and a “Major Condemnation”), then Tenant may, and in connection with any event described in clause (v) shall, not later than thirty (30) days after such Major Condemnation or Major Casualty, as the case may be, deliver to Landlord (x) notice of its intention to terminate this Lease with respect to such Project on the first Payment Date (herein, with respect to any termination resulting from a Rejectable Offer or a Rejectable Substitution Offer, the “Lease Termination Date”) which occurs not less than one hundred twenty (120) days and not more than one hundred fifty (150) days after the delivery of such notice (it being understood that in all events under this Lease, the Lease Termination Date must be on a Payment Date) and (y) a certificate of Tenant describing the event giving rise to such termination and stating that Tenant has determined in good faith that such Major Condemnation or Major Casualty, as the case may be, has rendered the applicable Project unsuitable for restoration for continued use and occupancy in Tenant’s business, and (z) documentation to the effect that termination of this Lease with respect to such Project will not be in material violation of any agreement then in effect with which Tenant is obligated to comply pursuant to this Lease.  If the Lease Termination Date occurs during the Primary Term, such notice must be accompanied by either a Rejectable Offer or a Rejectable Substitution Offer, as described in Section 3.3, in which event the provisions of such Section shall be controlling.

3.3	Rejectable Offer and Substitution.

(a) In the event of a Major Casualty or Major Condemnation during the Primary Term, Tenant shall deliver to Landlord, no later than thirty (30) days after such Major Casualty or Major Condemnation, (i) either (A) an irrevocable rejectable written offer (the “Rejectable Offer”) to purchase Landlord’s interest in the affected Project on the Lease Termination Date for a price equal to the “Stipulated Loss Value” as specified on Schedule F attached hereto and made a part hereof, or (B) provided that the proposed Lease Termination Date is after the earlier of (1) forty two (42) months from the date hereof and (2) two (2) years from the "starting day" (within the meaning of Section 860G(a)(9) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")) of the securitization of the Loan (as hereinafter defined) (the "Lockup Period") so long as no Event of Default shall have occurred and be continuing, an irrevocable written offer (the “Rejectable Substitution Offer”) to substitute a Substitute Project (as hereinafter defined), for the affected Project on the Lease Termination Date in accordance with Section 3.4, and (ii) a certificate from the president, the chief financial officer or the treasurer of Tenant (herein, a “Responsible Officer”) which (A) describes the event(s) giving rise to the Major Casualty or Major Condemnation, as the case may be, and (B) states that Tenant has determined that such event has rendered such Project unsuitable for restoration or for the continued use and occupancy in Tenant’s business, and (iii) if Tenant delivers a Rejectable Substitution Offer, the following items (herein, the “Substitution Documents”) (A) a description of the proposed Substitute Project, (B) an Acceptable Appraisal of the Replaced Project (as hereinafter defined), performed in accordance with the criteria set forth in Section 3.4 from an Approved Appraiser,  (C) a current appraisal of the proposed Substitute Project performed in accordance with the criteria set forth in Section 3.4, (D) a current title insurance commitment for the proposed Substitute Project satisfying the requirements set forth in Section 3.4, (E) a current ALTA survey for the proposed Substitute Project satisfying the requirements set forth in Section 3.4, (F) a current Phase I environmental report for the proposed Substitute Project satisfying the requirements set forth in Section 3.4, (G) operating statements for the proposed Substitute Project for the previous three (3) years (or such shorter period of operation by Tenant or its Affiliate), (H) a current engineering report for the proposed Substitute Project satisfying the requirements of Section 3.4 and (I) an indemnity for adverse tax consequences.  Within ninety (90) days of the date Landlord receives the items required to be delivered in (i), (ii) and (iii) above, as applicable, (x) if Landlord receives a Rejectable Offer, Landlord shall deliver written notice of its election to either accept or reject Tenant’s Rejectable Offer (with a failure to respond constituting an acceptance of such Rejectable Offer), and (y) if Landlord receives a Rejectable Substitution Offer, Landlord shall deliver written notice of its election to either accept or reject the Rejectable Substitution Offer  (with a failure to respond constituting an acceptance of such Rejectable Substitution Offer), provided that the Substitution (as hereinafter defined) satisfies the conditions of Section 3.4 (it being specifically understood that an acceptance of the Rejectable Substitution Offer shall not constitute satisfaction of any of the conditions set forth in Section 3.4).  Any rejection by Landlord of a Rejectable Offer or Rejectable Substitution Offer shall comply with and be accomplished in accordance with the provisions of Section 3.5.  In the event of an acceptance or deemed acceptance of a Rejectable Offer, on the applicable Lease Termination Date, the applicable Project shall be conveyed to Tenant or its designee in exchange for payment by Tenant to Landlord of the applicable Stipulated Loss Value, together with all Basic Rent, Additional Rent and other sums accrued or due and payable under this Lease with respect to the applicable Project as of the applicable Lease Termination Date and on the applicable Lease Termination Date, the Net Proceeds, if any, payable in connection with the Major Casualty or Major Condemnation triggering the right to make such Rejectable Offer (or the right to receive the same when made if payment therefor has not yet been made) shall, notwithstanding anything to the contrary contained in this Section 3.3., be assigned and/or turned over to the Tenant on the closing of the title for the applicable Project, provided that all amounts payable to Landlord in connection with such acceptance or deemed acceptance of a Rejectable Offer, including the purchase price of the applicable Project, have been paid.  In the event of an acceptance or deemed acceptance of a Rejectable Substitution Offer, on the applicable Lease Termination Date, the Replaced Project shall (upon satisfaction of the conditions set forth in Section 3.4) be conveyed to Tenant or its designee in exchange for delivery of the Substitute Project, and upon payment by Tenant to Landlord of all Basic Rent, Additional Rent and other sums accrued or due and payable under this Lease with respect to the applicable Project as of the Lease Termination Date and on the applicable Lease Termination Date, the Net Proceeds, if any, payable in connection with the Major Casualty or Major Condemnation triggering the right to make such Rejectable Substitution Offer (or the right to receive the same when made if payment therefor has not yet been made) shall, notwithstanding anything to the contrary contained in this Section 3.3., be assigned and/or turned over to the Tenant on the closing of the title for the Replaced Project, provided that all amounts payable to Landlord in connection with such acceptance or deemed acceptance of a Rejectable Substitution Offer have been paid. For purposes of this Section 3.3, an appraisal, report, survey, environmental report, operating statement, engineering report, or any other document permitted to be delivered pursuant to this Section 3.3, shall be  “current” if it is dated within one hundred twenty (120) days prior to the proposed Lease Termination date.  Acceptable Appraisal shall mean an appraisal of a proposed Substitute Project that is (i) dated not more than 120 days prior to the applicable Lease Termination Date, (ii) signed by a qualified, independent MAI appraiser with no interest, direct or indirect, in the Loan or any Project, and whose compensation is not affected by the value of the Project reflected in such appraisal, (iii) addressed to Landlord and Lender and its successors and assigns, (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and (v) otherwise reasonably satisfactory to the Landlord and the Lender in all respects.

(b) In the event that a Project becomes Economically Obsolete, Tenant shall be allowed, provided that the Lockup Period has expired, to deliver to Landlord (i) (x) so long as no Event of Default has occurred and is continuing and (y) the substitution complies with all REMIC (as hereinafter defined) or other securitization regulations applicable to the Loan, a Rejectable Substitution Offer to substitute a Substitute Project for the affected Project on the Lease Termination Date in accordance with Section 3.4, and (ii) a certificate from a Responsible Officer of Tenant which (A) describes the event(s) giving rise to the Project becoming Economically Obsolete, (B) states that Tenant has determined that the Project is Economically Obsolete, and (C) states that Tenant shall not use such Project in Tenant’s business for five (5) years after the closing of the transfer of the Project and (iii) the Substitution Documents.  Within ninety (90) days of the date Landlord receives the items referenced in (i), (ii) and (iii) of this Section 3.3(b), Landlord shall deliver written notice of its election to either accept or reject Tenant’s Rejectable Substitution Offer (with a failure to respond constituting an acceptance of such Rejectable Substitution Offer), provided that the Substitution satisfies the conditions of Section 3.4 (it being specifically understood that an acceptance of the Rejectable Substitution Offer shall not constitute satisfaction of any of the conditions set forth in Section 3.4).  In the event of an acceptance or deemed acceptance of a Rejectable Substitution Offer, on the applicable Lease Termination Date, the applicable Project shall (upon satisfaction of the conditions set forth in Section 3.4) be conveyed to Tenant or its designee in exchange for delivery of the Substitute Project, and upon payment by Tenant to Landlord of all Basic Rent, Additional Rent and other sums accrued or due and payable under this Lease with respect to the applicable Project as of the Lease Termination Date.  “Economically Obsolete” shall mean (i) a Project occupied by Tenant which, for a period of the immediately preceding eight quarters, as of the end of any fiscal quarter, has a Rent Coverage Ratio of less than 1.25 to 1, as certified by a Responsible Officer of Tenant in writing to Landlord, having exercised reasonable business judgment in making its determination or (ii) a Project occupied by a sublessee permitted by this Lease pursuant to a sublease under which such sublessee is paying rent equal to less than 125% of the portion of Basic Rent allocable to such Project.

(c) In addition to the Substitution rights set forth in Sections 3.3(a) and (b), during the Term of this Lease, Tenant shall be allowed, provided that the Lockup Period has expired, and provided that (x) no Event of Default shall have occurred and be continuing and (y) the substitution complies with all REMIC (as hereinafter defined) or other securitization regulations applicable to the Loan, to make a Substitution pursuant to a Rejectable Substitution Offer with respect to a maximum of two (2) Projects, provided that Tenant complies with the provisions of this Section and the other provisions of this Lease.  Landlord agrees that Tenant may request Landlord's consent to the right to make one additional Substitution pursuant to this Section 3.3(c), the granting or rejection of such request to be Landlord's sole and absolute discretion and subject to Lender's prior written consent.  In the event that Tenant shall desire to utilize such right, Tenant shall deliver to Landlord (i) an irrevocable Rejectable Substitution Offer to substitute a Substitute Project for the affected Project on the Lease Termination Date in accordance with Section 3.4, and (ii) the Substitution Documents.  Within ninety (90) days of the date Landlord receives the items referenced in (i) and (ii) of this Section 3.3(c), Landlord shall deliver written notice of its election to either accept or reject Tenant’s Rejectable Substitution Offer (with a failure to respond within such ninety (90) day period constituting an acceptance of such Rejectable Substitution Offer), provided that the Substitution satisfies the conditions of Section 3.4 (it being specifically understood that an acceptance of the Rejectable Substitution Offer shall not constitute satisfaction of any of the conditions set forth in Section 3.4).  In the event of an acceptance or deemed acceptance of a Rejectable Substitution Offer, on the applicable Lease Termination Date, the Replaced Project shall (upon satisfaction of the conditions set forth in Section 3.4) be conveyed to Tenant or its designee in exchange for delivery of the Substitute Project, and Tenant shall pay all costs and expenses associated therewith, as outlined herein with respect to any other Substitution.  If Landlord rejected a Rejectable Substitution Offer that satisfies the conditions for Substitution set forth herein under this Section 3.3(c), then this Lease shall terminate on the Lease Termination Date with respect to such Project in accordance with the provisions of Section 3.5.

(d) In the event that Landlord receives a Rejectable Substitution Offer, Landlord shall, within forty-five (45) days after receipt of the Substitution Documents, deliver to Tenant its written approval or disapproval of the matters contained in the Substitution Documents, which approval shall not be unreasonably withheld (with a failure to deliver notice within such forty-five (45) day period constituting disapproval).  An approval of the Substitution Documents shall not constitute an acceptance of the Rejectable Substitution Offer, and a disapproval of the Substitution Documents shall not constitute a rejection of the Rejectable Substitution Offer.  An acceptance or rejection of the Rejectable Substitution Offer shall be accomplished only in accordance with Sections 3.3(a) and 3.3(b) above.  If Landlord approves of the Substitution Documents (it being understood that such approval shall not constitute satisfaction of the conditions set forth in Section 3.4, but such approval shall estop Landlord from later objecting to items previously specifically approved in writing, but not those items arising subsequent to such approval), the parties shall proceed to Substitution, provided that Landlord ultimately accepts the Rejectable Substitution Offer and provided that Tenant ultimately satisfies the conditions of Section 3.4 for Substitution.  If Landlord disapproves of the Substitution Documents (or any portion thereof), Tenant shall have up to thirty (30) days to cure any matter to which Landlord has objected.  If Landlord has not approved of such matter in writing within five (5) days of Tenant’s cure thereof, Tenant shall not be allowed to make the Substitution.

(e) Tenant agrees that so long as any portion of the note secured by the Indenture is outstanding, Tenant shall deliver to Lender, concurrently with the delivery thereof to Landlord, a copy of any notice of termination of this Lease (in whole or in part) and of any Rejectable Offer or Rejectable Substitution Offer, together with all items required to be delivered in connection therewith and together with copies of all items required to be delivered pursuant to Sections 3.3 and 3.4.

3.4	Substitution.

(a) In the event that Tenant has made (and Landlord has accepted or is deemed to have accepted) a Rejectable Substitution Offer, as outlined in Section 3.3, Tenant shall replace, on the Lease Termination Date (a “Substitution”), the affected Project (the “Replaced Project”) with a Substitute Project upon satisfaction of the conditions set forth in this Section 3.4, and upon delivery to Landlord, if applicable, (with a copy to any assignee of this Lease, including Lender) of a certificate from a Responsible Officer of Tenant setting forth the determination of Tenant as outlined in Section 3.3.  “Substitute Project” means a property which (i) has a Fair Market Value (as hereinafter defined) at least equal to the greater of that of the Replaced Project as of the date of the Substitution or as of the date of this Lease, (ii) the Improvements constituting a part of such Substitute Project have a remaining useful life and residual value substantially equivalent to, or better than, that of the Improvements constituting a part of the Replaced Project, (iii) is located in (A) the same state as the Replaced Project or (B) in another state acceptable to Landlord in Landlord’s reasonable discretion (it being understood that Landlord shall not unreasonably withhold its consent to any state in which another Project is located, provided that Tenant shall pay any increased costs by reason of a Substitution in another jurisdiction) and (iv) is located in a market with similar characteristics and demographics as the Replaced Project.  In the case of a Substitution as a result of a Major Casualty or Major Condemnation, the Fair Market Value of the Replaced Project and the remaining useful life and residual value of the Improvements constituting a part thereof shall be determined as of the date which is immediately prior to such Major Condemnation or Major Casualty (including, if construction is anticipated or being accomplished at such time with respect to such Replaced Project, the appraised value of the completed Project assuming that Completion of the Project has occurred).  In the case of a Substitution as a result of a Project becoming Economically Obsolete, the Fair Market Value of the Replaced Project shall be equal to the appraised value as of the date hereof (including, if construction (including, without limitation, any renovation required under Section 9.1) is anticipated or being accomplished at such time with respect to such Replaced Project, the appraised value of the completed Project assuming that Completion of the Project has occurred).  In the case of a Substitution pursuant to Section 3.3(c), the Fair Market Value of the Replaced Project shall be determined as of the date of Substitution (including, if construction (including, without limitation, any renovation required under Section 9.1) is anticipated or being accomplished at such time with respect to such Replaced Project, the appraised value of the completed Project assuming that Completion of the Project has occurred).  Fee simple title to the Substitute Project must be conveyed to Landlord and Landlord will not accept a ground lease.  At the time of substitution, a Substitute Project must be an operating Project which Tenant intends to continue to operate pursuant to and in accordance with Section 1.2 hereof.

(b) Notwithstanding any contrary provision hereof, in the event that Tenant has made (and Landlord has previously approved the Substitution Documents and has accepted or is deemed to have accepted) a Rejectable Substitution Offer with respect to a Project arising as a result of a Major Condemnation or Major Casualty, but Tenant fails to meet the conditions of Substitution set forth in Section 3.4(d) on or before the applicable Lease Termination Date, Tenant shall not be allowed to make such Substitution.  In such event, this Lease shall continue in full force and effect, Tenant shall be deemed to have made a Rejectable Offer on the initially-scheduled Lease Termination Date, and Landlord shall either accept or reject such deemed Rejectable Offer no later than sixty (60) days after the initially-scheduled Lease Termination Date.  A failure by Landlord to either accept or reject such deemed Rejectable Offer shall be deemed acceptance.  The Lease Termination Date in such event shall be the first Payment Date occurring not less than thirty (30) days after acceptance or rejection of such deemed Rejectable Offer.  In the event that Tenant has made (and Landlord has previously approved the Substitution Documents) any other Rejectable Substitution Offer pursuant to the provisions of this Lease, but Tenant fails to meet the conditions of Substitution set forth in Section 3.4(d) on or before the applicable Lease Termination Date, Tenant shall not be allowed to make such Substitution.  In such event, this Lease shall continue in full force and effect with respect to the applicable Project.

(c) The term “Fair Market Value” shall mean the value of a fee simple interest in the applicable Replaced Project or Substitute Project, unencumbered by this Lease and any Indenture (and in at least the condition required to be maintained pursuant to this Lease) and determined at the time in question.  If Landlord is in agreement with the appraisals delivered by Tenant as a part of the Substitution Documents (which appraisals shall be by appraisers approved in advance by Landlord and Lender and, at the request of Landlord, shall provide that the party or parties engaging such appraiser shall be the Landlord or the Lender or both), such appraisals shall be utilized to determine Fair Market Value.  If Landlord gives Tenant written notice of its disapproval of an appraisal delivered by Tenant (to be delivered by Landlord within the thirty (30) day period referred to in the second line of Section 3.3(d) above), Fair Market Value shall be determined using Landlord's and Lender's respective standard valuation methods.  Any such determination shall be prepared by a qualified, independent MAI appraiser who is both a member of the American Institute of Appraisers and actively engaged in the appraisal of real property in the area where such property is located.  Any appraisal delivered by Tenant in connection with this Article 3 shall be dated no more than 120 days prior to the proposed initial Lease Termination Date and shall expressly provide that each of Landlord and Lender shall be entitled to rely thereon.  For the purposes of this Lease, "Approved Appraiser" shall mean an appraiser meeting the criteria set forth above in this Section 3.4(c)(i) who (A) holds no interest, direct or indirect,  in the Loan or the Project being appraised and (B) whose compensation is not affected by the value of the Project reflected in such appraisal.  An appraiser shall not, in making its appraisal of the Replaced Project and the Substitute Project, attribute any value to any of Tenant’s Personal Property.

(d) In the event that Tenant shall make a Rejectable Substitution Offer in compliance with the provisions of Sections 3.3 and 3.4, and Landlord shall have accepted (or be deemed to have accepted) such Rejectable Substitution Offer, Tenant shall be allowed to make such Substitution, provided that all of the following conditions precedent are satisfied in the reasonable judgment of Landlord and, as required by the Indenture, Lender:

(i)	there shall be no Event of Default at the time of the Rejectable Substitution Offer or on the applicable Lease Termination Date;

(ii)
so long as any portion of the loan secured by the Indenture (the “Loan”) is outstanding, Landlord shall request promptly and as soon thereafter as is reasonably practicably obtain and deliver to Lender (at Tenant’s expense) a written confirmation from each of Standard & Poor’s Rating Group, Fitch Ratings, Inc. and Moody’s Investors Service Inc. or any successor thereto, or any other nationally recognized credit rating agency(ies) which is rating securities issued in connection with any securitization which includes the Loan (the “Rating Agencies”) that such Substitution will not result in a withdrawal, downgrade or qualification of the then current rating of any such securities which are in effect immediately prior to the Substitution;

(iii)
so long as any portion of the Loan is outstanding, Lender and the Rating Agencies shall have received an opinion of counsel which, as required by the Indenture, is acceptable to the Rating Agencies, stating that any securitization vehicle formed in connection with a securitization which includes the Loan which has elected to be treated as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code, as amended, (“REMIC”) will not fail to maintain such REMIC status as a result of such Substitution and that the Substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Internal Revenue Code, as amended, or otherwise cause a tax to be imposed on a “prohibited transaction” by any securitization vehicle electing to be treated as a REMIC;

(iv)
so long as any portion of the Loan is outstanding, Landlord and Lender shall have received an opinion of counsel delivered by Tenant stating that the certificates, opinions and other instruments which have been or are therewith delivered to and deposited with Landlord and Lender or either thereof by Tenant and by any Guarantor conform to the requirements of this Lease;

(v)
Tenant shall have delivered to Landlord and Lender an appraisal of the Substitute Project dated no more than one hundred twenty (120) days prior to the Substitution by an appraiser which, as required by the Indenture, is acceptable to the Rating Agencies, indicating a Fair Market Value of the Substitute Project that is equal to or greater than the Fair Market Value of the Replaced Project determined in accordance with Section 3.4(a) of this Lease and using substantially the same methodology as used in the appraisal delivered to Lender in connection with the origination of the Loan;

(vi)
Tenant shall have delivered to Landlord and Lender a current as-built survey for the Substitute Project satisfying the requirements set forth in Schedule H certified to the title insurance company, to Landlord, and to Lender and its successors and assigns, prepared by a professional land surveyor licensed in the state in which the Substitute Project is located which, as required by the Indenture, is acceptable to the Rating Agencies and which, as required by the Indenture, would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan.  Such survey shall reflect the same legal description which is included in the title insurance policy relating to such Substitute Project and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Project.  The surveyor’s seal shall be affixed to such survey, such survey shall show no encroachments or violations of any setback requirements and shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area” (or, if the surveyed property is located in a “one-hundred-year flood hazard area”, flood insurance in an amount equal to the full Replacement Cost of the Substitute Project or the maximum amount available through National Flood Program or any successor program, whichever is less, shall be provided if flood insurance is available under the National Flood Insurance Act;

(vii)
Tenant shall have delivered to Landlord and Lender a Phase I environmental report addressed to Landlord and Lender and, if as a result of such report, facts are revealed that would reasonably necessitate a Phase II environmental report, a Phase II environmental report addressed to Landlord and Lender, each in form and substance reasonably satisfactory to Landlord and Lender (x) stating that the Substitute Project is in compliance with Environmental Laws and that no Hazardous Substances are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from the Substitute Project, and (y) indicating that the Substitute Project is in compliance with this Lease, and, as required by the Indenture, is acceptable to the Rating Agencies and would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan;

(viii)
Tenant shall have delivered a policy of owner’s title insurance from a title insurer reasonably satisfactory to Landlord containing coverages which shall be equivalent to those contained in the policy for the Replaced Project (except that to the extent certain coverage was obtained for other Projects but was unavailable or prohibitively expensive in the state where the Replaced Project was located, the coverage for the Substitute Project shall include such coverage) and title exceptions of equivalent nature to those contained in the policy for the Replaced Project (it being specifically understood that the title exceptions may only include easements which do not interfere with any buildings, and in no event shall the title exceptions include any use or other restrictions unless the same have been approved by Landlord and, as required by the Indenture, Lender, in their sole discretion), and a policy of lender’s title insurance satisfying the requirements of the Lender as set forth in the Indenture;

(ix)
Tenant shall have delivered to Landlord and Lender valid certificates of insurance and copies of related insurance policies indicating that the insurance requirements set forth in this Lease have been satisfied with respect to the Substitute Project and evidencing the payment of all premiums payable with respect thereto for the existing policy period;

(x)
Tenant shall have caused to be delivered to Landlord and Lender annual operating and occupancy statements for the Substitute Project for the three (3) most recently completed fiscal years and a current operating statement for the Substitute Project, each certified by Tenant to Landlord, to Lender and their respective successors and assigns as being true and correct and a certificate from Tenant certifying that there has been no material adverse change in the financial condition of the Substitute Project since the date of such operating statements;

(xi)
Tenant shall have delivered to Landlord and Lender a physical conditions inspection report with respect to the Substitute Project which is reasonably acceptable to Landlord and, as required by the Indenture, which is acceptable to the Rating Agencies and which would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan, and stating that the Substitute Project and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Project is in good condition and repair and free of damage and waste.  If compliance with any Legal Requirements is not addressed by such report, compliance shall be confirmed by delivery to Landlord and Lender of a certificate of an architect licensed in the state in which the Substitute Project is located, a letter from the municipality in which such Substitute Project is located, a certificate of a surveyor that is licensed in the state in which the Substitute Project is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the title insurance policies delivered pursuant to clause (viii) above (with respect to zoning laws) or a subdivision endorsement to the title policies delivered pursuant to clause (viii) above (with respect to subdivision laws).  If such physical condition report indicates that there are any items of deferred maintenance, Tenant shall have deposited into escrow with Lender, as required by the Indenture as long as any portion of the Loan is outstanding and otherwise with Landlord, an amount equal to 125% of the estimated cost of the deferred maintenance, together with an agreement to complete such deferred maintenance within six months thereafter, subject to Force Majeure (as hereinafter defined).

(xii)
Landlord shall have received, and Lender shall have received a copy of, a deed conveying a fee estate in and to the Substitute Project to Landlord, and a letter from Landlord countersigned by a title insurance company acknowledging receipt of such deed (or deeds, as applicable), and agreeing to record the same in the real estate records for the county in which the Substitute Project is located, such deed (or deeds) containing the same types of warranty as in the deed (or deeds) Landlord received for the Replaced Project taking into account differing nomenclature in different states;

(xiii)
Tenant shall have delivered to Landlord and Lender an amendment to this Lease (as of the date of the Substitution) subjecting the Substitute Project to this Lease and removing the Replaced Project from this Lease, together with a recordable amendment to the memorandum of this Lease in form reasonably acceptable to Landlord, and a consent of Tenant acknowledging that this Lease, as so amended, has been assigned to Lender in the same form as the consent of Tenant to the assignment to Landlord of the Lease with respect to the Replaced Project;

(xiv)
Tenant shall have delivered to Landlord and Lender an amendment or supplement (as of the date of Substitution) to any Guarantor’s guaranty of this Lease, executed by the appropriate Guarantor, and confirming that such guaranty, as amended or supplemented, remains in full force and effect;

(xv)
Tenant shall have delivered to Landlord, Lender and the Rating Agencies a certification by Tenant relating to the Substitute Project containing representations and warranties as similar as possible to those made by Seller to Landlord in that certain Contract of Sale (the "Contract of Sale") dated of even date herewith, by and between Landlord, as purchaser, and Seller, as seller, relating to the Replaced Project and containing representations and warranties with respect to documents delivered by Tenant in connection with the Substitution which are as similar as possible to those made by Tenant to Landlord and Lender in Tenant’s Certificate, as defined in and delivered pursuant to that certain Loan Agreement of even date herewith, between Landlord and Lender (the “Loan Agreement”);

(xvi)
Tenant shall have delivered, and shall have caused each Guarantor, if any, to deliver, to Landlord, Lender and the Rating Agencies, a certificate which (1) confirms that no Event of Default exists at the time of the Rejectable Substitution Offer or on the applicable Lease Termination Date, (2) states that all conditions precedent relating to such Substitution set forth in this Lease and, as required by the Indenture, set forth in the Indenture, have been complied with, (3) states that the representations and warranties contained in the closing certificate delivered by it pursuant to the Loan Agreement and in any Operative Documents (as defined in the Indenture and as amended in connection to the Substitution) to which it is a party are true and correct in all material respects on and as of the Lease Termination Date on which the Substitution is concluded, with respect to itself, the Operative Documents to which it is a party (including any amendment or supplement thereto in connection with such Substitution) and the Substitute Project, and (4) contains such other representations and warranties as Landlord or, as required by the Indenture, Lender or the Rating Agencies, may require, provided that such other representations and warranties are generally consistent with the representations and warranties given in connection with the execution and delivery of the Lease.  If any such certificate cannot be given because it would be inaccurate, such certificate shall disclose the inaccuracy of such representation and warranty and such certificate shall be acceptable if the disclosure therein would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan.  As required by the Indenture, any such certificate shall be in form and substance satisfactory to the Rating Agencies;

(xvii)
Tenant shall have delivered to Landlord and Lender (1) updates certified by Tenant of all organization documentation related to such entity and/or the formation, structure, existence, good standing and/or qualification to do business of such entity similar to that delivered to Lender in connection with the origination of the Loan; (2) good standing certificates, or certificates of qualification to do business in the jurisdiction in which the Substitute Project is located (if required in such jurisdiction) and (3) evidence of the authority of such entity to undertake the Substitution and any actions taken in connection with such substitution;

(xviii)
Tenant shall have delivered, and shall have caused each Guarantor, if any, to deliver, to Landlord, Lender and the Rating Agencies (1) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Project is located, which counsel and which forms of opinion are acceptable to Landlord and, as required by the Indenture, to the Rating Agencies and, as required by the Indenture, which would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan, stating that (A) the Operative Documents entered into by Tenant or by such Guarantor delivered pursuant to this Lease and the Indenture with respect to the Substitute Project are legal, valid, binding and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and (B) that Tenant and each Guarantor is qualified to do business in good standing under the laws of the jurisdiction where the Substitute Project is located or that such entity is not required by applicable law to qualify to do business in such jurisdiction, (2) an opinion of the respective counsel for Tenant and each Guarantor acceptable to Landlord and, as required by the Indenture, to the Rating Agencies and, as required by the Indenture, which would be reasonably satisfactory to a prudent lending institution making a loan similar to the Loan stating that the Operative Documents entered into by Tenant or by such Guarantor with respect to the Substitute Project were duly authorized, executed and delivered by such entity and that the execution and delivery of such Operative Documents and the performance by such entity of its respective obligations thereunder will not cause a breach of, or a default under, any agreement document or instrument to which it is a party or to which it or its properties are bound; and (3) as required by the Indenture, an opinion or counsel acceptable to the Rating Agencies stating that the Substitution and the related transactions do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws;

(xix)
Tenant shall have delivered to Landlord and Lender such additional documents, similar to those required in connection with the execution and delivery of this Lease and the Indenture, as Landlord or, as required by the Indenture, Lender may reasonably request or, as required by the Indenture, in such form as required by the Rating Agencies and to Lender, to enable them to determine compliance with the terms of this Lease and the Indenture;

(xx)
As required by the Indenture, Tenant shall have caused Lender to receive such other and further approvals, opinions, documents and information in connection with the Substitution as the Rating Agencies may have requested; and

(xxi)
All out-of-pocket expenses of Lender and, on an after-tax basis, all reasonable out-of-pocket expenses of Landlord shall be paid in connection with the Substitution, including, without limitation, title charges, transfer tax charges, recording charges, filing fees, taxes, mortgage and intangible taxes, documentary stamp taxes and other related expenses, reasonable legal fees and expenses, appraisal fees, survey costs, income taxes, if any, as a result of the Substitution, costs for Phase I (and, if necessary, Phase II) environmental reports, and all other costs necessary to provide documentation to Landlord and Lender meeting the requirements of Sections 3.3 and 3.4 of this Lease with respect to Substitution and at least equivalent to the documentation received by Landlord and Lender upon acquisition of the original Premises and the financing thereof and as the Rating Agencies may require.  Tenant shall have paid all costs, expenses and fees, if any, of the Rating Agencies incurred in connection with the Substitution.

(xxii)
Any report, document, instrument or opinion required to be delivered pursuant to this Section 3.4(d) if not acceptable to each of Landlord and Lender in their reasonable judgement, shall be deemed not to have been delivered hereunder.

(xxiii)
If the Substitution is being made as a result of a Major Casualty or Major Condemnation, the Rent Coverage Ratio of the Substitute Project shall be equal to or greater than the lesser of (i) the Rent Coverage Ratio of the Replaced Project and (ii) the greater of (A) the Rent Coverage Ratio for the portfolio as set forth on Schedule J and (B) the Rent Coverage Ratio of all the Projects as of the end of the most recent fiscal quarter ending not less than 30 days prior to giving effect to the Substitution.

(xxiv)
If the Substitution is being made other than in connection with a Major Casualty or Major Condemnation, the Rent Coverage Ratio of the Substitute Project shall be equal to or greater than the Rent Coverage Ratio of the Replaced Project.

(xxv)
(A) If the Substitution is being made pursuant to Section 3.3(b) or (c), the gross sales at the Substitute Project shall not have decreased for the previous twelve quarters (or such lesser period of at least four quarters as such Substitute Project shall have been open for business) by a percentage greater than the lesser of (i) the percentage decrease, if any, in the gross sales of the Replaced Project and (ii) the percentage decrease, if any, in the gross sales at the Projects in the aggregate, in each case during the same period, or (B) if the Substitution is being made pursuant to Section 3.3(a), the gross sales at the Substitute Project shall not have decreased for the previous twelve quarters (or such lesser period of at least four quarters as such Substitute Project shall have been open for business) by a percentage greater than the percentage decrease, if any, in the gross sales of the Replaced Project during the same period.

(xxvi)	Tenant shall have satisfied such other conditions reasonably required by the Lender.

(e) Landlord shall have received an indemnity against adverse tax consequences from the exchange in form and substance reasonably satisfactory to Landlord.

(f) Upon satisfaction of the conditions for Substitution set forth above, Landlord shall, on the applicable Lease Termination Date, convey title to the Replaced Project to Tenant subject only to the Permitted Exceptions (which shall not include any mortgage created by Landlord) and any other liens, charges, restrictions or encumbrances created by Tenant or any of its creditors, employees, contractors, agents or created by Landlord pursuant to the express terms hereof or with Tenant’s consent, in exchange for the Substitute Project, which shall be transferred to Landlord subject only to the encumbrances listed in the title insurance policy referred to in Section 3.4(d) above.

(g) If a Substitute Project is substituted for a Replaced Project, the following modifications shall be made to the Schedules:  (i) the legal description for the Substitute Project shall be substituted for the legal description of the Replaced Project on Schedule A; (ii) the Permitted Exceptions for the Substitute Project shall be substituted for the Permitted Exceptions of the Replaced Project on Schedule B; (iii) Schedule C shall not be revised; (iv) Schedule D shall not be revised; and (E) the Substitute Project shall be substituted for the Replaced Project in Schedule F, but the numbers in Schedule F shall not be revised.

(h) Upon a Substitution, the lien of any Indenture shall be released from the Replaced Project and recorded as a lien against the Substitute Project.  In the event of such a Substitution, on the applicable Lease Termination Date, the Net Proceeds, if any, payable in connection with the Major Casualty or Major Condemnation (or the right to receive the same when made if payment therefor has not yet been made) shall, notwithstanding anything to the contrary contained in Section 3.2, be assigned and/or turned over to the Tenant on the closing of the title for the Substitute Project, provided that all amounts payable to Landlord in connection with such a Substitution have been paid.

3.5	Rejection of Rejectable Offer or Rejectable Substitution Offer.

(a) If the Landlord rejects a Rejectable Offer with respect to a particular Project by a written notice given to the Tenant within the time period set forth in Section 3.3, then this Lease shall terminate on the Lease Termination Date with respect to that Project (and the Basic Rent shall be reduced as set forth in Section 3.1(c)) and any Net Proceeds (other than those specifically relating to the Tenant’s Personal Property), if any, payable in connection with a Major Casualty or Major Condemnation (or the right to receive the same when made if payment therefor has not yet been made) shall be assigned or paid and belong to the Landlord, and, in addition, the Tenant shall pay to the Landlord an amount equal to any deductible or self insurance amount in effect under the policy or policies insuring the risk relating to such Major Casualty or Major Condemnation, if any, all Basic Rent accrued as of such Lease Termination Date and all other amounts then accrued or due and payable by the Tenant under this Lease with respect to the applicable Project; provided that Tenant shall not be liable to Landlord or Lender for any Make Whole Premium.  During such time as an Indenture encumbers a particular Project, no rejection of a Rejectable Offer with respect to that Project shall be effective unless countersigned by the Lender.

(b) If the Landlord rejects a Rejectable Substitution Offer with respect to a particular Project by a written notice given to the Tenant within the time period set forth in Section 3.3(a), (b) or (c) then this Lease shall terminate on the Lease Termination Date with respect to that Project (and the Basic Rent shall be reduced as set forth in Section 3.1(c)) and any Net Proceeds (other than those specifically relating to the Tenant’s Personal Property), if any, payable in connection with a Major Casualty or Major Condemnation (or the right to receive the same when made if payment therefor has not yet been made) shall be assigned or paid and belong to the Landlord, and, in addition, the Tenant shall pay to the Landlord all Basic Rent accrued as of such Lease Termination Date and all other amounts then accrued or due and payable by the Tenant under this Lease with respect to the applicable Project; provided that Tenant shall not be liable to Landlord or Lender for any Make Whole Premium. During such time as an Indenture encumbers a particular Project, no rejection of a Rejectable Substitution Offer with respect to that Project shall be effective unless countersigned by the Lender.  It is specifically understood that a failure to meet the conditions for Substitution set forth in Section 3.4 is not a rejection of a Rejectable Substitution Offer, but such failure shall be handled in accordance with the provisions of Section 3.4(b).

3.6	Less than Major Condemnation or Casualty.

(a) If, after a Condemnation or Casualty, Tenant is not permitted to give or, if permitted, does not give notice of its intention to terminate this Lease with respect to a particular Project as provided in Section 3.2 (and is not required to give such notice pursuant to Section 3.2), then this Lease shall continue in full force and effect and Tenant shall, at its expense, promptly rebuild, replace or repair the Premises in conformity with the requirements of Sections 2.5 and 3.8 so as to restore the applicable Project (in the case of Condemnation, as nearly as practicable) to the condition and fair market value thereof immediately prior to such occurrence (or if the Project was under renovation at such time, to the condition and fair market value thereof at the time of completion of renovation).  Prior to any such rebuilding, replacement or repair, Tenant shall deliver its reasonable estimate of the cost thereof, which shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld (the cost approved by Landlord is referred to as the “Restoration Cost”).

(b) If the repair constitutes a Material Alteration, the Restoration Cost must be confirmed by an architect reasonably acceptable to Landlord (an “Architect”), and if the Restoration Cost is more than the amount of Net Proceeds, the Tenant shall deliver or cause to be delivered to Landlord or, if required by the Indenture, Lender (i) cash collateral in an amount equal to such excess, or (ii) if acceptable to Lender, an unconditional, irrevocable, clean sight draft letter of credit, in form and substance, and issued by a bank, acceptable to Landlord and Lender, in their respective reasonable discretion, in the amount of such excess, or (iii) evidence acceptable to Landlord and, if required by the Indenture, Lender, that the excess has been expended in performing the restoration work prior to any funds being drawn from the Net Proceeds.

(c) The Restoration Cost shall be paid first out of Tenant’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Tenant shall be entitled to receive the Net Proceeds, which shall be disbursed from time to time upon Landlord, and if required by the Indenture, Lender being furnished with (i) evidence satisfactory to Landlord of the estimated Restoration Cost, (ii) a fixed price or guaranteed maximum cost construction contract for restoration satisfactory to Landlord, (iii) prior to the commencement of restoration, all immediately available funds in addition to the Net Proceeds that in Landlord’s judgment are required to complete the proposed restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Landlord may reasonably require and approve in Landlord's discretion, and (iv) all plans and specifications for such restoration, such plans and specifications to be approved by Landlord prior to commencement of any work.  Landlord may, at Tenant's expense, retain or, if required by the Indenture, permit Lender to retain, a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement.  No payment made prior to the final completion of the restoration shall exceed 90% of the value of the work performed from time to time; funds other than the Net Proceeds shall be disbursed prior to disbursement of such Net Proceeds; and at all times, the undisbursed balance of such Net Proceeds remaining in the hands of Landlord, or if required by the Indenture, Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Landlord by or on behalf of Tenant for that purpose, shall be at least sufficient in the reasonable judgment of Landlord to pay for the cost of completion of the restoration, free and clear of all liens or claims for lien.

(d) Without limiting the generality of Section 2.1, the Basic Rent and the Additional Rent payable under the provisions of this Lease shall not be affected, altered or reduced by any Casualty or Condemnation (except as specifically set forth in Section 3.1 with respect to a termination of the Lease upon payment of the amounts required therein), and Tenant’s obligation to continue to pay Basic Rent and Additional Rent shall continue notwithstanding any such Condemnation or Casualty.

(e) [Intentionally deleted.]

(f) Notwithstanding any other provision of this Section, if either Tenant or a Guarantor is then currently maintaining an Acceptable Credit Rating and in Tenant’s reasonable judgment the cost of the Work (as hereinafter defined) is less than $100,000 with respect to any one casualty or partial condemnation (and the cost of all outstanding Work for all Projects is less than $250,000), such Work can be completed in less than one hundred twenty (120) days (subject to Force Majeure) and no Event of Default has occurred and is continuing and if allowed pursuant to the provisions of the Indenture, then Landlord, upon request by Tenant, shall permit Tenant to apply for and receive the Net Proceeds directly from the insurer or payor thereof (and Landlord shall advise such insurer or payor and Lender to pay over such Net Proceeds directly to Tenant), provided that Tenant shall promptly and diligently commence and complete such Work in a good and workmanlike manner.

(g) If an Event of Default shall have occurred and be continuing or if Tenant (i) shall fail to submit to Landlord for approval plans and specifications (if required pursuant to Section 3.6(b) hereof) for the Work (approved by the Architect and by all governmental authorities whose approval is required), (ii) after any such plans and specifications are approved by all such governmental authorities, the Architect, Landlord and Lender, shall fail to commence promptly such Work, (iii) after Lender or Landlord has released the Net Proceeds to the extent provided for under this Lease, shall fail to diligently prosecute such Work to completion, or (iv) materially fail in any other respect to comply with the Work obligations under this Section 3.6, then in addition to all other rights available under this Lease, at law or in equity, Landlord or Lender, or any receiver of the applicable Project or any portion thereof, upon fifteen (15) days' prior written notice to Tenant (except in the event of emergency in which case no notice shall be required), may (but shall have no obligation to) perform or cause to be performed such Work, and may take such other steps as either Landlord or Lender deems advisable (but such performance shall not cure the default of Tenant).   In addition, Tenant acknowledges that if an Event of Default shall have occurred and be continuing, Lender may apply any Net Proceeds towards payment of the Indenture, which payment shall not relieve Tenant of any of its obligations under this Lease.  Tenant hereby waives, for Tenant and all others holding under or through Tenant, any claim, other than for gross negligence or willful misconduct (subject to the provisions of Section 10.17(b)), against Landlord and Lender and any receiver arising out of any act or omission of Landlord or Lender or such receiver pursuant hereto, and Landlord or Lender may apply all or any portion of the Net Proceeds (without the need to fulfill any other requirements forth in this Section 3.6) to reimburse Landlord or Lender or such receiver, for all amounts incurred in connection with the Work, and any costs not reimbursed to such parties shall be paid by Tenant to Landlord (or such other party) on demand, together with interest thereon at the Rate from the date such amounts are advanced until the same are paid by Tenant.

3.7	Insurance.

(a) Tenant shall maintain insurance on each of the Projects of the following character:

(i)
(A) all-risk property insurance covering each and every component of the Projects against physical loss or damage, including, but not limited to fire and extended coverage, collapse, windstorm, flood and earth movement in an amount at least equal to the greater of (1) the then replacement value of each Project without deduction for physical depreciation and (2) 100% of the allocated amount of the Loan with respect to each Project.  Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty; (B) rent loss coverage or business interruption insurance in an amount sufficient to provide proceeds which will cover the actual amount of Basic Rent for a period of at least twelve (12) months.

(ii)
"boiler and machinery" insurance with respect to damage (not insured against pursuant to Section 3.7(a)(i) hereof) to the boilers, pressure vessels or similar apparatus located on the Projects for risks normally insured against under boiler and machinery policies.

(iii)
commercial general liability insurance with respect to the Projects written on an occurrence basis (not claims made basis) with a limit of not less than $2,000,000 per occurrence and at least $4,000,000 in the aggregate.  Such coverage shall include, but shall not be limited to, premises/operations, explosion, collapse, underground hazards, hostile fire and limited sudden and accidental pollution, contractual liability, independent contractors, property damage, bodily injury, advertising injury and personal injury liability.  Such insurance shall not contain an exclusion for punitive or exemplary damages when insurable by law.

(iv)
(A) workers' compensation insurance in accordance with statutory provisions or qualified self-insurance covering accidental injury, illness or death of an employee of Tenant while at work or in the scope of his employment with Tenant and (B) employer's liability in an amount not less than $1,000,000 or such greater amount as may be required by law.  Such coverage shall not contain any occupational disease exclusion.

(v)
excess or umbrella liability insurance in an amount not less than $10,000,000 written on an occurrence basis (i.e., not claims made basis) providing coverage limits in excess of the insurance limits in 3.7(a)(iii) and (iv) above for all operations of the Tenant.  Such insurance shall follow the form of the primary insurance and drop down in case of exhaustion of underlying limits.  Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

(vi)
if such Project or any part thereof is situated in an area now or subsequently designated  as a “Zone 1 or Zone 2 Earthquake Zone” by the U.S. Geological Survey, earthquake insurance in an amount of at least $5,000,000 in the aggregate.

(vii)
during any period during which construction is conducted on a Project and during which period the construction and materials are not covered by the existing policies, premium prepaid insurance policies covering such Project (which during construction shall be on an “All-Risk” perils, including theft, “Builder’s Risk,” “Completed Value” form) in amounts equal to the replacement costs of the Improvements (including construction materials and personal property on or off site) covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains a 1987 Commercial ISO “Causes of Loss-Special Form,” with coverage for such other expenses as Landlord, or, as required by the Indenture, Lender may reasonably require.  Such insurance shall contain an agreed amount endorsement (such amount to include foundation and underground pipes) and bear a one hundred percent (100%) co-insurance clause.  Said policies shall contain a permission to occupy endorsement.

(viii)	business automobile coverage in an amount not less than $1,000,000 Combined Single Limit - Bodily Injury and Property Damage.

(ix)
such other insurance, including without limitation terrorism insurance (subject to the provisions of the letter agreement of even date herewith between Tenant and Landlord), as may from time to time be reasonably required by Landlord, or, as required by the Indenture, by Lender in order to protect their respective interests, provided that such insurance is then customarily maintained by prudent owners of comparable properties.

(x)
during any period when construction is conducted on a Project, worker’s compensation, employers’ liability, commercial auto liability, and commercial general liability insurance (including contractual liability and completed operations coverage) for each general contractor written on a 1986 or 1993 standard “ISO” occurrence basis form or equivalent and excess umbrella coverage, carried during the course of construction, with coverage for blanket contractual, personal injury, bodily injury and property damage of not less than the amounts set forth below for single limit coverage, or such greater limits as may be required from time to time by Landlord, or, as required by the Indenture, Lender consistent with insurance coverage on properties similarly constructed, occupied and maintained: if the value of the work to be performed is less than $10,000, $1,000,000; if the value of the work to be performed is at least $10,000 but less than $50,000, $2,000,000; if the value of the work to be performed is at least $50,000 but less than $500,000, $5,000,000; and if the value of the work to be performed is $500,000 or more, $10,000,000.

(b) (i)           All such insurance shall be issued by companies authorized to transact business in the state in which the applicable Project is located and having an Alfred M. Best Company rating of “A” or better and financial size category of not less than IX, and a Standard & Poor’s rating of "BBB" or better as to claims paying ability; provided, however, that if the company providing the primary coverage is so rated, the company providing a layer of excess coverage may have an Alfred M. Best Company rating of "A-" or better.  No liability insurance policy maintained by Tenant shall provide for a deductible or self-insured retention in excess of $100,000, except to the extent applicable law shall require that the insurance carrier shall be responsible for payment with respect to all claims covered (including amounts payable under the  deductible), such policy shall reflect such obligation and the full amount of any deductible shall be collateralized by a letter of credit, the beneficiary of which is such insurance carrier.  No casualty or other insurance policy maintained by Tenant (other than liability policies) shall provide for a deductible or self-insured retention in excess of (A) the greater of $250,000 or 5% of replacement value per location for windstorm damage at coastal Properties or (B) $100,000 per occurrence for all other covered perils, other than for flood.

(ii)           Notwithstanding the preceding provisions of this Section 3.7(b), at any time that the Tenant shall maintain a Credit Rating of BBB from Standard and Poors' Rating Group and Baa2 from Moody's Investors Service Inc., or higher, Tenant shall be entitled to have deductibles or self-insured retentions described in the last sentence of Section 3.7(b)(i) so long as such risks retained do not exceed with respect to clause (A) of such Section 10% of replacement value per location and with respect to clause (B) of such Section $500,000.  In addition, if Tenant shall have one or more blanket insurance policies with respect to the matters described in Section 3.7(a), such policies may have higher deductibles or self-insured retention than permitted by Section 3.7(b), but not in excess of $500,000, if the Tenant shall have posted for the benefit of the Landlord and Lender a Letter of Credit in the amount of the difference between (x) the deductible or self-insured retention provided in such policy and (y) the deductible or self-insured retention permitted by Section 3.7(b).  Such Letter of Credit, notwithstanding anything to the contrary, may be issued by Bank of America, Citibank, JPMorgan Chase or Wachovia so long as the long term unsecured debt obligations of such bank are rated at least "A" by Standard & Poor's Rating Group.

(c) Every such policy (other than any general public liability, auto liability or worker’s compensation policy) shall bear a mortgagee’s loss payable clause or a mortgagee endorsement in favor of the mortgagee or beneficiary (whether one or more, and together with its or their successors and assigns, the “Lender”) under each mortgage, deed of trust or similar security instrument creating a lien on the interests of Landlord in the Premises (whether one or more, the “Indenture”), and any loss under any such policy shall be payable to the Lender which has a first lien on such interests (if there is more than one first Lender, then to the trustee for such Lenders) to be held and applied pursuant to this Article 3.

(d) All such insurance (other than any worker’s compensation policy) shall be endorsed to provide that:

(i)
such insurance will not be canceled or amended except after thirty (30) days’ written notice to Landlord and Lender and that it shall not be invalidated by any act or negligence of Landlord, Tenant or any person or entity having an interest in the Premises, nor by occupancy or use of the applicable Projects for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to a Project, nor by change in title to or ownership of a Project;

(ii)
Landlord and Lender are each an additional insured with the understanding that any obligation imposed upon the insured (including, without limitation, the liability to pay premiums, but excluding any obligation of the insured to cooperate with any insurer or any insurer’s representative in the investigation, defense or settlement of any claim covered under such insurance) shall be the sole obligation of Tenant and not that of any other insured;

(iii)	all insurance proceeds payable under any policy of property, sprinkler or flood insurance with respect to the Premises shall be paid to Lender (or if no Lender exists, to Landlord);

(iv)
the interests of the Lender shall not be invalidated by any action or inaction of the Landlord, Tenant or any other person, and such insurance shall insure the Lender regardless of any breach or violation by the Tenant, the Landlord or any other person of any warranties, declarations or conditions contained in the policies relating to such insurance or application therefor;

(v)
the interests of Landlord shall not be invalidated by any action or inaction of the Tenant or any other person, and such insurance shall insure the Landlord regardless of any breach or violation by the Tenant or any other person of any warranties, declarations or conditions contained in the policies relating to such insurance or application therefor;

(vi)
the insurer thereunder waives all rights of subrogation against the Lender  and Landlord and waives any right of set-off and counterclaim and any other right of deduction, whether by attachment or otherwise;

(vii)
such insurance shall be primary to Tenant without right of contribution from any other insurance carried by or on behalf of Tenant with respect to Tenant’s operation only or Landlord or the Lender or any other person with respect to its interest in a Project;

(viii)	all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(e) Tenant shall deliver to Landlord and Lender originals of the applicable insurance policies (without any necessity for request) or binding certificates evidencing renewal and original or duplicate certificates of insurance (without any necessity for request), satisfactory to and permitting reliance thereon by Landlord and Lender, evidencing the existence of all insurance which is required to be maintained by Tenant under this Lease, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least thirty (30) days prior to the expiration of any such insurance.  In the event of any transfer by Landlord of its interest in the Premises or any financing or refinancing of Landlord’s interest in any Project, Tenant shall, upon not less than ten (10) days’ prior written notice, deliver to Landlord or any Lender providing such financing or refinancing, as the case may be, certificates of all insurance required to be maintained by Tenant under this Lease naming such transferee or such Lender, as the case may be, as an additional named insured to the extent required herein effective as of the date of such transfer, financing or refinancing.  Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 3.7 unless Landlord is additionally named insured therein and unless there is a Lender endorsement in favor of Lender with loss payable as provided herein.  Tenant shall immediately notify Landlord whenever any such separate insurance is obtained and shall deliver to Landlord and Lender the policies or certificates evidencing the same.  Any insurance required under this Lease may be provided under blanket policies provided that the Premises and the applicable coverage applicable thereto are specified therein.

(f) Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant pursuant to the provisions of Section 3.2(a), provided, that if an Event of Default shall have occurred and be continuing, Landlord shall have the sole right to make such adjustment and collection, but Tenant shall be entitled to any proceeds relating to Tenant’s Personal Property (subject to Landlord’s right to offset any amounts owed to Landlord under this Lease).

(g) If Tenant fails to maintain and deliver to Landlord the original policies and certificates of insurance required by this Lease, Landlord may, at its option, procure such insurance, and Tenant shall reimburse Landlord in the amount of all such premiums thereon promptly, upon demand by Landlord, with interest thereon at the Rate from the date paid by Landlord to the date of repayment; provided, however, that this sentence shall not prevent any default under this Section 3.7 from becoming an Event of Default.

(h) (1)  If required by Landlord, Tenant agrees that it shall deposit with Landlord, or, if directed by Landlord, to Lender (or its designee) (Landlord hereby irrevocably directs Tenant to make such deposits with Lender as long as the Indenture shall remain outstanding, and Tenant hereby grants a security interest in such account to Landlord and consents to the pledge of and the granting of a security interest in such account by Landlord to Lender) on each Payment Date, as Additional Rent, one twelfth (1/12) of the estimated insurance premiums necessary to pay for renewal of all insurance required to be maintained by Tenant hereunder (collectively, the "Estimated Premiums") at least thirty (30) days prior to expiration of any policy as reasonably estimated by Landlord.  To the extent permitted by applicable law, neither Landlord nor Lender or its designee, as Depository, shall be required to maintain the Estimated Premiums in an account separate from other funds of such party or to deposit any such amounts in an interest-bearing account.  Tenant shall deposit with Depository, prior to the date which is thirty (30) days prior to the due date of insurance premiums, such additional amount as may be necessary to provide Depository with sufficient funds in such deposit account to pay each such insurance premium at least thirty (30) days in advance of the due date thereof.  Depository shall apply the aforesaid deposits and interest, if any, thereon for such purpose not later than the last day on which any such insurance premiums are due or disburse or cause Depository to disburse them to Tenant upon presentation of evidence of payment and a certificate of an officer of Tenant in form and substance satisfactory to Landlord.  If, at any time, the amount of any insurance premiums are increased or Landlord or Lender receives information that such insurance premiums will be increased, or if Landlord shall determine in its reasonable judgement that the amounts of such deposit will be insufficient for the payments due, and if the monthly deposits then being made by Tenant for this purpose (if continued) would not make up a fund sufficient to pay such insurance premiums thirty (30) days prior to the due date, said monthly deposits thereupon shall be increased and Tenant immediately shall deposit with the Depository, on demand, sufficient moneys so that the moneys then on hand for the payment of said insurance premiums, plus the increased payments and such additional sums demanded, shall be sufficient so that the Depository shall have received from Tenant adequate amounts to pay such insurance premiums at least thirty (30) days before such insurance premiums become due and payable.  In the event the amount of the funds deposited by Tenant exceeds the amount necessary to fully fund the Estimated Premiums, then Landlord shall decrease the amount required for subsequent deposits under this Section 3.7(h).  For purposes of determining whether the Depository has on hand sufficient moneys to pay any particular insurance premium at least thirty (30) days prior to the due date therefor, deposits for each category of insurance premium shall be treated separately, it being the intention that the Depository shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable.  Notwithstanding the foregoing, it is understood and agreed that (i) to the extent permitted by applicable law, deposits provided for hereunder may be held by the Depository in a single bank account and commingled with other funds of the Depository, and (ii) the Depository may, if Tenant fails to make any deposit required hereunder, apply deposits made for any one insurance premium for the payment of the same, any other insurance premium or any outstanding Basic Rent or Additional Rent.  If  an Event of Default shall have occurred and be continuing under this Lease, all deposits then held by the Depository shall be applied on account of any and all sums due under this Lease and Tenant shall forthwith pay the resulting deficiency in accordance with the terms hereof.  If Landlord ceases to have any interest in any Project, Landlord shall direct the Depository to transfer to the person or entity who owns or acquires such interest in such Project and is the transferee of the Landlord's interest in this Lease, the deposits made pursuant to the provisions hereof.  In addition, in the event that Lender (or a servicing agent on Lender's behalf) is the Depository, Lender shall have the right to transfer the deposits (or to cause its servicing agent to transfer such deposits) to any transferee of the Indenture or to the holder of any substitute Indenture.  Upon any such transfer of the deposits, after acknowledgement of such transfer by the transferee and notice thereof to Tenant, the transferor shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said deposits.  Tenant shall be deemed the owner of such deposits and shall pay any taxes associated therewith.

(2)  Tenant shall not be required to make the deposits required by Section 3.7(h) so long as (i) Tenant shall pay all insurance premiums as the same become due and payable before delinquency, (ii) Tenant shall, upon request, furnish to Landlord receipts for payment of all insurance premiums or other evidence of such payment reasonably satisfactory to Landlord, (iii) no Event of Default shall have occurred and be continuing, (iv) Tenant has a Net Worth in excess of $100,000,000 and (v) Tenant is maintaining a Rent Coverage Ratio with respect to all Projects of at least 1.25:1.  Tenant's obligation to make the deposits required by Section 3.7(h) shall immediately resume and shall continue (x) in the event of the failure of any condition set forth in clauses (i), (ii) or (iii) above, until the termination or earlier expiration of this Lease, (y) in the event of the failure of the condition set forth in clause (iv) above, until such time as Tenant's Net Worth shall be equal to or greater than $150,000,000 and (z) in the event of the failure of the condition set forth in clause (v) above, until such time as Tenant's Rent Coverage Ratio with respect to all Projects is equal to or greater than 1.5:1.

(i) Notwithstanding anything in Section 3.7(h) to the contrary, Landlord shall waive the requirements of Section 3.7(h) so long as (i) no Event of Default shall have occurred and be continuing and (ii) Tenant shall have paid all premiums or Estimated Premiums at least thirty (30) days prior to the expiration date of any applicable policy and shall have supplied Landlord and Lender, in accordance with Section 3.7(e), evidence of such payment.

(j) The requirements of this Section 3.7 shall not be construed to negate or modify Tenant’s obligations under Section 2.4.

3.8	Alterations.

(a) Tenant may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements (collectively, “Alterations”), provided that (1) the fair market value, residual value, utility and useful life of the applicable Project shall not be reduced or lessened other than to a de minimis extent thereby or cause the Project to be characterized as "limited-use property," as defined in Rev. Proc. 2001-28, (2) such Alterations shall be expeditiously completed in a good and workmanlike manner, free and clear of liens and encumbrances, and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Tenant under this Lease, (3) Tenant shall not make any Alterations in violation of the terms of any restriction, easement, condition, covenant or other matter affecting title to or use of a Project and (4) no Material Alterations (as hereinafter defined), shall be made unless Landlord’s prior written consent shall have been obtained, which consent shall not be unreasonably withheld, delayed or conditioned, unless an Event of Default shall have occurred and be continuing in which case such consent may be withheld by Landlord in its sole discretion.  “Material Alteration” is defined as either (A) Structural Work (as hereinafter defined), or (B) a demolition of any material portion of the Improvements, or (C) Alterations which would materially and adversely affect the building systems or equipment, or (D) Work which involves the construction of a shared common or party wall on a property line which separates a Project from adjacent land, or (E) Work for which the Estimated Cost is in excess of $150,000 at any one time for any particular Project or which would cause Work then being conducted for all Projects to exceed $500,000 at any one time, excluding, for purposes of this clause (E) only, such other Work effected pursuant to standard renovation plans that have previously been approved by Landlord, and as required by the Indenture, Lender (it being understood that any request for such approval shall not be considered unless each of Landlord and Lender has received detailed plans and specifications, and other information with respect to the proposed renovations as may be reasonably requested).  “Structural Work” is defined as Work which involves in any material respect any roof, load-bearing wall, structural beams, columns, supports, foundation or any other structural element of the Premises.  “Estimated Cost” is defined as the estimated cost of materials, construction and labor (including architects, engineers or other professionals), as estimated by a licensed Architect (or if not required to be estimated by an Architect, as reasonably estimated by Tenant), which estimate together with a complete description of the Work and all related work shall be delivered to, and such estimate and description reasonably approved by, Landlord and, as required by the Indenture, Lender, before the commencement of any Work.  In addition to the limitations set forth in (1) through (4) above, Tenant agrees that all Alterations, Material Alterations, Structural Work, restoration, repair and any other work which Tenant shall be required or permitted to do under the provisions of this Lease (hereinafter collectively called the “Work”) shall be performed in each case subject to the following:

(i)
Tenant shall not perform any Work which shall have a material adverse effect on the use or operation of any Project, as operated by Tenant as of the date hereof (except such adverse effect as shall occur during the period of time needed to complete the Work).  Any Work when completed shall be of such a character as not to materially reduce the value or could reasonably be anticipated to materially reduce net operating income of the affected Project below its value immediately prior to the commencement of such Work or damage to such Project necessitating such Work or change.

(ii)
Except with respect to adverse effects occurring during the period of time needed to complete the applicable Work, no Work shall be performed by Tenant if the same would materially reduce the usable square footage of the applicable Project, or would materially weaken, temporarily or permanently, the structure of the applicable Project or any part thereof, or reduce the permitted uses thereof under applicable zoning laws or impair other amenities of such Project.

(iii)
No Material Alterations shall be commenced until plans and specifications (including layout, architectural, mechanical and structural drawings, where appropriate), prepared by an Architect shall have been submitted to and approved by Landlord (such approval not to be unreasonably withheld and such approval to be deemed denied if Landlord has not responded within 30 days of submission), and no such Work shall be undertaken except under the supervision of the Architect.

(iv)
The reasonable cost and expense paid to third parties (including Landlord’s asset manager or, as required by the Indenture, any servicer retained by Lender) of Landlord’s and Lender’s respective (A) review of any plans and specifications required to be furnished pursuant to this Lease and (B) reasonable review/supervision of any such Work shall be paid by Tenant to Landlord within ten (10) days after demand.

(v)
All Work shall be commenced only after all required municipal and other governmental permits, authorizations and approvals shall have been obtained by Tenant, at its own cost and expense, and copies thereof delivered to Landlord.  Landlord will, on Tenant’s written request, promptly execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals, provided that Tenant shall bear any expense or liability of Landlord in connection therewith; provided, however, that none of the foregoing shall, in any manner, result in a change in zoning or otherwise have a material adverse affect on the ability to use such Project as currently operated by Tenant.

(vi)
If the Work shall constitute a Material Alteration, it shall not be commenced until Tenant shall have obtained and delivered to Landlord, and as required by the Indenture, Lender, either (A) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the state in which such Project is located and satisfactory to Landlord and, as required by the Indenture, Lender), each in an amount equal to the Estimated Cost of such Work and in form otherwise satisfactory to Landlord, and as required by the Indenture, Lender, or (B) such other security as shall be reasonably satisfactory to Landlord, and as required by the Indenture, Lender; provided, that if at the time the Work is commenced (w) either Tenant or a Guarantor then maintains and continues to maintain until such Work is completed an Acceptable Credit Rating, (x) no Event of Default shall have occurred and be continuing, (y) the Estimated Cost of the Work with respect to a particular Project does not exceed $250,000 and (z) the aggregate Estimated Cost of all Work then being undertaken by Tenant with respect to all of the Projects does not exceed $500,000, then Tenant shall not be required to comply with this subsection (vi).

(vii)
All Work shall be performed in a good and workmanlike manner, and in accordance with all Legal Requirements, as well as any plans and specifications therefor which shall have been approved by Landlord.  All Work shall be commenced and completed in a commercially reasonable manner.

(viii)
Subject to the terms of Section 2.6 hereof, the cost of all Work shall be paid promptly, in cash, so that the Premises and Tenant’s leasehold estate therein shall at all times be free from (A) liens for labor or materials supplied or claimed to have been supplied to any Project or Tenant, and (B) chattel mortgages, conditional sales contracts, title retention agreements, security interest and agreements, and financing agreements and statements.

(ix)
Upon completion of any Work, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Work required by any governmental or quasi-governmental authority and shall furnish Landlord with copies thereof, and, if the Work constituted Material Alterations, together with “as-built” plans and specifications for such Work.

(x)
Any Work shall be subject to inspection at any time and from time to time by any of Landlord or, as required by the Indenture,  Lender, their respective architect(s), or their duly authorized construction representatives, and if any such party upon any such inspection shall be of the opinion that the Work is not being performed in accordance with the provisions of this Section 3.8 or the plans and specifications, or that any of the materials or workmanship are unsound or improper, Tenant shall correct any such failure and shall replace any unsound or improper materials or workmanship.  Anything contained herein to the contrary notwithstanding, any different procedure for the performance of Work which may be required under any Indenture shall take precedence over and be in addition to the procedures provided for in this Lease.

(xi)
Except as may be expressly provided to the contrary under this Lease with respect to Severable Alterations or with respect to Tenant’s Personal Property, all Alterations installed in or upon any Project at any time during the Term shall become the property of Landlord (and shall not constitute Tenant’s Personal Property) and shall remain upon and be surrendered with the Premises unless Landlord, by notice to Tenant no later than ninety (90) days prior to the date the lease Term expires as set forth on Schedule C hereto (such date, the “Expiration Date”), elects to have the same removed or demolished by Tenant, in which event, the same shall be removed from the Project by Tenant prior to the termination of this Lease, at Tenant’s expense.  Tenant may expressly request in Tenant’s written request for consent that Landlord determine its election prior to installation (which written request shall include the estimated cost of removal and restoration).  Tenant shall immediately repair any damage to any Project caused by its removal of any of the Severable Alterations or Tenant’s Personal Property or Alterations which remain the property of Tenant pursuant to the terms of this Section.  All property permitted or required to be removed by Tenant at the end of the Term remaining in any Project after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from such Project by Landlord at Tenant’s expense.  The provisions of this Section shall survive the expiration or earlier termination of the Term.

(b) Tenant may, at its cost and expense, install, or place upon or reinstall, or replace and remove from any Project any Tenant’s Personal Property.  Subject to and conditioned upon compliance with the provisions of Section 3.8(a) above, Tenant may make Alterations or undertake construction which requires sharing the use of existing facilities and utilities, provided that reciprocal easement agreements and joint use agreements allocate ownership, use and expenses to the reasonable satisfaction of Landlord, and provided that the same comply with the provisions of Section 3.10.  No such construction shall impair the structural and functional integrity of any Project as an independent commercial property, in compliance with Legal Requirements, at the time the Alterations are made or at the end of the Term of this Lease.

3.9	Severable Alterations

.  Alterations that (1) are readily removable without causing damage to a Project by more than a minimal extent, (2) will not reduce the value, useful life or utility of the applicable Project other than to a de minimis extent if removed, and (3) are not required for the lawful occupancy of the applicable Project are sometimes referred to herein as “Severable Alterations”.  Title to Severable Alterations will remain in Tenant and shall be treated for purposes of this Lease as Tenant’s Personal Property unless the cost thereof shall have been paid or financed by Landlord.  If Tenant does not purchase the applicable Project upon termination of this Lease with respect to such Project, Landlord shall have the right to purchase any or all such Severable Alterations for fair market value at the termination of this Lease, such fair market value to be determined by following the appraisal procedure set forth in Section 3.4(c)(i).  It is specifically understood that the F&E shall not, in any event, be considered to be Severable Alterations.

3.10	Easements.

(a) Landlord agrees from time to time during the Term of this Lease, at the request of Tenant, without additional consideration (1) to sell, assign, convey, or otherwise transfer an interest in any Project of a nature described in this Section 3.10 to any Person legally empowered to take such interest under the power of eminent domain which Person has indicated that it intends to so do, (2) to grant easements, licenses, rights of way and other rights and privileges in the nature of easements, of such nature, extent and duration as Tenant may reasonably request, provided that such easements, licenses, rights of way and other rights and privileges are customarily granted by prudent  operators, managers or owners of properties similar to the Projects; (3) to release or relocate existing easements and appurtenances which are for the benefit of any Project; (4) to dedicate or transfer unimproved portions of a Project for road, highway or other public purposes; (5) to execute petitions to have a Project annexed to any municipal corporation or utility district; (6) to execute amendments to any covenants and restrictions affecting a Project; and (7) to execute and deliver any instrument necessary or appropriate to confirm or effect such grants, releases, dedication, transfer, petition or amendment to any person in each of the foregoing instances, the same to be without consideration, but only if, in each of the foregoing instances (i) such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of business of Tenant on the applicable Project, (ii) such grant, release, dedication, transfer, petition or amendment does not materially impair the effective use of the Project for its intended purposes or materially and adversely affect its value, useful life or utility, (iii) Tenant reasonably considers the consideration, if any, being paid for such grant, release, dedication, transfer, petition or amendment to be fair and adequate, (iv) for so long as this Lease is in effect, Tenant will perform all obligations, if any, of Landlord under the applicable instrument, and (v) Landlord and Lender shall have received (W) a certificate from the appropriate officer of Tenant certifying as to the satisfaction of the conditions described in clauses (i) through (iv) above, (X) a duly authorized undertaking of Tenant and each Guarantor, in form and substance reasonably satisfactory to Landlord, to the effect that Tenant will remain obligated under this Lease, and Guarantor will remain obligated under its guaranty of Tenant’s obligations under this Lease, to the same extent as if such grant, release, dedication, transfer, petition amendment had not been made, and (Y) such instruments, certificates (including evidence of authority), surveys, title insurance policy endorsements, and opinions of counsel reasonably acceptable to Landlord, as Landlord may reasonably request.  Any easement that imposes any obligation or liability on Landlord shall expressly provide that it is without recourse to Landlord (except to the extent of Landlord’s interest in the Project), and that any lien arising by virtue of the nonperformance of obligations under such easement shall be subordinate to the lien of any Indenture.  As required by the Indenture, the grant of any such easement and the taking of any other action pursuant to this Section 3.10, shall be subject to Lender’s consent, which consent shall not be unreasonably withheld or delayed.  Tenant shall be responsible for the payment of all costs and expenses paid to third parties (including the reasonable costs and expenses of Landlord and Lender) incurred in connection with this Section 3.10.  Subject to the provisions of Sections 3.2 and 3.6, any consideration received for the grants, releases, dedications, transfers, petitions or amendments outlined in this Section shall be the property of Landlord.

(b) Without limiting the generality of any other provision of this Lease requiring payments of Additional Rent, if any Project is presently, or should at sometime in the future be, affected by an easement agreement, Tenant agrees during the Term of this Lease (i) to perform all of the duties and obligations of Landlord under such easement agreement (including, without limitation, paying any and all costs, charges and assessments imposed thereunder), (ii) to comply with all of the terms, conditions, covenants, provisions, restrictions and agreements set forth in such easement agreement, (iii) that any obligation or liability arising under any such easement agreement shall be nonrecourse to Landlord (except to the extent of Landlord’s interest in the Project and this Lease), (iv) that any lien against the Project arising by virtue of the nonperformance of obligations under such easement agreement shall be subordinate to the lien of any Indenture; and (v) to indemnify, defend and hold the Indemnified Parties harmless from and against every, any and all demands, claims and assertions of liability, or action relating to Tenant’s failure to comply with the obligations set forth in this Section 3.10(b).  Landlord agrees that it shall not (except as may be required by any governmental agency or in connection with any condemnation proceeding) enter into any easement without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed.

3.11	Fixtures and Equipment

.  Tenant acknowledges that the F&E is the property of Landlord and that Landlord has granted, and may hereafter grant, a security interest therein to Lender.  Tenant hereby represents and warrants to Landlord that the F&E is free and clear of any and all liens, security interests or other encumbrances as of the date hereof, other than the lien and security interest of the Indenture.  Tenant hereby agrees to maintain the F&E in good condition and repair, reasonable wear and tear excepted.  In no event shall any of the Landlord’s F&E be discarded or removed from a Project unless such F&E is replaced by similar F&E with a value and utility, not less than, by more than a de minimis amount, the value and utility of the replaced F&E.

3.12	Right of First Offer.

(a) If Landlord desires to sell or offer for sale all of the Premises to any unaffiliated third party, Landlord shall first provide Tenant in writing all of the material economic terms and conditions of the proposed sale, including, without limitation, the price (the "Offered Terms") and the requirements for compliance with or satisfaction of any transfer, assignment and assumption obligations under any loan then outstanding, and shall offer Tenant the opportunity to purchase such interest for the same purchase price and otherwise on substantially the same terms and conditions as such Offered Terms (other than representations and warranties that may be offered as an inducement to certain third parties).  Tenant shall have the right to accept the Offered Terms by written notice to the Landlord given within thirty (30) Days after Tenant's receipt of the Offered Terms; provided, however, that the Tenant shall have satisfied any transfer, assignment and assumption obligations and any other requirements of Landlord in connection therewith under any loan then outstanding prior to Tenant’s consummation of such purchase.  If Tenant does not accept the Offered Terms within thirty (30) Days after receipt of the Offered Terms from the Landlord (with silence being deemed a rejection of such offer), Tenant shall be deemed to have rejected the Offered Terms and the Landlord may enter into a contract to sell such interest during the twelve (12) month period beginning on the date of the expiration of the applicable period, provided, that a sale resulting from such offer shall be consummated on substantially the same terms as the Offered Terms (other than representations and warranties that may be offered as an inducement to certain third parties) (it being agreed that any sale at a price that is equal to or greater than 95% of the purchase price contained in the Offered Terms shall be considered to be substantially the same terms as to price).  If such sale is not consummated within such twelve (12) month period, the provisions of this Section 3.12 shall again apply in respect of any proposed offer of any such interest in such Project to an unaffiliated third party whether made during such twelve (12) month period or thereafter.

(b) Notwithstanding anything contained to the contrary in this Section 3.12, Tenant shall not have the right of first offer under Section 3.12(a) (i) while an Event of Default has occurred and is continuing; (ii) following a retention of a Project by the Landlord in connection with a rejection of a Rejectable Offer or a Rejectable Substitution Offer; (iii) at any time after the expiration or earlier termination of this Lease; (iv) in connection with a foreclosure or deed in lieu thereof delivered in connection with the exercise of remedies under the Indenture; or (v) in connection with a conveyance by Lender or its designee subsequent to a foreclosure or deed in lieu thereof.

ARTICLE 4.

4.1	Assignment and Subletting.

(a) Tenant shall not be permitted to transfer or assign this Lease (whether directly or indirectly, including without limitation by any indirect transfer effected through a Subject Transfer (as hereinafter defined); provided, however, that so long as no Event of Default has occurred and is continuing, Tenant may assign its interest in this Lease with the prior written consent of Landlord and Lender (such consent not to be unreasonably withheld) or pursuant to Section 4.1(d).  No assignment permitted hereunder shall (a) relieve Tenant of any of its obligations, liabilities or duties hereunder, which shall be and remain those of a principal and not a guarantor, (b) cause any portion of the Premises to be tax-exempt use property within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended, or (c) be to an assignee that is bankrupt or insolvent as of the effective date of such assignment.

(b) The Tenant may sublease all or any part of the Premises at any time on such terms and conditions as Tenant may desire in its sole discretion, without the consent of Landlord; provided, however, that (i) any such sublease shall be expressly subject and subordinate to this Lease and the Indenture and shall not release Tenant from any of its obligations or liabilities under this Lease; (ii) no such sublease may be entered into if an Event of Default has occurred and is continuing; (iii) any sublessee shall not be bankrupt or insolvent at the inception of the sublease and shall be permitted to use the Premises only as permitted by Section 1.2; (iv) any such sublease shall be for a term that does not extend beyond the Primary Term or any Extended Term, Wintergreen Extended Term or FMV Extended Term that has been irrevocably elected; (v) the subtenant is not a tax-exempt entity within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended.  Tenant shall supply copies of any sublease to Landlord upon request.

(c) Landlord and Lender shall not unreasonably withhold execution and delivery of a subordination, non-disturbance and attornment agreement in the form attached to this Lease as Exhibit I (a "Non-Disturbance Agreement"), in connection with a sublease by Lessee complying with Section 4.1(b), provided (i) such sublease is for an entire Project and for a term of not less than five (5) years, (ii) the rent payable under such sublease is equal to the greater of (A) the fair market rental value of such Project or (B) the Basic Rent allocable to such Project (such amount to be determined by multiplying the annual Basic Rent by a fraction, the numerator of which is the amount allocated to such Project in Schedule G, and the denominator of which is the aggregate amount allocated in Schedule G to all Projects then subject to this Lease), (iii) the terms of such sublease shall not be contrary to the terms of this Lease, (iv) either (A) the subtenant has an Acceptable Credit Rating, or (B) Tenant has an Acceptable Credit Rating and the subtenant (1) is a national or regional retailer that operates a portfolio of not less than ten (10) stores, (2) has a net worth of not less than $50,000,000 and (3) has a debt to cash flow ratio of not more than 3.5 to 1 for each of the three (3) preceding fiscal years of subtenant, (v) the subtenant is obligated to provide financial reporting similar to the reporting requirements applicable to Tenant or a Guarantor hereunder and (vi) the subtenant shall have acknowledged that neither Landlord nor Lender shall be liable to subtenant for any act or omission of Tenant.  Lessor and Lender shall execute and deliver the Non-Disturbance Agreement with respect to such sublease within twenty (20) Business Days after request by Tenant so long as (x) Tenant pays all reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection therewith, (y) no Event of Default has then occurred and is continuing and (z) the Tenant shall have delivered a certificate to the Lessor and the Lender confirming compliance with this Section 4.1.

(d)   Any Subject Transfer (as hereinafter defined) shall require the prior written consent of each of Landlord and Lender; provided, however, that such consent shall not be required if immediately after giving effect to the Subject Transfer, (a) Tenant shall have a credit rating at least equal to its credit rating on the day preceding the Subject Transfer, (b) Tenant or any surviving or successor entity shall assume in writing the obligations under this Lease, (c) no Event of Default shall have occurred and be continuing, and (d) Tenant shall have delivered a certification that all conditions set forth above in this subparagraph (d) have been satisfied.  For the purposes of this Section 4.1(d) "Subject Transfer" shall mean the sale, assignment or other transfer, in a single transaction or a series of related transactions, of 50.1% or more of the outstanding common stock of Tenant (without regard to any sale, assignment, gift or other transfer to any spouse or direct descendant of any holder of such common stock as of the date hereof) to any "person" or "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

(e) Neither this Lease nor the Term hereby demised shall be mortgaged or pledged by Tenant, nor shall Tenant mortgage or pledge its interest in any sublease of any portion of the Premises or the rentals payable thereunder.  Any such mortgage or pledge, any sublease made other than as expressly permitted by this Section 4.1, and any assignment of Tenant’s interest under this Lease made other than as expressly permitted by this Section 4.1, shall be void.

(f) Without implying any authority of Tenant to assign this Lease or sublet any Projects (other than as set forth herein), if this Lease is assigned pursuant to the provisions hereof, or if any Project or any part thereof is sublet or occupied by any person or entity other than Tenant, Landlord may, after an Event of Default has occurred and is continuing, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Basic Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed under this Lease, and, subsequent to any assignment or subletting, Tenant’s liability under this Lease shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant under this Lease from any liability, to all of which Tenant hereby consents in advance.

ARTICLE 5.

5.1	Conditional Limitations; Default Provisions.

(a) Any of the following occurrences or acts shall constitute an “Event of Default” under this Lease:

(i)
if Tenant shall (1) fail to pay any Basic Rent, Additional Rent or other sum as and when required to be paid by Tenant under this Lease, and such failure shall continue for two (2) Business Days (with respect to Basic Rent or 5 Business Days (with respect to Additional Rent or any other sum) after delivery of written notice from Landlord (or Lender) to Tenant that such payment was not received when due, or (2) fail to observe or perform any other provision of this Lease (other than those referred to in clauses (vii) and (ix) of this Section 5.1(a)) and such failure shall continue for thirty (30) days after written notice to Tenant of such failure (provided, that in the case of any such failure which is capable of being cured but cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period, if Tenant shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period as is necessary to complete the curing thereof with diligence, but in no event to exceed one hundred eighty (180) days from the date of such failure; or;

(ii)
if any representation or warranty of Tenant, Seller or Guarantor set forth herein, in the Contract of Sale or in any notice, certificate, demand, request or other document or instrument delivered to Landlord in connection with this Lease shall prove to be incorrect in any material respect as of the time when the same shall have been made; or

(iii)
if Tenant or any guarantor of Tenant’s obligations under this Lease (a “Guarantor”) shall file a petition in bankruptcy or for reorganization or for an arrangement, administration, liquidation or receivership pursuant to any federal or state law (or any other law governing a Guarantor), or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant or a Guarantor as a bankrupt or its reorganization pursuant to any federal or state bankruptcy, liquidation, voluntary administration, administration, receivership, moratorium or trust law or any similar federal or state law shall be filed in any court and Tenant or such Guarantor shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or

(iv)
if a receiver, trustee, administrator or liquidator of Tenant or any Guarantor or of all or substantially all of the assets of Tenant or such Guarantor or of any Project or Tenant’s estate therein shall be appointed in any proceeding brought by Tenant or a Guarantor, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant or a Guarantor and shall not be discharged within ninety (90) days after such appointment, or if Tenant or a Guarantor shall consent to or acquiesce in such appointment; or

(v)	if any Project shall have been left unoccupied and unattended for a period of thirty (30) days (other than as permitted by Section 1.2(b)); or

(vi)	if Tenant or a Guarantor shall dissolve or otherwise fail to maintain its legal existence; or

(vii)	if Tenant shall default under Section 4.1(a), 4.1(b) or 4.1(d) or Schedule K of this Lease; or

(viii)	if any Guarantor shall default under the provisions of its guaranty; or

(ix)
if Tenant shall fail to maintain any insurance required to be maintained by Tenant in accordance with the terms and conditions of Section 3.7 of this Lease or the letter of even date herewith from Tenant to Landlord relating to insurance; or

(x)	if Tenant shall default under Sections 7.2 and/or 7.3 of this Lease.

(xi)	Any event that but for the giving of notice or the passage of time would be an Event of Default shall be a “Default.”

(b) If an Event of Default shall have occurred and be continuing Landlord shall be entitled to all remedies available at law or in equity.  Without limiting the foregoing, Landlord shall have the right to give Tenant notice of Landlord’s termination of the Term of this Lease.  Upon the giving of such notice, the Term of this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant under this Lease shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

(c) If an Event of Default shall have happened and be continuing, Landlord shall have the immediate right, whether or not the Term of this Lease shall have been terminated pursuant to Section 5.1(b), to re-enter and repossess the Premises and the right to remove all persons and property therefrom by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable, so long as Landlord is proceeding in accordance with applicable law and, if required under applicable law, under authority of a court of proper jurisdiction.  Landlord shall be under no liability by reason of any such re-entry, repossession or removal.  No such re-entry, repossession or removal shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is given to Tenant pursuant to Section 5.1(b).

(d) At any time or from time to time after a re-entry, repossession or removal pursuant to Section 5.1(c), whether or not the Term of this Lease shall have been terminated pursuant to Section 5.1(b), Landlord may (but shall be under no obligation to) relet any or all of the Projects for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such conditions and for such uses as Landlord, in its absolute discretion, may determine.  Landlord may collect any rents payable by reason of such reletting.  Landlord shall not be liable for any failure to relet any of the Projects or for any failure to collect any rent due upon any such reletting.

(e) No expiration or earlier termination of the Term of this Lease pursuant to Section 5.1(b), by operation of law or otherwise, and no re-entry, repossession or removal pursuant to Section 5.1(c) or otherwise, and no reletting of the Premises pursuant to Section 5.1(d) or otherwise, shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive such expiration, termination, re-entry, repossession, removal or reletting.

(f) In the event of the expiration or earlier termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Basic Rent, Additional Rent and other sums required to be paid by Tenant, in each case together with interest thereon at the Rate from the due date thereof to and including the date of such expiration, termination, re-entry, repossession or removal; and thereafter, Tenant shall, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal and whether or not any Projects shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages:  (i) all Basic Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of any such expiration, termination, re-entry, repossession or removal, less (ii) the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 5.1(d), after deducting from such proceeds all expenses of Landlord in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses (including fees and expenses of appellate proceedings), employees’ expenses, alteration costs and expenses of preparation for such reletting).  Tenant shall pay such liquidated and agreed current damages on the dates on which Basic Rent would be payable under this Lease in the absence of such expiration, termination, re-entry, repossession or removal, and Landlord shall be entitled to recover the same from Tenant on each such date.

(g) At any time after any such expiration or earlier termination of the Term of this Lease or re-entry or repossession of the Premises or removal of persons or property thereon by reason of the occurrence of an Event of Default, whether or not Landlord shall have previously collected any liquidated and agreed current damages pursuant to Section 5.1(f), Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default and in lieu of all liquidated and agreed current damages beyond the date of such demand as outlined in Section 5.1(f) above (it being agreed that it would be impracticable or extremely difficult to fix the actual damages, and the liquidated and agreed final damages reasonably approximate to the actual damages Landlord would sustain on account of a Tenant Default or Event of Default, and the same are not intended to be a penalty), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent, Additional Rent and other sums which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 5.1(f) to pay liquidated and agreed current damages) for what would be the then-unexpired Term of this Lease in the absence of such expiration, termination, re-entry, repossession or removal, discounted at a rate equal to the then yield on U.S. Treasury obligations of comparable maturity to the Term (the “Treasury Rate”) over (b) the then fair rental value of the Premises for what would be such then unexpired Term of this Lease, discounted at the Treasury Rate for the same period (such excess being hereinafter referred to as “Liquidated Damages”).   For purposes of determining value pursuant to this Section 5.1(g), the following shall apply:  (a) determinations of fair rental value shall be made by an MAI appraiser (engaged by Landlord) who is a member of the American Institute of Appraisers, with copies of such determinations and supporting analysis to be provided to Tenant; and (b) all determinations of Liquidated Damages shall be binding on Tenant in the absence of manifest error.  If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such law.

5.2	Bankruptcy or Insolvency.

(a) In the event that Tenant shall become a debtor in a case filed by or against debtor under Chapter 7 of the Bankruptcy Code and Tenant’s trustee or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election to assume may be made only if the provisions of Sections 5.2(b) and 5.2(d) are satisfied as if the election to assume were made in a case filed under Chapter 11 of the Bankruptcy Code.  If Tenant or Tenant’s trustee shall fail to elect to assume this Lease within 60 days after the entry of the order for relief in the debtor’s case or such additional time as provided by the court within such 60-day period, this Lease shall be deemed to have been rejected.  Immediately thereupon Landlord shall be entitled to possession of the Premises without further obligation to Tenant or Tenant’s trustee and this Lease upon the election of Landlord shall terminate, but Landlord’s right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such bankruptcy proceeding shall survive, whether or not this Lease shall be terminated.

(b)

(i)    In the event that Tenant shall become a debtor in a case under Chapter 11 of the Bankruptcy Code, or in a case filed under Chapter 7 of the Bankruptcy Code which is converted to Chapter 11, Tenant’s trustee or Tenant, as debtor-in-possession, as the case may be, must elect to assume this Lease within one hundred twenty (120) days from the date of the entry of the order for relief in the debtor’s case or Tenant’s trustee or Tenant, as debtor-in-possession, as the case may be, shall be deemed to have rejected this Lease.  In the event that Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has failed to perform any of Tenant’s obligations under this Lease within the time periods (excluding grace periods) required for such performance, no election by Tenant’s trustee or the debtor-in-possession to assume this Lease, whether under Chapter 7 or Chapter 11, shall be permitted or effective unless each of the following conditions has been satisfied:

(1)  Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has cured all Events of Default under this Lease, or has provided Landlord with Assurance (as hereinafter defined) that it will cure all Events of Default susceptible of being cured by the payment of money within ten (10) days from the date of such assumption and that it will cure all other Events of Default under this Lease which are susceptible of being cured by the performance of any act promptly after the date of such assumption.

(2)  Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has compensated Landlord, or has provided Landlord with Assurance that within ten (10) days from the date of such assumption it will compensate Landlord, for any actual pecuniary loss incurred by Landlord arising from any Event of Default as indicated in any statement of actual pecuniary loss sent by Landlord to Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be.

(3)  Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has provided Landlord with Assurance of future performance of each of the obligations under this Lease, and shall also (i) deposit with Landlord, as security for the timely payment of rent under this Lease, an amount equal to one (1) advance installment (in addition to the installment then due as a result of Basic Rent being payable in advance pursuant to subitem (ii) below) of Basic Rent (at the rate then payable) which shall be applied to installments of Basic Rent in the inverse order in which such installments shall become due provided all the terms and provisions of this Lease shall have been complied with, (ii) agree that from and after such date all Basic Rent shall be due and payable in advance (rather than in arrears) on each Payment Date, and (iii) pay in advance to Landlord on the date each installment of Basic Rent is payable a pro rata share of Tenant’s annual obligations for Additional Rent and other sums pursuant to this Lease, such that Landlord shall hold funds sufficient to satisfy all such obligations as they become due.  The obligations imposed upon Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, by this Section shall continue with respect to Tenant or any assignee of this Lease after the conclusion of the debtor’s bankruptcy case.

(4)  The assumption of this Lease will not breach or cause a default under any provision of any other lease, mortgage, financing arrangement or other agreement by which Landlord is bound.

(ii)  For purposes of this Section 5.2, Landlord and Tenant acknowledge that “Assurance” shall mean no less than:  Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease, and (x) there shall have been deposited with Landlord, or the Bankruptcy Court shall have entered an order segregating, sufficient cash payable to Landlord to fulfill the obligations of Tenant under this Lease, and/or (y) Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, to cure the Events of Default under this Lease, monetary and/or non-monetary, within the time periods set forth above.

(c) In the event that this Lease is assumed in accordance with Section 5.2(b) and thereafter Tenant is liquidated or files or has filed against it a subsequent petition under Chapter 7 or Chapter 11 of the Bankruptcy Code, Landlord may, at its option, terminate this Lease and all rights of Tenant under this Lease by giving Tenant notice of its election to so terminate within thirty (30) days after the occurrence of any such event.

(d) If Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, has assumed this Lease pursuant to the terms and provisions of Sections 5.2(a) or 5.2(b) for the purpose of assigning (or elects to assign) this Lease, this Lease may be so assigned only if the proposed assignee (the “Assignee”) has provided adequate assurance of future performance (as hereinafter defined) of all of the terms, covenants and conditions of this Lease to be performed by Tenant.  Landlord shall be entitled to receive all cash proceeds of such assignment.  As used herein “adequate assurance of future performance” shall mean no less than that each of the following conditions has been satisfied:

(i)  The Assignee has furnished Landlord with either (1) (x) a copy of a credit rating of Assignee which Landlord reasonably determines to be sufficient to assure the future performance by Assignee of Tenant’s obligations under this Lease and (y) a current financial statement of Assignee audited by a certified public accountant indicating a net worth and working capital in amounts which Landlord reasonably determines to be sufficient to assure the future performance by Assignee of Tenant’s obligations under this Lease, or (2) a guarantee or guarantees, in form and substance satisfactory to Landlord, from one or more persons with a credit rating and net worth equal to or exceeding the credit rating and net worth of Tenant as of the date hereof.

(ii)  The Assignee has obtained all consents or waivers from others required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to permit Landlord to consent to such assignment.

(iii)  The proposed assignment will not release or impair any guaranty of the obligations of Tenant (including the Assignee) under this Lease.

(e) When, pursuant to the Bankruptcy Code, Tenant’s trustee or Tenant as the debtor-in-possession, as the case may be, shall be obligated to pay reasonable use and occupancy charges for the use of the Premises, such charges shall not be less than the Basic Rent, Additional Rent and other sums payable under this Lease.

(f) Neither the whole nor any portion of Tenant’s interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Tenant unless Landlord shall have consented to such transfer.  No acceptance by Landlord of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Landlord nor shall it be deemed a waiver of Landlord’s right to terminate this Lease as a result of any transfer of Tenant’s interest under this Lease without such consent.

(g) In the event of an assignment of Tenant’s interests pursuant to this Section 5.2, the right of Assignee to extend the Term of this Lease for an Extended Term, Wintergreen Extended Term or FMV Extended Term beyond the then Term of this Lease shall be extinguished.

5.3	Additional Rights of Landlord.

(a) No right or remedy under this Lease shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy under this Lease or now or hereafter existing.  Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future.  Receipt by Landlord of any Basic Rent, Additional Rent or other sums payable under this Lease with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless made in writing duly executed by Landlord.  Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Landlord by law or equity.

(b) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem any portion of the Premises or to have a continuance of this Lease after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term of this Lease as herein provided, and (ii) the benefits of any law which exempts property from liability for debt or for distress for rent.

(c) If Tenant shall be in default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under any of the provisions of this Lease, then, without thereby waiving such default, Landlord may, but shall be under no obligation to, take all action, including, without limitation, entry upon any or all of the Projects to perform the obligation of Tenant under this Lease immediately and without notice in the case of an emergency and upon 30 days written notice to Tenant in other cases (unless, within such 30 days Tenant shall have provided evidence to Landlord that Tenant has commenced and is diligently pursuing a cure of such default).  All expenses incurred by Landlord in connection therewith, including attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings), together with interest thereon at the Rate from the date any such expenses were incurred by Landlord until the date of payment by Tenant, shall constitute Additional Rent and shall be paid by Tenant to Landlord upon demand.

(d) If Tenant shall be in default in the performance of any of its obligations under this Lease, Tenant shall pay to Landlord or Lender, as appropriate, on demand, all expenses incurred by Landlord or Lender as a result thereof, including reasonable attorneys’ fees and expenses (including those incurred in connection with any appellate proceedings).  If Landlord or Lender shall be made a party to any litigation commenced against Tenant and Tenant shall fail to provide Landlord or Lender with counsel reasonably approved by Landlord or Lender, as appropriate, and pay the expenses thereof, Tenant shall pay all costs and reasonable attorneys’ fees and expenses in connection with such litigation (including fees and expenses incurred in connection with any appellate proceedings).

5.4	Waivers

.  If an Event of Default has occurred and is continuing, Tenant waives, to the extent permitted by law, the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end.  To the extent permitted by law, Tenant waives any and all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  The terms “enter”, “re-enter”, “entry” or “re-entry” as used in this Lease are not restricted to their technical legal meanings.

ARTICLE 6.

6.1	Notices and Other Instruments

.  All notices, consents, approvals and requests required or permitted under this Lease shall be given in writing and shall be effective for all purposes if hand delivered or sent by (i) certified or registered United States mail, postage prepaid, return receipt requested, or (ii) expedited prepaid delivery service, either overnight delivery service of a nationally recognized courier, commercial or United States Postal Service, with proof of attempted delivery, addressed as follows:

(i)	With respect to the Landlord:

Havertacq 11 LLC

c/o GE Capital Asset Management
Attention:  Robert Nowicki Haverty Sale/ Leaseback Asset Manager
GE Capital Real Estate
1528 Walnut Street
Philadelphia, PA  19102
Fax:  (215) 772-0361

with a copy to:

U.S. Realty Advisors, LLC
Attention:  David M. Ledy
1370 Avenue of the Americas, 29th Floor
New York, NY  10019
Fax:  (212) 581-4050

with a copy to:
GE Capital Real Estate
292 Long Ridge Road
Stamford, CT  06927
Attention:  General Counsel/Haverty Portfolio
Fax:  203-357-6768

with a copy to:

Paul D. Walker, Esq.
Dewey Ballantine LLP
333 South Grand Street
Suite 2600
Los Angeles, CA  90071-1530

with a copy to:

Havertacq 11 LLC
c/o GE Capital Asset Management
Attention:  Haverty Sale/Leaseback Asset Manager
GE Capital Real Estate
1528 Walnut Street
Philadelphia, PA 19102

(ii)	With respect to the Tenant:

Haverty Furniture Companies, Inc.
780 Johnson Ferry Road
Suite 800
Atlanta, GA 30342
Attention:  Chief Financial Officer and Real Estate Manager
with a copy to:
Robert H. West, Esq.
Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street, NE
Atlanta, Georgia  30309

Such address may be changed by any party in a written notice to the other parties hereto in the manner provided for in this Section.  A notice shall be deemed to have been delivered:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.  A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

6.2	Estoppel Certificates, Financial Information.

(a) Tenant shall at any time and from time to time during the Term of this Lease (but in no circumstances more often than two (2) times per calendar year unless in connection with a sale or refinancing of all or any of the Projects) upon not less than ten (10) days prior written request by Landlord, promptly execute, acknowledge and deliver to Landlord or to any prospective purchaser, assignee or mortgagee or third party designated by Landlord, a certificate stating:  (i) that this Lease is unmodified and is a valid, legal and binding obligation of Tenant in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (ii) the date to which Basic Rent and Additional Rent has been paid; (iii) whether there is any existing default by the Tenant in the payment of Basic Rent, whether there is an existing default by the Tenant in the payment of any Additional Rent beyond any applicable grace period, and whether there is any other existing default or Event of Default by either party hereto, and, if there is any such default, specifying the nature and extent thereof and the action taken to cure such default; (iv) whether there are any actions or proceedings pending against the Premises before any governmental authority to condemn any Project or any portion thereof or any interest therein and whether, to the knowledge of Tenant, any such actions or proceedings have been threatened; (v) whether there exists any material unrepaired damage to any Project from fire or other casualty; (vi) whether, to the knowledge of Tenant, there is any existing default by Landlord under this Lease; (vii) any offsets or defenses to the payment of Basic Rent or Additional Rent; (viii) that no actions, whether voluntary or involuntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state; and (ix) other items that may be reasonably requested.  Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of a Project.

(b) Tenant shall deliver to Landlord and to any Lender (A) within 90 days after the end of each calendar quarter and within 120 days after each calendar year a statement of Tenant's EBITDAR with respect to each Project for the previous calendar year, certified by the chief financial officer, treasurer or chief accounting offices of Tenant and (B) copies of all financial statements, reports, notices and proxy statements sent by Tenant to its stockholders or to the Securities and Exchange Commission; provided, however, that if such statements and reports do not include the following information, Tenant shall deliver to Landlord and to Lender the following:

(i)  Within one hundred twenty (120) days after the end of each fiscal year of Tenant, a balance sheet of Tenant and its consolidated subsidiaries as at the end of such year and a statement of profits and losses of Tenant and its consolidated subsidiaries for such year setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and audited by independent certified public accountants of recognized national standing selected by Tenant; and within ninety (90) days after the end of each fiscal quarter of Tenant (except for the fourth fiscal quarter) a balance sheet of Tenant and its consolidated subsidiaries as at the end of such quarter and statements of profits and losses of Tenant and its consolidated subsidiaries for such quarter setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year, in reasonable detail and scope, and certified by the chief financial officer of Tenant, the foregoing financial statements all being prepared in accordance with generally accepted accounting principles, consistently applied;

(ii)  Within ninety (90) days after the end of each fiscal year of Tenant, Project-level statements of profits and losses as at the end of such year, setting forth, in comparative form, the corresponding figures for the preceding year, in reasonable detail and scope, certified by the chief financial officer or treasurer of Tenant, and prepared in accordance with generally accepted accounting principles.

(iii)  With reasonable promptness, such additional information (including copies of public reports filed by Tenant) regarding the business affairs and financial condition of Tenant as Landlord may reasonably request.

(c) Upon request of Landlord, and upon concurrent compliance with the provisions of Section 6.2(d) below, Tenant shall enter into an agreement with any Lender pursuant to which Tenant shall agree:

(i)  that in the event that any such Lender, or any purchaser at a foreclosure sale, shall acquire title to a Project, Tenant shall attorn to such Lender or such purchaser, as the case may be, as its new Landlord and this Lease shall continue as a direct lease between Tenant and such Lender or purchaser, as the case may be, with respect to the Premises upon the terms and conditions set forth herein except that such Lender or purchaser, as the case may be, shall not be liable to Tenant for any actions or omissions of Landlord prior to the date such Lender or purchaser, as the case may be, acquired title to the applicable Project;

(ii)  Tenant shall not enter into any agreement with Landlord for the termination of this Lease unless Tenant receives the written consent of the Lender to such termination;

(iii)  no rejection by Landlord of any Rejectable Offer pursuant to this Lease shall be effective unless Tenant receives the written consent of the Lender to such rejection, which consent Lender shall be required to provide if the Loan is paid in accordance with the terms thereof;

(iv)  no rejection or acceptance by Landlord of any Rejectable Substitution Offer pursuant to this Lease shall be effective unless Tenant receives the written consent of the Lender to such rejection or acceptance, which consent Lender shall be required to provide if the Loan is paid in accordance with the terms thereof;

(v)  no consent to the release of Tenant from liability under this Lease upon assignment of this Lease or sublease of any Project shall be effective unless Tenant shall receive the written consent of such Lender; and

(vi)  no subordination, amendment or modification of this Lease shall be effective unless Tenant receives the written consent of the Lender thereto and written evidence in writing from the Rating Agencies that any such action shall not result in a withdrawal, qualification or downgrade of the current ratings for any securities issued in connection with any securitization or other secondary market transaction in which the indebtedness secured by the Indenture is included.

(d) Upon receipt of a request from Landlord for the agreement described in Section 6.2(c) above, Tenant’s obligations under Section 6.2(c) above shall be conditioned upon such Lender entering into a non-disturbance and attornment agreement which shall provide that unless an Event of Default then exists under this Lease, Lender shall not join Tenant as a defendant in any action to foreclose upon the interest of Landlord in the Premises and, upon the Lender’s foreclosure of Landlord’s interest in the Premises by judicial proceedings or otherwise, such Lender shall not be entitled to, nor shall it seek to terminate this Lease or Tenant’s interest in the Premises, provided, that, Tenant, from and after the date of such succession, attorns to such Lender, pays to such Lender all items of Basic Rent, Additional Rent and other items accruing from and after such date and otherwise remains in compliance with all other terms and provisions of this Lease.  Tenant hereby acknowledges that the Subordination, Non-disturbance and Attornment Agreement of even date herewith, among Tenant, Landlord and Lender constitutes such an agreement.  In the event that Tenant shall execute a separate document for the benefit of a Lender relating to subordination, attornment or non-disturbance, such document shall control to the extent that it conflicts with the provisions of this Section 6.2(d).

ARTICLE 7.

7.1	Environmental Warranty

.  Tenant represents and warrants to Landlord and, as hereby required by Landlord, Lender:

(a) Tenant  complies and at all times has been in full compliance with, and each of the Projects complies and has at all times been in full compliance with, in all material respects, all Environmental Laws;

(b) Tenant and each of the Projects has obtained and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents (“Environmental Permits”) required by applicable Environmental Laws, and has made all appropriate filings for the issuance or renewal of such Environmental Permits;

(c) no written notices, complaints or claims of violation or non-compliance with Environmental Laws or potential liability under Environmental Laws or relating to environmental matters have been received by Tenant and, no federal, state or local environmental investigation or proceeding is pending or, to Tenant's knowledge, threatened with regard to any Project or any use thereof or any alleged violation of Environmental Laws with regard to any Project;

(d) none of the Projects, or any portion thereof, has been used by Tenant or by any prior owner for the generation, manufacture, storage, handling, use, transfer, treatment, recycling, transportation, processing, production, refinement or disposal of any Hazardous Substance other than in connection with the customary operation and maintenance of a Project and in commercially reasonable quantities as a consumer thereof, subject to, in any event, compliance with Environmental Laws;

(e) no underground storage tanks or surface impoundments have been installed in any Project by Tenant or by any other person or entity, and, except as otherwise set forth in any Phase I environmental report delivered to Landlord in connection with its acquisition of the Projects, there exists no Hazardous Substance contamination at, on, under, or within any Project, whether originating on or off the applicable Project;

(f) except as otherwise specifically set forth in the Phase I environmental reports delivered to Landlord in connection with its acquisition of the Projects, no Hazardous Substances (including, without limitation, asbestos) are present or have been Released or are threatened to be Released at, on, under, within or emanating to or from any of the Projects or any portion thereof; and

(g)  “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (“CERCLA”), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and all other present and future federal, state, local and other governmental statutes, laws (including without limitation principles of common and decisional law), ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes, regulations, permits, licenses, registrations, approvals and requirements, and authorizations of any Governmental Authority, relating to the environment, pollution, waste management, human health and safety as it relates to Hazardous Substances, natural resources or the regulation or control of or imposing liability or standards of conduct concerning Hazardous Substances (including without limitation manufacture, distribution in commerce, use and Release), as any of the foregoing may have been from time to time amended, supplemented or supplanted.  “Hazardous Substance” shall mean collectively, (a) any petroleum (including crude oil or any fraction thereof), flammable explosive, radioactive material, radon gas, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, (b) any hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, including, without limitation, those defined or regulated as such under any Environmental Law, and (c) any other chemical or other material (including products), substance or waste which is now or hereafter prohibited, limited or regulated under any Environmental Law.  “Release” shall mean the release, deposit, disposal, migration or leak of any Hazardous Substance into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

7.2	Environmental Covenants

.  Tenant covenants and agrees that:

(a) During the Term of this Lease it (i) shall comply, and cause each of the Projects to comply, with all Environmental Laws applicable to the Projects, (ii) shall not use and shall prohibit the use of each of the Projects for regulated activities (other than in connection with the customary operation and maintenance of a Project and in commercially reasonable quantities as a consumer thereof, subject to, in any event, compliance with Environmental Laws), (iii) shall not install or knowingly permit the installation on any of the Projects of any underground storage tanks or surface impoundments, (iv) shall not knowingly permit the presence, or Release or threatened Release under, within or emanating to or from any Project or any portion thereof or any Hazardous Substance (it being understood that Tenant shall not be obligated to remove existing non-friable asbestos unless hereafter required pursuant to any Legal Requirement or unless such non-friable asbestos is hereafter disturbed by renovation, casualty or other event, in which event the non-friable asbestos shall be removed and provided further, that any existing non-friable asbestos shall be maintained in accordance with prudent industry standards, including an appropriate operations and maintenance program), and (v) shall cause any alterations of any of the Projects to be done in a way so as to not expose the persons working on or visiting the applicable Project to Hazardous Substances and in connection with any such alterations shall remove any Hazardous Substances present upon any Project which are not in compliance with Environmental Laws or which present a danger to persons working on or visiting the applicable Project.

(b) If any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, the “Remedial Work”) is required at the Projects pursuant to an order or directive of any Governmental Authority (as hereinafter defined) or under any applicable Environmental Law, or in Landlord’s opinion, after notice to Tenant, is reasonably necessary to prevent future liability under any applicable Environmental Law, because of or in connection with the current or future presence or Release, or threatened Release on, at, under, within or emanating to or from any Project or any portion thereof of any Hazardous Substance, Tenant shall (at Tenant’s sole cost and expense), or shall cause such responsible third parties to, promptly commence and diligently prosecute to completion all such Remedial Work.  In all events, such Remedial Work shall be commenced within thirty (30) days (or such shorter period as may be required under any applicable Environmental Law) after the earlier to occur of Tenant’s knowledge that Remedial Work is required under applicable Environmental Laws or any written demand reasonably made therefor by Landlord; however, Tenant shall not be required to commence such Remedial Work within the above-specified time periods if (x) prevented from doing so by any Governmental Authority, (y) commencing such Remedial Work within such time periods would result in Tenant or such Remedial Work violating any Environmental Law or (z) Tenant is contesting in good faith and by appropriate proceedings the applicability of the relevant Environmental Laws in accordance with Section 2.6 of this Lease; provided, that such contest shall not (I) create or materially increase the risk of any civil or criminal liability of any kind whatsoever on the part of Landlord or (II) permit or materially increase the risk of the spread, Release or threatened Release of any Hazardous Substance into the air, soil, ground water, surface water, or soil vapor on, at, under, within or emanating from any Project or any portion thereof during the pendency of such contest.  “Governmental Authority” shall mean any federal, state, regional or local government or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(c) All Remedial Work shall be performed by contractors, and under the supervision of an environmental consultant, each approved in advance by Landlord.  All costs and expenses reasonably incurred in connection with such Remedial Work and Landlord’s or Lender’s reasonable monitoring or review of such Remedial Work which Lender or Landlord may, but are not obligated to, do (including reasonable attorneys’ fees and disbursements and administrative and similar costs of Lender and Landlord, but excluding internal overhead) shall be paid by Tenant.  If Tenant does not timely commence and diligently prosecute to completion the Remedial Work, then Landlord or, as required by the Indenture, Lender, may (but shall not be obligated to) cause such Remedial Work to be performed.  Tenant agrees to bear and shall pay or reimburse Landlord or Lender, as the case may be, on demand for all advances and expenses (including reasonable attorneys’ fees and disbursements and administrative and similar costs of Landlord or Lender, but excluding internal overhead) reasonably relating to or incurred by Landlord or Lender in connection with such Remedial Work (including, without limitation, the monitoring, reviewing or performing any such Remedial Work).  Tenant shall provide Landlord with copies of all reports, including laboratory data, prepared in connection with any Remedial Work.

(d) Except with the prior written consent of Landlord and, as required by the Indenture, Lender, which consent shall not be unreasonably withheld or delayed, Tenant shall not commence any Remedial Work or enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws.  Landlord’s and Lender’s prior written consent with respect to the commencement of Remedial Work shall not be required, however, if the presence, Release or threatened Release of Hazardous Substances on, at, under, within, or about, or emanating to or from a Project poses an immediate threat to the health, safety or welfare of any person or is of such a nature that an immediate remedial response is necessary, or if Lender or Landlord, as applicable, fails to respond to any notification by Tenant under this Section 7.2 within sixty (60) Business Days from the date of such notification.  In such event, Tenant shall notify Lender and Landlord as soon as practicable of any action taken.

(e) Upon reasonable prior notice, Landlord and, as required by the Indenture, Lender and their agents, representatives and employees shall have the right at all reasonable times and during normal business hours, except to the extent such access is limited by applicable law, to enter upon and inspect, at Landlord’s and/or Lender’s sole cost and expense except as set forth below, all or any portion of a Project; provided, however, that such inspections shall not unreasonably interfere with the operation thereof.  Either of Landlord or Lender, at its sole expense, except as provided in Section 7.2(f) hereof, may retain an environmental consultant to conduct and prepare reports of such inspections.  The inspection rights granted to Landlord and Lender in this Section shall be in addition to, and not in limitation of, any other inspection rights granted to Landlord or Lender in this Lease, and shall expressly include the right to conduct soil borings and other customary environmental tests, assessments and audits in compliance with applicable Legal Requirements or other causes set forth in Section 7.2(b); provided that the environmental consultant performing such tests, assessments and audits shall maintain adequate insurance to cover any damage caused thereby (failing which Landlord or Lender, as applicable shall cause to be repaired any such damage).

(f) Tenant agrees to bear and shall pay or reimburse Landlord or, as required by the Indenture, Lender, on demand for all expenses (including reasonable attorneys' fees and disbursements and administrative and similar costs of Lender or Landlord, but excluding internal overhead) reasonably relating to or incurred by Lender or Landlord in connection with the inspections, tests and reports described in this Section 7.2(e) in the following situations:

(i)  If Lender or Landlord, as applicable, has reasonable grounds to believe at the time any such inspection is ordered, that there exists an Environmental Violation (as hereinafter defined) or that a Hazardous Substance is present on, at, under, within or emanating to or from any Project, or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by this Lease;

(ii)  If any such inspection reveals an Environmental Violation or that a Hazardous Substance is present on, to, under, within or emanating to or from a Project or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by this Lease; or

(iii)  If an Event of Default exists at the time any such inspection is ordered.

(g) To the extent that Tenant has knowledge thereof, Tenant shall promptly, but not more than five (5) days after acquiring such knowledge, provide notice to Landlord and Lender of:

(i)  any proceeding or investigation commenced or threatened by any Governmental Authority with respect to the presence, Release or threatened Release of any Hazardous Substance on, at, under, within or emanating to or from any Project;

(ii)  any proceeding or investigation commenced or threatened by any Governmental Authority, against Tenant (or its subtenants or assignees) or Landlord, with respect to the presence, Release or threatened Release of Hazardous Substances from any property not owned by Landlord, including, but not limited to, proceedings under CERCLA;

(iii)  all claims made or any lawsuit or other legal action or proceeding brought by any Person against (A) Tenant (or its subtenants or assignees) or Landlord or any Project or any portion thereof, or (B) any other party occupying such Project or any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Substance or relating to any violation or alleged violation of or liability arising under Environmental Law;

(iv)  the discovery of any occurrence or condition on a Project or on any real property adjoining or in the vicinity of such Project, which reasonably could be expected to lead to such Project or any portion thereof being in violation of any Environmental Law or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Law (collectively, an “Environmental Violation”) or which might subject Landlord, Lender or Tenant (or its subtenants or assignees) to an Environmental Claim.  “Environmental Claim” shall mean any notice, claim, administrative, regulatory or judicial action, suit, lien, order, consent decree or judgment, demand alleging or asserting liability or responsibility for investigatory costs, legal or other fees, costs of legal proceedings, cleanup costs, remediation costs, mitigative action, corrective action, removal costs, response costs, damages to natural resources, personal injuries, contribution, indemnification, cost recovery, compensation, injunctive relief, losses, fines, or penalties (whether civil or criminal) arising out of, based on or resulting from (i) the presence or Release or threatened Release of any Hazardous Substance at the Projects or (ii) any Environmental Law or (iii) any alleged injury or threat of injury to health, safety or the environment from Hazardous Substances; and

(v)  the commencement and completion of any Remedial Work.

(h) Tenant will promptly transmit to Landlord and Lender copies of any citations, orders, notices or other communications received by Tenant from any Person with respect to the notices described in Section 7.2(g) hereof.

(i) Landlord and, as required by the Indenture, Lender may, but are not required to, join and participate in, as a party if they so determine, any legal or administrative proceeding or action concerning any Project or any portion thereof under any Environmental Law, if, in Landlord’s or Lender’s reasonable judgment, the interests of Landlord or Lender, as applicable, will not be adequately protected by Tenant.  Tenant agrees to bear and shall pay or reimburse Landlord and Lender, on demand for all reasonable expenses (including reasonable attorneys’ fees and disbursements and administrative and similar costs of Lender and Landlord, but excluding internal overhead) relating to or incurred by Landlord or Lender in connection with any such action or proceeding.

7.3	Environmental Indemnity

.  Tenant agrees to indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and consequential damages, costs of any Remedial Work, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses and administrative and similar costs of the Indemnified Parties, but excluding internal overhead), asserted against, resulting to, imposed on, or incurred by the Indemnified Parties, directly or indirectly, in connection with any of the following:

(a) events, circumstances, or conditions which are alleged to, or do, (1) relate to the presence or Release or threatened Release on, at, under, within or emanating to or from any of the Projects or portion thereof of any Hazardous Substance, (2) form the basis of any violation or alleged violation, of, or liability or alleged liability under, any Environmental Law by Tenant (or any subtenants or assignees), Landlord or Lender or with respect to any such Projects, or (3) constitute Environmental Violations;

(b) any pollution, loss or damage to property or natural resources or threat to human health or safety or the health or safety of other living organisms, or the environment that is related in any way to Tenant’s (or any subtenants’ or assignees’) or any previous owner's or operator's management, use, control, ownership or operation of any Project, including, without limitation, all onsite and offsite activities involving Hazardous Substances, and whether occurring, existing or arising prior to or from and after the date hereof;

(c) any Environmental Claim against any person or entity whose liability for such Environmental Claim Tenant, Seller or Landlord has or may have assumed or retained either contractually or by operation of law;

(d) any Remedial Work required to be performed pursuant to any Environmental Law or the terms hereof; or

(e) the breach of any environmental representation, warranty or covenant set forth in this Lease, (collectively, “Indemnified Environmental Losses”), INCLUDING IN EACH CASE, WITHOUT LIMITATION, WITH RESPECT TO EACH OF THE INDEMNIFIED PARTIES, AS THE CASE MAY BE, TO THE EXTENT SUCH INDEMNIFIED ENVIRONMENTAL LOSSES RESULT FROM THE STRICT OR ABSOLUTE LIABILITY OF SUCH INDEMNIFIED PARTY OR ITS NEGLIGENCE, EXCEPT IN EACH CASE, TO THE EXTENT THAT THEY RESULT SOLELY FROM THE INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (SUBJECT TO THE PROVISIONS OF SECTION 10.17(b)).

7.4	Waiver of Surety Defenses.

TENANT HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL DEFENSES AVAILABLE TO A GUARANTOR OR SURETY, WHETHER THE WAIVER IS SPECIFICALLY HEREIN ENUMERATED OR NOT.  TENANT WAIVES ANY AND ALL RIGHTS WHICH TENANT HAS OR MIGHT HAVE UNDER SECTION 49-25 AND 49-26 OF THE VIRGINIA CODE ANNOTATED (1989), AS AMENDED.

7.5	Survival

.  The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Article 7 shall survive the termination of this Lease for an indefinite period of time.

ARTICLE 8.

8.1	Holdover

.  If the Tenant shall continue to occupy a Project after the Expiration Date or earlier termination of this Lease, then Tenant shall be in default under the Lease and deemed to be a holdover tenant, the tenancy of which shall be from month to month upon the same provisions and conditions set forth in this Lease, except that the monthly Basic Rent for the holdover period shall be an amount equal to the Applicable Percentage of the monthly Basic Rent that is, or would be, payable during the Extended Term or Wintergreen Extended Term pursuant to Schedule D, whether or not the Primary Term shall have been extended pursuant to the terms of this Lease.  “Applicable Percentage” means (a) one hundred twenty-five percent (125%) for the first ninety (90) days for such holdover tenancy and (b) one hundred fifty percent (150%) thereafter.  This Article 8 does not amount to a waiver of the Landlord’s right of reentry or any other right granted under Article 5 and shall not constitute a consent to any holdover by Tenant.

ARTICLE 9.

9.1	Deferred Maintenance

  The parties acknowledge that certain of the Projects require deferred maintenance as described on Schedule L hereto (the “Deferred Maintenance”).  Tenant shall complete all Deferred Maintenance no later than October 5, 2002.  If Tenant has not completed all such Deferred Maintenance to the reasonable satisfaction of Landlord prior to such date, on October 5, 2002 Tenant shall deposit into a Required Repairs Account, for the benefit of Landlord, which account may be pledged to Lender (and Tenant hereby consents to such pledge), an amount equal to 125% of the cost of such Deferred Maintenance, which amount Tenant agrees shall be $46,912.50.  Tenant shall provide evidence to Landlord and, as required by the Indenture, Lender of its performance pursuant to this Section 9.1, at which time, so long as no Event of Default shall have occurred and be continuing, any amount deposited into the Required Repairs Account shall be released to the Tenant.

9.2	Deferred Maintenance Work

.  Tenant agrees the Deferred Maintenance work which Tenant shall be required or permitted to do under the provisions of this Lease shall be performed in each case subject to the following:

(a) All Deferred Maintenance shall be commenced only after all required municipal and other governmental permits, authorizations and approvals shall have been obtained by Tenant, at its own cost and expense.  Landlord will, on Tenant’s written request, promptly execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals, provided that Tenant shall bear any liability or reasonable expense of Landlord in connection therewith.

(b) All Deferred Maintenance shall be performed in a good and workmanlike manner, and in accordance with all Legal Requirements.  All Deferred Maintenance shall be commenced and completed promptly.

(c) Subject to the terms of Section 2.6 hereof with respect to contests, the cost of all Deferred Maintenance shall be paid promptly, in cash, so that the Project and Tenant’s leasehold estate therein shall at all times be free from (i) liens for labor or materials supplied or claimed to have been supplied to any Project or Tenant, and (ii) chattel mortgages, conditional sales contracts, title retention agreements, security interest and agreements, and financing agreements and statements.

(d) Upon completion of any Deferred Maintenance, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Deferred Maintenance required by any governmental or quasi-governmental authority and shall furnish Landlord and Lender with copies thereof, and together with “as-built” plans and specifications for such Deferred Maintenance.

(e) Any Deferred Maintenance shall be subject to inspection at any reasonable time and from time to time by any of Landlord or, as required by the Indenture, Lender, their respective architect(s), or their duly authorized construction representatives, and if any such party upon any such inspection shall be of the reasonable opinion that the Deferred Maintenance is not being performed in accordance with the provisions of this Article 9 or the plans and specifications, or that any of the materials or workmanship are unsound or improper, Tenant shall correct any such failure and shall replace any unsound or improper materials or workmanship.

(f) Except as may be expressly provided to the contrary under this Lease with respect to Tenant’s Personal Property, all Deferred Maintenance installed in or upon any Project at any time during the Term shall become the property of Landlord and shall remain upon and be surrendered with the Project.

ARTICLE 10.

10.1	No Merger

.  There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in any Project by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the applicable Project or any interest in such fee estate.

10.2	Surrender.

(a) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the condition in which the Premises were originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required hereby and except for ordinary wear and tear.  Tenant shall remove from the Premises on or prior to such expiration or termination all Severable Alterations and all Tenant’s Personal Property and shall repair any damage caused by such removal.  Property not so removed shall become the property of Landlord, and Landlord may cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant.  Landlord shall credit the net proceeds of a disposition of such property actually realized by Landlord against such costs to be borne by Tenant, provided that the Lease termination giving rise to such disposition was not caused by an Event of Default.  If Tenant abandons Tenant’s Personal Property, it shall become the property of Landlord as outlined above.  The fair market value of the Tenant’s Personal Property shall be determined by the mutual agreement of Landlord and Tenant, and if the parties cannot agree, by appraisal by an unrelated third-party appraiser.  The provisions of this Section shall survive the termination or expiration of this Lease.  Simultaneously with such surrender, Tenant shall deliver to Landlord:

(i)  to the extent maintained by Lessee in the ordinary course of its business, originals of all transferable operating licenses, other licenses, certificates of occupancy, other certificates, permits, authorizations and approvals relating to the use and occupancy of the each Project;

(ii)  to the extent in the possession or control of Tenant (x) plans and specifications for all mechanical, electrical and HVAC systems pertaining to each Project and (y) as-built drawings, blueprints, operating and repair manuals, engineering logs and preventative maintenance records relating to each Project or any Alteration;

(iii)  maintenance contracts, warranties or claims related to each Project;

(iv)  keys to each Project and all locks located therein in the possession or control of Tenant;

(v)  such other papers and documents in the possession or control of Tenant as may be necessary for the ownership or the proper operation of each Project; and

(vi)  if and when required by Landlord, an instrument signed by Tenant which shall be sufficient to transfer to Landlord all right, title and interest of Tenant in and to all of the items described in subparagraphs (i) through (v) above, and which shall be satisfactory to Landlord in all other respects.

10.3	Separability; Binding Effect.

(a) Each provision hereof shall be separate and independent and the breach of any provision by Landlord shall not discharge or relieve Tenant from any of its obligations under this Lease.  Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law.  If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the successors and assigns of Landlord to the same extent as if each such successor and assign were named as a party hereto.  All provisions contained in this Lease shall be binding upon the successors and assigns of Tenant and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Tenant in each case to the same extent as if each such successor and assign were named as a party hereto.

(b) If any right or option provided in this Lease would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule of law relating to the vesting of an interest in or the suspension of the power of alienation of property, then such right or option shall be exercisable only during the period which shall end 21 years after the date of death of the last survivor of the descendants of Franklin D. Roosevelt, the former President of the United States, Henry Ford, the deceased automobile manufacturer, and John D. Rockefeller, the founder of the Standard Oil Company (but excluding Michael Rockefeller (the son of Nelson A. Rockefeller) and any descendant of said Michael Rockefeller), alive on the date of the execution, acknowledgment and delivery of this Lease.

10.4	Table of Contents and Headings

.  The table of contents and the headings of the various Sections and Schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease.

10.5	Counterparts

.  This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to each other.

10.6	Recording of Lease

.  Tenant will execute, acknowledge, deliver and cause to be recorded or filed in the manner and place required by any present or future law a memorandum of this Lease and all other instruments, including, without limitation, financing statements, continuation statements, releases and instruments of similar character, which shall be reasonably requested by the Landlord.  Tenant shall be responsible for all costs and expenses in connection with the recording of this Lease or a memorandum hereof.  Upon the termination of this Lease, Tenant shall execute, acknowledge, deliver and cause to be recorded or filed in the appropriate manner and place any and all instruments evidencing the termination of this Lease and sufficient to discharge of record any memorandum of this Lease.

10.7	Rating of the Transaction

.  During the Term of the Lease, Tenant will, at Landlord’s request, and as required by the Indenture, reasonably cooperate in good faith with Landlord and Lender (at Lender’s expense for any third party out-of-pocket costs) in (i) effecting any secondary market transaction relating to the Loan (including satisfying the market standards for publicly issued securities rated by each of the Rating Agencies which involve credit lease loans) and (ii) implementing all requirements imposed by the Rating Agencies involved in any such secondary market transaction including, without limitation,

(a) to provide, or use its reasonable efforts to cause to be provided by Guarantor, as applicable, such financial and other information with respect to the Premises, Tenant and Guarantor, together with appropriate verification of such information through letters of auditors, if customary; provided, however, that such information with respect to Guarantor shall not include any confidential non-public information it being understood, however, that in the event Guarantor ceases to be a public company, Guarantor shall provide its audited financial statements, on a confidential basis, to Lender and any applicable Rating Agencies and proposed purchasers or participants;

(b) to permit such site inspections and other similar due diligence investigation of the Premises by Landlord, or, as required by the Indenture, by Lender or the Rating Agencies, as may  be reasonably requested by Landlord or Lender, or as may be requested by any of the Rating Agencies;

(c) to provide additional or updated appraisals, market studies, environmental reviews and reports, and engineering reports which are customary in secondary market transactions and which shall be reasonably acceptable to Landlord and, as required by the Indenture, Lender, and, as required by the Indenture, shall be acceptable to the Rating Agencies, provided that the foregoing shall only be required to the extent that any such third party due diligence reports which were delivered in connection with the origination of the Loan referenced therein additional information recommended or required to be obtained or provided in connection therewith which has not been so obtained or provided to Landlord or Lender;

(d) to cause counsel to render opinions with respect to the Premises, Tenant or Guarantor, and to make, and use its reasonable efforts to cause to be made by Guarantor, as applicable, such representations and warranties, as are customarily provided in secondary market transactions, which shall be reasonably acceptable to Landlord and, as required by the Indenture, Lender, and, as required by the Indenture, shall be acceptable to the Rating Agencies, to the extent that such matters were not included in the opinions and representations and warranties contained in certificates or Operative Documents delivered by Tenant or Guarantor in connection with the origination of the Loan and, with respect to such representations and warranties, consistent with the facts covered thereby as they exist on the date thereof; and

(e) to execute modifications, and use reasonable efforts to cause Guarantor to execute modifications, to any Operative Documents to which Tenant or Guarantor is a party, acceptable to the Rating Agencies; provided, however, that (i) any such modification shall be subject to Landlord’s prior approval, and (ii) neither Tenant nor Guarantor shall be required to modify any such Operative Documents in any way which would change the economic terms of such Operative Documents (such as the amount and timing of payment of Basic Rent, Stipulated Loss Values and purchase prices under this Lease or of any purchase options under this Lease), or which would impose additional financial covenants on Tenant, Subtenant or Guarantor or which, in the reasonable judgment exercised in good faith by Tenant, Subtenant or Guarantor, as applicable, would materially impair the rights of or materially increase the obligations of Tenant, Subtenant or Guarantor under such Operative Documents.

10.8	No Brokers

.  Each of the Landlord and the Tenant represents and warrants to the other that it has not dealt with any broker in connection with the purchase and leasing of the Premises other than as provided in the Contract of Sale, and indemnifies the other against the claims of brokers claiming through it.

10.9	Governing Law

.  This Lease has been executed, delivered and accepted in the State of New York and the terms and provisions of this Lease shall be governed by the laws of the State of New York (without giving effect to the conflict of laws rules and principles of such state), and the United States of America, except the rights and remedies with respect to a particular Project shall be governed by the laws of the state in which the Project is located.  To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any jurisdiction other than New York or the law of the State in which the applicable Project is located, as applicable, governs this Lease.  Tenant hereby consents and will submit to the jurisdiction and venue of New York Courts and the United States Southern District of New York in connection with any action or proceeding arising out of or relating to this Lease, other than with respect to a particular Property.

10.10	Waiver of Jury Trial

.  LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY TENANT AND LANDLORD AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LANDLORD AND TENANT ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

10.11	Conveyance by Landlord

.  The word “Landlord” as used in this Lease means only the owner for the time being of the Premises, so that, if there is a transfer of an owner’s interest, the transferor shall be and hereby is entirely freed and relieved of all covenants and obligations of the Landlord under this Lease, except any obligations which accrued prior to the date of transfer, and it shall be deemed and construed, without further agreement between the parties or between the parties and the transferee of the Premises, that the transferee has assumed and has agreed to carry out any and all of the Landlord’s covenants and obligation under this Lease from and after the date of transfer.

10.12	Intent; Relationship of the Parties

.  This agreement is intended to be a lease for all purposes.  Nothing contained in this Lease shall be construed in any manner to create any relationship between the Landlord and the Tenant other than the relationship of landlord and tenant.  Without limitation, the Landlord and the Tenant shall not be considered partners or co-venturers or lender or borrower for any purpose on account of this Lease.

10.13	Representation by Counsel

.  Tenant and Landlord each acknowledge that it was represented by counsel in connection with the negotiation and execution of this Lease, and any presumption to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

10.14	Access to Premises

.  The Tenant will permit the Landlord, any Lender or prospective Lender or purchaser, and their duly authorized representatives to enter upon the Premises and to inspect the same at any and all reasonable times, upon five (5) Business days' advance written notice, and at any time in the case of an emergency without the giving of notice, and for any purpose reasonably related to the rights of the Landlord and any Lender under this Lease.  Landlord and Lender shall, in exercising such rights of access, cause no unreasonable interference with Tenant’s business or Tenant’s guests.  Notwithstanding the foregoing, Landlord agrees that it will not exercise the foregoing right of access for any particular Project more than once in any calendar year except (a) during such time as an Event of Default has occurred and is continuing, or (b) in the event of a sale, financing, refinancing or securitization of any Indenture relating to the Project or the Premises, or (c) if Landlord has reasonable grounds to believe that a Project is in violation of Legal Requirements (including Environmental Laws) or that a Project is not being maintained in accordance with the requirements of this Lease or (d) as otherwise expressly provided in this Lease.

10.15	Showing

.  During the fifteen (15) month period preceding the date on which the Term shall be scheduled to terminate or fully expire, Landlord, if accompanied by a representative of Tenant and subject to the rights of any subtenant not affiliated with Tenant, may show the Premises to prospective tenants or purchasers at such reasonable times during normal business hours as Landlord may select upon reasonable prior notice to Tenant, provided that Landlord does not materially interfere with Tenant’s normal business operations.

10.16	True Lease

.  This Lease is intended as, and shall constitute, an agreement of lease, and nothing herein shall be construed as conveying to the Tenant any right, title or interest in or to the Premises nor to any remainder or reversionary estates in the Premises held by any Person, except, in each instance, as a Tenant.  Under no circumstances shall this Lease be regarded as an assignment of all of Landlord’s interests in and to the Premises; instead Landlord and Tenant shall have the relationship between them of landlord and tenant, pursuant to the provisions of this Lease.  In no event shall Tenant or any affiliate of Tenant claim depreciation, amortization or interest deductions as owner of any Project or as borrower on the Loan for United States federal, state or local income tax purposes (except as to Alterations not financed by Landlord).  Landlord and Tenant agree that this Lease is a true lease and as such the Landlord shall be treated as the owner and lessor of the Projects and the Tenant as the lessee thereof and that this Lease does not represent a financing arrangement.  Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including tax filings) in a manner consistent with "true lease" treatment rather than "financing" treatment.

10.17	Landlord’s Consent and Standards.

(a) Whenever Landlord is allowed or required to give its consent or approval of any matter under this Lease or to deliver any estoppel or other instrument, Tenant’s sole remedy for Landlord’s failure to give such consent or approval or deliver such instrument in accordance with the applicable provision of this Lease shall be to compel such approval or delivery.  In no event and under no circumstance shall Tenant be entitled to any monetary damages for such failure or to terminate or otherwise modify this Lease.  However, if Tenant shall bring such an action to compel consent, approval or delivery, the prevailing party in such action shall be entitled to reimbursement for its reasonable attorneys’ fees; provided, however, that with respect to any attorneys’ fees to be reimbursed by Landlord, such fees and Tenant’s right to recover the same shall be junior and subordinate to the Indenture, and in no event shall Tenant be entitled to offset any amounts due under this Lease to recover such fees.

(b) Under no circumstance shall Landlord or any Indemnified Party be deemed to have acted negligently, grossly negligently or willfully merely by Landlord’s or such Indemnified Party’s ownership of the Premises, and in no event shall any occurrence relating to any Project, whether negligent, grossly negligent or willful, be imputed to Landlord or any Indemnified Party by reason of Landlord’s or such Indemnified Party’s interest in such Project, it being understood that all obligations with respect to the Premises are the responsibility of Tenant under this Lease.  In order to have acted negligently, grossly negligently or willfully, Landlord or any Indemnified Party must have committed an affirmative act.

10.18	Quiet Enjoyment

.  Landlord covenants that, so long as Tenant shall faithfully perform the agreements, terms, and covenants and conditions hereof, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term hereby granted without molestation or disturbance by or from Landlord.

10.19	Force Majeure

.  The term “Force Majeure”, as used in this Lease, shall mean delays caused by acts of God, strikes and other similar events beyond the control of Tenant.  However, the duration of any delay excused by Force Majeure shall be limited to the actual amount of time caused by the event giving rise to the Force Majeure.  In addition, no performance by Tenant under this Lease shall be excused by Force Majeure unless the requirement for performance set forth in this Lease specifically states that it is subject to Force Majeure.

10.20	[Intentionally Omitted]

10.21	Tenant's Acknowledgement of Indemnities

  TENANT ACKNOWLEDGES THAT THIS LEASE PROVIDES FOR INDEMNIFICATION OF LANDLORD BY TENANT PURSUANT TO SECTIONS 2.4, 3.10 AND 7.3.

10.22	Limitation on Landlord’s Liability

.  IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND AMONG THE PARTIES HERETO, FOR THEMSELVES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, THAT NOTHING HEREIN CONTAINED SHALL BE CONSTRUED AS CREATING ANY LIABILITY OF LANDLORD OR ANY BENEFICIARY OF LANDLORD OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, VENTURERS, TRUSTEES, BENEFICIARIES, EMPLOYEES OR AGENTS (COLLECTIVELY, THE “LANDLORD PARTIES”), INDIVIDUALLY OR PERSONALLY, FOR BREACH OF ANY REPRESENTATION OR WARRANTY OR TO OBSERVE OR PERFORM ANY AGREEMENT OR COVENANT, EITHER EXPRESS OR IMPLIED, CONTAINED HEREIN, ALL SUCH LIABILITY, IF ANY, BEING EXPRESSLY WAIVED BY TENANT AND BY EACH AND EVERY PERSON NOW OR HEREAFTER CLAIMING BY, THROUGH OR UNDER TENANT, AND THAT, SO FAR AS ANY LANDLORD PARTY, INDIVIDUALLY OR PERSONALLY, IS CONCERNED, TENANT AND ANY PERSON CLAIMING BY, THROUGH OR UNDER TENANT HERETO SHALL LOOK SOLELY TO THE RIGHT, TITLE AND INTEREST OF LANDLORD IN THE PREMISES FOR THE PERFORMANCE OF ANY OBLIGATION UNDER THIS LEASE AND THE SATISFACTION OF ANY LIABILITY ARISING THEREFROM.

[END OF TEXT]

 NY-#661676.14

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.  The parties intend that this document satisfies all requirements under Virginia law relating to leasehold deeds.

LANDLORD:

HAVERTACQ 11 LLC

By:           General Electric Capital Corporation,
  its Manager

By:       /s/ Stephen Benko
Name:  Stephen Benko
Title:  Authorized Signatory

TENANT:

HAVERTY FURNITURE COMPANIES, INC.

                    By:  /s/ Dennis Fink
Dennis Fink, Chief Financial Officer

STATE OF ___________                )
)ss.
COUNTY OF _________               )

Subscribed and sworn to before me this ____ day of ______________, 2001, by ________________, as _____________, of _____.

__________________________________________
Notary Public

My Commission Expires:_____________

STATE OF ___________                )
)ss.
COUNTY OF _________                )

Subscribed and sworn to before me this ____ day of ______________, 2001, by ________________, as _____________, of _________________________.

__________________________________________
Notary Public

My Commission Expires:_____________

SCHEDULE “A”

Parcel 1:  Property located in Gwinnett County, Georgia
TRACT 1:
All that tract or parcel of land lying and being in Land Lot 232 of the Sixth Land District, Gwinnett County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, begin at the mitered intersection of the Southerly margin of the 100 ft. Right-of-Way for Satellite Blvd. with the Easterly margin of the 88 ft. Right-of-Way for Old Norcross Road; thence in an Easterly direction and along the Southerly margin of the 100 ft. R/W for Satellite Blvd. 374.97 feet along an arc of a curve to the right, said curve having a radius of 991.74 ft. and subtended by a chord bearing of South 89 degrees, 12 minutes, 04 seconds East, and a chord distance of 372.74 ft. to a ½” rebar found, said ½” rebar being THE TRUE POINT OF BEGINNING; thence along a curve to the right having a radius of 991.74 feet and an arc length of 28.59 feet, being subtended by a chord of South 77 degrees 32 minutes 37 seconds East for a distance of 28.59 feet to a ½” rebar set; thence South 00 degrees 45 minutes 45 seconds West for a distance of 285.38 feet to a ½” rebar set along the property line common with Gwinnett Place Mall; thence along a curve to the left having a radius of 382.07 feet and an arc length of 162.78 feet, being subtended by a chord of South 68 degrees 21 minutes 32 seconds West for a distance of 161.55 feet to a ½” rebar found; thence South 56 degrees 09 minutes 13 seconds West for a distance of 66.01 feet to a ½” rebar found; thence North 69 degrees 50 minutes 50 seconds West for a distance of 52.79 feet to a ½” rebar found on the Easterly margin of the 88 ft. R/W for Old Norcross Road; thence along a curve to the right having a radius of 1388.36 feet and an arc length of 97.32 feet, being subtended by a chord of North 33 degrees 12 minutes 59 seconds West for a distance of 97.30 feet to a ½” rebar found; thence North 56 degrees 09 minutes 13 seconds East for a distance of 95.97 feet to a ½” rebar found; thence along a curve to the right having a radius of 522.07 feet and an arc length of 219.16 feet, being subtended by a chord of North 68 degrees 10 minutes 47 seconds East for a distance of 217.55 feet to a ½” rebar found; thence North 00 degrees 45 minutes 45 seconds East for a distance of 153.98 feet to a ½” rebar found on the Southerly margin of the 100 ft. R/W for Satellite Blvd., said ½” rebar also being THE TRUE POINT OF BEGINNING.

TRACT 2:

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 232 of the 6th District, Gwinnett County, Georgia, and being more particularly described as follows:

 CORP/896840.1

SCHEDULE “A”

To find the TRUE POINT OF BEGINNING, begin at the point of intersection of the southerly right-of-way line of Satellite Boulevard (100 foot right-of-way) with the easterly right-

of-way line of Old Norcross Road (88 foot right-of-way) if said right-of-way lines were extended to form a point (said point of intersection being located north 23 degrees 54 minutes 01 seconds west a distance of 50.00 feet from an iron pin found on the easterly right-of-way line of Old Norcross Road); run thence along the arc of a curve (said arc having a radius of 991.74 feet, and said arc being subtended by a chord bearing north 78 degrees 31 minutes 23 seconds east a distance of 49.99 feet) an arc distance of 50.00 feet to a one-half inch rebar found along the southerly right of way line of Satellite Boulevard and the TRUE POINT OF BEGINNING; from said TRUE POINT OF BEGINNING continue along said southerly right-of-way line of Satellite Boulevard along the arc of a curve (said arc having a radius of 991.74 feet, and said arc being subtended by a chord being south 89 degrees 12 minutes 04 seconds east a distance of 372.74 feet) an arc distance of 374.97 feet to an iron pin set; thence leaving said southerly right-of-way of Satellite Boulevard and running south 00 degrees 45 minutes 45 seconds west a distance of 153.98 feet to an iron pin set; run thence along the arc of a curve (said arc having a radius of 522.07 feet, and said arc being subtended by a chord bearing south 68 degrees 10 minutes 47 seconds west a distance of 217.55 feet) an arc distance of 219.16 feet to an iron pin set; thence south 56 degrees 09 minutes 13 seconds west a distance of 95.97 feet to an iron pin set along the easterly right-of-way line of Old Norcross Road; thence continuing along said easterly right-of-way line of Old Norcross Road along the arc of a curve (said arc having a radius of 1388.36 feet, and said arc being subtended by a chord bearing north 27 degrees 33 minutes 15 seconds west a distance of 176.96 feet) an arc distance of 177.08 feet to a one-half inch rebar found; thence continuing along said easterly right of way line of Old Norcross Road north 23 degrees 54 minutes 01 seconds west a distance of 88.52 feet to a one-half inch rebar found; run thence north 27 degrees 18 minutes 26 seconds east a distance of 62.64 feet along the mitered right-of-way line of Old Norcross Road to a one-half inch rebar found on the southerly right-of-way line of Satellite Boulevard, said one-half inch rebar being the TRUE POINT OF BEGINNING; all according to a Boundary Survey for Haverty Furniture Company, Inc. by Hayes, James & Associates, Billy Ray Cheek Georgia Registered Land Surveyor No. 1615, dated December 4, 1986, last revised January 6, 1987 containing 1.930 acres and being designated as Lot 1, Block “H”, Unit No. 10, Gwinnett Place Commercial Center according to said survey and as shown on plat recorded in Plat Book 38, page 279, Gwinnett County, Georgia records.

Parcel 2:  Property located in Fayette County, Georgia

ALL that tract or parcel of land lying and being in Land Lot 67 of the 5th District of Fayette County Georgia, in the City of Fayetteville and more particularly described as follows:

 CORP/896840.1

SCHEDULE “A”

Beginning at a right-of-way monument on the northwesterly right-of-way of Georgia Highway No. 85 (170’ r/w) at the intersection of the northeasterly right-of-way of New Hope Road (80’ r/w);

THENCE, along a curve to the left having a radius of 3,612.90 feet and an arc length of 478.02 feet, being subtended by a chord of North 62 degrees 28 minutes 27 seconds West for a distance of 477.68 feet along the northeasterly right-of-way of New Hope Road to an iron pin found on the southeasterly right-of-way of New Hope Place (40’ r/w);

THENCE, North 26 degrees 10 minutes 11 seconds East for a distance of 586.46 feet along the southeasterly right-of-way of New Hope Place to an iron pin found;

THENCE, departing said r/w South 60 degrees 27 minutes 55 seconds East for a distance of 361.13 feet to an iron pin found;

THENCE, South 00 degrees 56 minutes 33 seconds West for a distance of 127.63 feet to an iron pin found;

THENCE, South 45 degrees 31 minutes 12 seconds East for a distance of 177.71 feet to an iron pin found on the Land Lot line common to Land Lots 167 and 168;

THENCE, South 01 degrees 25 minutes 40 seconds West for a distance of 35.11 feet along said Land Lot line to an iron pin found on the northwesterly right-of-way of Georgia Highway No. 85;

THENCE, South 44 degrees 05 minutes 31 seconds West for a distance of 392.45 feet along said right-of-way to a right-of-way monument and the POINT OF BEGINNING.

SAID PROPERTY CONTAINS 6.679 ACRES.

 CORP/896840.1

SCHEDULE “A”

Parcel 3:  Property located in Sedgwick County, Kansas

Tract #1:

Lot 1, Block 1, C.C.R., 3rd Addition to Wichita, Sedgwick County, Kansas.

Tract #2:

A non-exclusive easement for parking for the benefit of Tract #1 as created by the Reciprocal Parking Easement Agreement filed on Film 1525, Page 1602 over those certain designated parking spaces shown on Exhibit “C” thereto located on Lot 2, Block 1, C.C.R. 3rd Addition to Wichita, Sedgwick County, Kansas.

 CORP/896840.1

SCHEDULE “A”

Parcel 4:  Property located in Fayette County, Kentucky

Being all of Lot 1, as shown on the Amended Final Record Plant of Hamburg Place Mall, Unit 1, Parcel 1, of record in the Fayette County Clerk’s Office in Plat Cabinet K, Slide 739.

Being the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation, by Deed dated December 10, 1998 and of record in Deed Book 2022, page 578 in the office aforesaid.

Parcel 5:  Property located in Beaufort County, South Carolina

TRACT I:
ALL THAT  certain piece, parcel or lot of land situate, lying and being in Bluffton Township, Beaufort County, and being shown as “Lot 2B/ 58,175 Sq. Ft./ 1.34 Acres”, on that certain plat entitled “A Subdivision Plat of/ Lot 2, 4.01 Acres/ A Portion of District 600, Map 41, Parcel 48, Buckingham Plantation Road” prepared by Matthew M. Crawford, S.C.R.L.S. No. 9756 of Conner and Associates, Inc., dated July 21, 1993, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Plat Book 47 at Page 89 (the “Plat”);

TRACT II:

ALL that certain piece, parcel or lot of land situate, lying and being in Bluffton Township, Beaufort County, and being shown as “Lot 2C / 58,173 Square Feet / 1.33 Acre,” on that certain Plat entitled “A Subdivision Plat of Lot 2, 4.01 Acres / A Portion of District 600, Map 41, Parcel 48 / Buckingham Plantation Road,” prepared by Matthew M. Crawford, S.C.R.L.S. No. 9756 of Conner and Associates, Inc., dated July 21, 1993, and recorded in the Office of the Register of Mesne Conveyances for Beaufort County, South Carolina in Plat Book 47 at Page 89 (the “Plat”);

TOGETHER WITH those easement rights arising under that certain Agreement Regarding Easement by and between The Blount Co. Inc., of Hilton Head, A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh, Inc., May River Golf Club Associates, Gloria H. Conrad and George Hamilton Herring, Jr., dated June 1, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 78 in the Register of Deeds for Beaufort County, South Carolina.

ALSO TOGETHER WITH those easement rights arising under that certain Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1902, aforesaid Records.

ALSO TOGETHER WITH those easement rights as reserved in that certain Limited

SCHEDULE “A”

Warranty Deed from Gloria H. Conrad and George Hamilton Herring, Jr. to The Blount Co., Inc. of Hilton Head, dated April 11, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 84, aforesaid Records.

Tract I being the same property conveyed to Grantor by Gloria H. Conrad and George Hamilton Herring, Jr., by Deed dated November 8, 1994, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Deed Book 742, Page 1764.

Tract II being the same property conveyed to Grantor by Gloria H. Conrad and George Hamilton Herring, Jr., by Deed dated September 16, 1993, and recorded in the Office of the RMC for Beaufort County, South Carolina, in Deed Book 653, Page 202, and Corrective Deed dated November 8, 1994, recorded in Deed Book 749, Page 2033, aforesaid records.

Tract I – TMS No. 600-041-000-0181.

Tract II – TMS No. 600-041-000-0182.

Parcel 6:  Property located in Amarillo, Randall County, Texas

Being Lot 19, in Block 27, of Puckett West Unit #10, an Addition to THE CITY OF AMARILLO, RANDALL COUNTY, TEXAS, according to the Map thereof recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

Parcel 7:  Property located in Austin, Williamson County, Texas

Being Lot 6, Block A, RESUBDIVISION OF LOT 1 LAKELINE MALL SUBDIVISION, a subdivision in Williamson County, Texas, according to the map or plat thereof, recorded in Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

Parcel 8:  Property located in Tyler, Smith County, Texas

All that certain lot, tract or parcel of land situated in Smith County, Texas, being 3/8738 acres of land, part of the Robert Fletcher Survey, A-359, and being Lot 4-B, N.C.B. 1292, HAVERTY ADDITION, City of Tyler, according to corrected final plat thereof recorded in Cabinet C, Slide 118-B, of the Plat Records of Smith County, Texas.

SCHEDULE “A”

TOGETHER WITH easement and right-of-way contained in that certain Easement Agreement from Kevin P. Eltife, to Haverty Furniture Companies, Inc., dated September 9, 1994, recorded in Volume 3617, Page 794, Land Records of Smith County, Texas, over and  across the following described lands

All that certain lot, tract, or parcel of land, located in the Robert Fletcher Survey, Abstract No. 359, Smith County, Texas, part of New City Block 1292 of the City of Tyler, part of that certain called 4.8596 acre tract conveyed to Resolution Trust Corporation by Vesta Investments, Inc. on August 6, 1991 by a deed recorded in Volume 3144, Page 757, of the Deed Records of Smith County, Texas, and being a 25.00 foot Access Easement more completely described as follows:

BEGINNING at a point for corner in the east line of the above mentioned 4.8596 acre tract and in the west line of the Old Bullard Road, from which point a ½” iron rod found at the southeast corner of said tract bears:  S 03 degrees 26 minutes 55 seconds W – 76.03 feet.

THENCE S 89 degrees 27 minutes 14 seconds W, a distance of 427.49 feet to a point for corner.

THENCE N 00 degrees 32 minutes 46 seconds W, a distance of 25.00 feet to a ½” iron rod set for corner.

THENCE N 89 degrees 27 minutes 14 seconds E, a distance of 429.24 feet to an ‘X’ marked in concrete pavement for corner in the east line of said 4.8596 acre tract and the west line of Old Bullard Road.

THENCE S 03 degrees 26 minutes 55 seconds W, with the east line of said 4.8596 acre tract and the west line of Old Bullard Road, a distance of 25.06 feet to the place of beginning, containing 0.2458 of an acre of land, more or less.

Parcel 9:  Property located in Midlothian, Chesterfield County, Virginia

TRACT ONE:
All that certain lot or parcel of land, with all improvements thereon and appurtenances thereto belonging, lying and being in Midlothian District, Chesterfield County, Virginia, more particularly described as follows:

BEGINNING at a rod situated on the southern line of Midlothian Turnpike (U.S. Route 60) at the westerly terminus of the curve located at the intersection of said line of Midlothian Turnpike and the western line of Branchway Road (Route 645) as shown on the below mentioned plat; thence running toward Branchway Road and following the arc of the said curve, having a radius of 20 feet, a distance of 28.43 feet to a rod marking the southerly terminus of the

SCHEDULE “A”

said curve on the westerly line of Branchway Road; thence along the said line of Branchway Road S 9°33’45” E 274.09 feet to a rod; thence S 80°14’15” W 305.00 feet to a rod; thence N 2°05’45” W 332.01 feet to a rod on the aforesaid southerly line of Midlothian Turnpike; and thence running along the said line of Midlothian Turnpike as it curves to the left following the arc of a circle having a radius of 11,575.0 feet, a distance of 144.70 feet to a rod; and thence continuing along the line of the said Turnpike N 88°56’45” E 102.53 feet to the rod at the point of beginning, the said property containing 2.027± acres and being more particularly shown on a plat thereof made by J.K. Timmons & Associates, Inc., Consulting Engineers, dated January 31, 1979, revised April 3, 1979, a copy of which is recorded in Plat Book 33, pages 62 and 63.
LESS AND EXCEPT 0.006 acre, more or less, land conveyed to Commonwealth Transportation Commissioner of Virginia, by Certificate of Deposit recorded January 29, 1987, in Deed Book 1831, page 1984.

IT BEING the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation by deed of American Real Estate Holdings Limited Partnership, a Delaware limited partnership, dated February 26, 1999 and recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 3544 at page 791.

TRACT TWO:

All that certain lot, piece or parcel of land containing 0.142 acre, designated as Parcel C on plat of survey made by Timmons, dated February 23, 2000, revised March 6, 2000 and May 3, 2000, entitled “PLS SHOWING: THREE PARCELS OF LAND TOTALING 4.176 ACRES SITUATED AT THE SOUTHWEST QUADRANT OF THE INTERSECTION OF MIDLOTHIAN TURNPIKE AND BRANCHWAY ROAD, MIDLOTHIAN DISTRICT, CHESTERFIELD COUNTY, VIRGINIA”, a copy of which is recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Plat Book 111 at page 20.

IT BEING the same property conveyed to Haverty Furniture Companies, Inc., a Maryland corporation by deed of MSO, Inc., a Virginia corporation, dated May 15, 2000 and recorded in the aforesaid Clerk’s Office in Deed Book 3832 at page 334; as corrected in Deed Book 3979 at page 72.

Parcel 10:  Property located in Newport News, Virginia

ALL THAT certain lot, piece or parcel of land, with the buildings and improvements thereon, lying, situate and being in the City of Newport News, Virginia, and being known, numbered and designated as Lot 2B-1 on that certain plat entitled “RESUBDIVISION OF PARCEL 2B UNICO SUBDIVISION, PART OF PARCEL B, UNION INVESTMENT COMPANY, NEWPORT NEWS, VIRGINIA”, which said plat is duly recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia on March 24, 1995, in Deed Book 1394 at page 1768, made by John W. Lawson, Certified Land Surveyor (hereinafter referred to as the “Lawson Plat”), and which said parcel of land is more particularly described as follows:

SCHEDULE “A”

BEGINNING at a point on the westerly right-of-way line of Jefferson Avenue at the southeastern property corner of Ryan’s Family Steak House, Inc. (said property of Ryan’s Family Steak House, Inc. is more particularly described in that certain Deed dated July 15, 1987, recorded at Deed Book 1153 at page 619, aforesaid records, and is hereinafter referred to as the “Ryan’s Property”; thence South 26°16’ East along the westerly right-of-way line of Jefferson Avenue a distance of 243.00 feet to a point; thence South 63°44’ West a distance of 500.00 feet to a point; thence North 26°16’ West a distance of 243.00 feet to a point; thence North 63°44’ East along the southerly boundary of said Ryan’s Property a distance of 500.00 feet to the Point of Beginning; containing 121,500 square feet or 2.789 acres, as shown on the Lawson Plat.

TOGETHER WITH an easement for access over part of said Ryan’s Property, as described in that certain Deed of Easement dated February 22, 1995, from Ryan’s Family Steak House, Inc. to Union Investment Company recorded in Deed Book 1395 at page 68.

Together with and subject to the easements which benefit and burden the Premises, as shown on the Lawson Plat, including, without limitation, the following:

a)	A drainage easement, the center line of which is the northerly boundary line of the above-described Premises (this being an existing easement shown on the plat recorded in Deed Book 1150, page 1471);

b)	An additional drainage and utility easement, 15.0 feet in width, the northerly boundary line of which is the northerly boundary line of the above-described premises;

c)
A sanitary sewer easement 15.0 feet in width, the center line of which funs parallel to the westerly boundary line of the above-described Premises and is located 100.0 feet east of said westerly boundary line, which easement extends in a southerly and then easterly direction from the above-described premises;

d)	An access easement 25.0 feet in width running along and west of the westerly boundary line of the above-described Premises and extending in a southerly direction to the point of connection with the future extension of Middleground Boulevard;

e)	An easement for ingress, egress and utilities, 24.0 feet in width, the center line of which is the southerly boundary line of the above-described premises;

f)           An ingress and egress easement 50.0 feet in width, running along, contiguous with, and west of the westerly right-of-way line of Jefferson Avenue and extending in a southerly direction to the point of connection with the future extension of Middleground Boulevard.

SCHEDULE A

It being the same property conveyed to HAVERTY FURNITURE COMPANIES, INC., a Maryland Corporation by deed form Union Investment Company of Newport News, Virginia, dated March 27, 1995 and recorded March 28, 1995 in Deed Book 1395 at page 71.

Parcel 11:  Property located in Virginia Beach, Virginia

All that certain lot, piece or parcel of land situate, lying and being in the City of Virginia Beach, Virginia, containing 3.152 acres and described as follows:

BEGINNING at the southwest corner of the intersection of Virginia Beach Boulevard and Witchduck Road formerly Bay Shore Road where the western limits of Witchduck Road extended northward intersect the southern limits of Virginia Beach Boulevard extended eastward; thence northwesterly along the southern limits of Virginia Beach Boulevard extended 870.96 feet to an iron pin and the TRUE POINT OF BEGINNING; thence S 32°00’29” W a distance of 303.01 feet to a  drill hole in curb; thence N 69°22’46” W a distance of 407.93 feet to an iron pin; thence N 32°00’00” E a distance of 383.50 feet to an iron pin; thence along the southern limits of Virginia Beach Boulevard S 58°00’00” E a distance of 399.97 feet to the Point of Beginning.

TOGETHER WITH rights to use reciprocal easement for parking as set out in Deed Book 4200, Page 1730, in the Clerk’s Office of the Circuit Court of the City of Virginia Beach.

SCHEDULE B
Permitted  Exceptions

(See Attached)

EXHIBIT “B”
Permitted Title Exceptions

As to Parcel 1:   Property located in Gwinnett County, Georgia

1.	All taxes for the year 2002, which are liens not yet due or payable, and subsequent years.

2.
Declaration and Agreement of Covenants by and between Partridge Greene, Inc., a Georgia corporation wholly owned by D. Scott Hudgens, Jr. and CF-H Gwinnett Associates, a Georgia limited partnership, dated December 23, 1982, filed for record December 29, 1982 at 11:46 a.m., recorded in Deed Book 2485, Page 1, Records of Gwinnett County, Georgia.

3.
Grant of Easement from Partridge Green, Inc. to CF-H Gwinnett Associates, dated March 31, 1982, filed for record March 31, 1982 at 3:43 p.m., recorded in Deed Book 2357, Page 251, aforesaid Records; as corrected and restated by that certain Corrected and Restated Grant of Easement from Partridge Greene, Inc. to CF-H Gwinnett Associates, dated March 31, 1982, filed for record December 14, 1982 at 11:42 a.m., recorded in Deed Book 2478, Page 422, aforesaid Records; as amended by that certain First Amendment to Corrected and Restated Grant of Easement, dated March 31, 1982, filed for record December 29, 1982 at 11:47 a.m., recorded in Deed Book 2485, Page 332, aforesaid Records.

4.
Restrictions as contained in that certain Warranty Deed from Gwinnett Prado, L.P., a Georgia limited partnership to Haverty Furniture Companies, Inc., a Maryland corporation, dated July 19, 1994, filed for record July 20, 1994 at 9:24 a.m., recorded in Deed Book 10516, Page 130, aforesaid Records.

5.
Right-of-Way Easement from Haverty Furniture Companies, Inc. to Jackson Electric Membership Corporation, a corporation, dated June 10, 1987, filed for record June 13, 1987 at 9:00 a.m., recorded in Deed Book 4384, Page 163, aforesaid Records.

6.
Right-of-Way Easement Underground Service from Haverty Furniture Companies, Inc. to Jackson Electric Membership Corporation, a Georgia corporation, dated June 10, 1987, filed for record June 23, 1987 at 9:00 a.m., recorded in Deed Book 4384, Page 164, aforesaid Records.

7.
Those matters as disclosed by that certain survey entitled “ALTA/ACSM Land Title Survey for Greenwich Capital Financial Products, Inc., Havacq 11, LLC [sic], Fidelity National Title Insurance Company of New York, Chicago Title Insurance Company, Haverty Furniture Companies, Inc.”, prepared by Development Consultants Group, bearing the seal and certification of Donald G. Holland, Georgia Registered Land Surveyor No. 2637, dated May 8, 2002, last revised June 12, 2002, as follows:

(1)	Ten (10’) foot drainage easement located in the easterly portion and crossing the easterly and southeasterly boundary lines of subject property;

(2)	Eight (8”) inch sanitary sewer line crossing the easterly, southeasterly and southerly boundary lines of subject property;

(3)	Fifty (50’) foot building lines along the Rights-of-Way of Satellite Boulevard and Old Norcross Road;

(4)	Fifteen (15’) foot building line along the easterly boundary line of subject property; and

(5)	Ten (10’) foot building line along the southeasterly boundary line of subject property.

As to Parcel 2: Property located in Fayette County, Georgia

1.	All taxes for the year 2002 and subsequent years.

2.
Drainage rights as contained in that certain Right-of-Way Deed from B.B. Gilbert to the State Highway Department of Georgia, dated August 18, 1955, recorded October 4, 1955, recorded in Deed Book 38, Page 309, Records of Fayette County, Georgia.  (Georgia Highway No. 85)

3.
Drainage rights as contained in that certain Right-of-Way Deed from Mrs. Cecila R. Sparks and B.B. Gilbert to Fayette County, a political subdivision of the State of Georgia, dated October 14, 1957, recorded October 17, 1957, recorded in Deed Book 41, Page 176, aforesaid Records.  (New Hope Road)

4.
Sewer Easement from Fayetteville Presbyterian Church to the City of Fayetteville, a legal corporation of the State of Georgia, dated January 27, 1995, filed for record August 9, 1995 at 3:58 p.m., recorded in Deed Book 1001, Page 458, aforesaid Records.

5.
Water Pipeline Easement from Fayetteville Presbyterian Church to David R. Black, dated February 12, 1995, filed for record February 13, 1995 at 10:04 a.m., recorded in Deed Book 967, Page 541, aforesaid Records.

6.	Easement from Roberds, Inc. to Georgia Power Company, dated September 27, 1995, filed for record October 26, 1995 at 11:58 a.m., recorded in Deed Book 1019, Page 751, aforesaid Records.

7.
Those matters as disclosed by that certain survey entitled “ALTA/ACSM Land Title Survey for; Haverty Furniture Companies, Inc. and Chicago Title Insurance Company”, prepared by M.V. Ingram Enterprises, Inc., bearing the seal and certification of Matthew V. Ingram, Georgia Registered Land Surveyor No. 2288, dated September 25, 1995, last revised July 8, 2002, as follows:

(6)	Power lines crossing the northerly and easterly most boundary lines of subject property;

(7)	Sixty (60’) foot building line along the Right of Way of Georgia Highway 85;

(8)	Forty (40’) foot building line along the Right of Way of New Hope Road;

(9)	Sixty-two (62’) foot building line and fifty (50’) foot buffer along the Right of Way of New Hope Place; and

(10)	Fifteen (15’) foot building line and fifty (50’) foot buffer along the northerly and northeasterly boundary lines of subject property.

As to Parcel 3:  Property located in Sedgwick county, Kansas

1.	Taxes and assessments subsequent to the year 2002, not yet due and payable.

2.	Building setback lines, easement, and access controls established by and shown on the recorded plat of C.C.R. 3rd Addition.

3.
Building setback lines established on the recorded plat of C.C.R. 3rd Addition by the unrecorded Community Unit Plan.  DP-215 Amendment Number One, on file at the Wichita-Sedgwick County Metropolitan Area Planning Department.

4.	Terms and provisions of the Easement Encroachment Agreement filed on Film 787, Page 1198, regarding drainage system which contains provisions for assessments.

5.
Terms and provisions of the Easement Agreement filed on Film 761, Page 1539; and Amendment Easement Agreement filed on Film 1515, Page 870; Partial Release of Easement Agreement filed on Film 1525, Page 1590.

6.	Terms and provisions of the Easement Agreement filed on Film 1515, Page 880 and the Amended and Restated Easement Agreement filed on Film 1525, Page 1612 which contain provisions for assessments.

7.	Terms and provisions of the Reciprocal Parking Easement Agreement filed on Film 1525, Page 1602.

8.	Avigational easement for navigable airspace as established by instrument filed on Film 669, Page 208; Film 783, Page 880; Film 1496, Page 1919; and Film 1524, Page 1935.

9.	Covenants and restrictions contained on Film 669, Page 236; Film 783, Page 881; Film 1496, Page 1918; Film 1515, Page 867; and Film 1524, Page 1933.

10.
Rights, if any, claimed by the owner of the premises adjoining the land on the south to that part of the land lying south of the fence line located near the south line of the land as shown by the survey of Baughman Company, P.A., dated May 10, 2002, last revised June 19, 2002.

11.	The following matters disclosed by the survey of Baughman Company, P.A., dated May 10, 2002, last revised June 25, 2002:

(A)	Fence is located north of the most southerly line of the premises in question.
(B)	Building is located over a 40 foot Drainage pursuant to the Agreement filed on Film 787, Page 1198.

As to Parcel 4: Property located in Fayette County, Kentucky

1.	2002 county taxes, and subsequent years, a lien not yet due and payable.

2.	Reciprocal Construction, Operation and Easement Agreement dated June 29, 1995 and of record in Deed Book 1794, Page 1 in the Office of the Fayette County Court Clerk.

3.	Agreement Regarding Easements and Restrictions dated December 10, 1998 and of record in Deed Book 2022, Page 588 in the office aforesaid.

4.	Certificate of Assumed Name of Haverty Furniture Companies, Inc. of record in Book 219, Page 353 in the office aforesaid.

5.
Conditions, easements, and restrictions on Plats of Record in Plat Cabinet J, Slide 677 and Plat Cabinet K, Slide 334, and Amended Final Record Plat of Hamburg Place Mall Unit 1, Parcel 1 of record in Plat Cabinet K, Slide 739 in the office aforesaid.

6.	Land Use Restrictions of record in the Land Use Restrictions Book 4, Page 686, and Land Use Restriction Book 8, Page 128, in the office aforesaid.

7.	Subject to 25’ building line along property boundary parallel with Sir Barton Way, per plat of record in Plat Cabinet K, Slide 334.

8.	Those matters as set forth on the survey of Sam Bailey, P.L.S., #2434, dated June 13, 2002, as follows:

(A)	Curbing of the parking area encroaches into the 5 foot Landscaping Easement.
(B)	The Concrete sidewalk along this line encroaches onto subject property.
(C)	Apparent utility easement for 12” water line between the sidewalk and curb and a 6” gas line within the right of way of Sir Barton Way.

As to Parcel 5: Property located in Beaufort County, South Carolina

1.	All general or special taxes and assessments, including Public Service District assessments, if any, for Beaufort County, South Carolina for the year 2002 and subsequent years.

2.
Easement from Haverty’s Furniture Store to Palmetto Electric Cooperative, Inc., dated August 8, 1994, filed for record November 10, 1994 at 12:41 p.m., recorded in Book 742, Page 822 in the Register of Deeds for Beaufort County, South Carolina.

3.	Easement from Haverty’s Furniture Store to Palmetto Electric Cooperative, Inc., dated March 25, 1994, filed for record April 19, 1995 at 12:39 p.m., recorded in Book 772, Page 2165, aforesaid Records.

4.
Telephone and CATV Utility Easement by and between Haverty Furniture Companies, Inc., a Maryland corporation, Hargray CATV Company, Inc., a South Carolina corporation and Bluffton Telephone Company, Inc., a South Carolina corporation, dated July 1, 1994, filed for record August 30, 1994 at 8:50 a.m., recorded in Book 727, Page 1341, aforesaid Records.

5.
Telephone and CATV Utility Easement by and between Gloria H. Conrad, George H. Herring, Jr., Hargray CATV Company, Inc., a South Carolina corporation and Bluffton Telephone Company, Inc., a South Carolina corporation, dated May 5, 1994, filed for record July 27, 1994 at 8:52 a.m., recorded in Book 720, Page 2364, aforesaid Records.

6.
Easement Regarding Turn Lane Rights by and between Gloria H. Conrad, George H. Herring, Jr., A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, The Blount Co., Inc. of Hilton Head, Salt Marsh, Inc. and May River Golf Club Associates, a South Carolina general partnership, dated September 16, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 97, aforesaid Records.

7.
Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Barry W. Connor, dated May 20, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 90, aforesaid Records.

8.
Agreement Regarding Easement by and between The Blount Co. Inc., of Hilton Head, A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh, Inc., May River Golf Club Associates, Gloria H. Conrad and George Hamilton Herring, Jr., dated June 1, 1993, filed for record September 21, 1993 at 9:49 a.m., recorded in Book 653, Page 78, aforesaid Records.

9.
Agreement Concerning Utility and Drainage Easement Area by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1909, aforesaid Records.

10.
Roadway Easement by and between Gloria H. Conrad, George Hamilton Herring, Jr. and Cecil Curtis Hart, Jr., dated September 30, 1992, filed for record October 2, 1992 at 10:51 a.m., recorded in Book 608, Page 1902, aforesaid Records.

11.
Agreement Regarding Easements and Restrictions by and between A.A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer, Salt Marsh Farm, Inc., a South Carolina corporation and May River Golf Club Associates, a South Carolina general partnership, dated January 30, 1991, filed for record February 14, 1991 at 9:43 a.m., recorded in Book 570, Page 1016, aforesaid Records.

12.
Easement from Gloria H. Conrad and George H. Herring, Jr. to Palmetto Electric Cooperative, Inc., dated December 31, 1986, filed for record February 5, 1987 at 9:25 a.m., recorded in Book 470, Page 733, aforesaid Records.

13.
Grant of Easement from Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and H.D. Ulmer to Salt Marsh Farms, Inc., a South Carolina corporation, dated October 20, 1986, filed for record November 6, 1986 at 1:27 p.m., recorded in Book 462, Page 2019, aforesaid Records.

14.
Grant of Easement from The Blount Co., Inc. of Hilton Head to Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and H.D. Ulmer, dated October 20, 1986, filed for record November 6, 1986 at 1:27 p.m., recorded in Book 462, Page 2016, aforesaid Records.

15.
Easement from C.E. Ulmer, Jr. to Hugh D. Ulmer, Alan A. Ulmer, Jr., Charles A. Ulmer and Hugh M. Ulmer, dated December 21, 1974, filed for record December 31, 1974 at 1:20 p.m., recorded in Book 225, Page 1822, aforesaid Records; as affected by that certain Quit Claim Deed from The Blount Co., Inc. of Hilton Head to Gloria H. Conrad and George Hamilton Herring, Jr., dated May 5, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 80, aforesaid Records; as further affected by that certain Quit Claim Deed from Hugh D. Ulmer a/k/a H.D. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1985, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 72, aforesaid Records; as further affected by that certain Quit Claim Deed from Alan A. Ulmer, Jr. to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 68, aforesaid Records; as further affected by that certain Quit Claim Deed from Charles A. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 64, aforesaid Records; as further affected by that certain Quit Claim Deed from Hugh M. Ulmer to The Blount Co., Inc. of Hilton Head, dated April 4, 1986, filed for record May 9, 1986 at 9:17 a.m., recorded in Book 448, Page 60, aforesaid Records.

16.
Easement from H.D. Ulmer and Estate of Alan A. Ulmer to South Carolina Electric & Gas Company, a South Carolina corporation, dated December 2, 1969, filed for record January 2, 1970 at 9:00 a.m., recorded in Book 169, Page 237, aforesaid Records.

17.
Easement from Charles A. Ulmer to South Carolina Electric & Gas Company, a South Carolina corporation, dated December 2, 1969, filed for record January 2, 1970 at 9:00 a.m., recorded in Book 169, Page 236, aforesaid Records.

18.
Easement from C.E. Ulmer, Jr., H.D. Ulmer, Vera Ulmer, Alan A. Ulmer, Jr., C.A. Ulmer, Hugh M. Ulmer and Elizabeth Wyatt to Central Electric Power Cooperative, Inc., dated August 15, 1969, filed for record August 26, 1969 at 9:00 a.m., recorded in Book 166, Page 249, aforesaid Records.

19.
Easement from C.E. Ulmer, Jr., H.D. Ulmer and A.A. Ulmer to Palmetto Electric Cooperative, Ind., dated December 9, 1960, filed for record December 13, 1960 at 12:30 p.m., recorded in Book 104, Page 203, aforesaid Records.

20.	Easement from C.E. Ulmer to South Carolina Power Company, a corporation, dated July 21, 1937, recorded August 19, 1937, recorded in Book 54, Page 72, aforesaid Records.

21.
Those matters as disclosed by that certain survey entitled “A ALTA/ACSM Land Title Survey of Lots 2B and 2C, U.S. Highway 278,” prepared by Connor and Associates, Inc., stamped by Donald R. Cook, Jr., SCPLS No. 19010, dated May 13, 2002, as follows:

(A)	Non-Exclusive access easement located in the easterly corner of subject property;

(B)	Fifteen (15’) foot utility easement and sanitary sewer line crossing the southwesterly boundary line of subject property;

(C)	Fifty (50’) foot access easement and sanitary sewer line crossing the westerly boundary line of subject property; and

(D)	Fifty (50’) foot building setback lines along the Rights-of-Way of Highway 278 and Buckingham Plantation Road.

As to Parcel 6: Property located in Amarillo, Randall County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land use or ownership.

2.	Restrictive covenants described in instrument recorded in Volume 1486, Page 283, Deed Records of Randall County, Texas.

3.	A 30’ ingress-egress easement over the North property line of subject property, as shown on plat recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

4.	A 5’ utility easement over the East property line of subject property, as shown on plat recorded in Volume 722, Page 463 of the Deed Records of Randall County, Texas.

5.	Easement granted to Southwestern Public Service Company by instrument recorded in Volume 724, Page 517 of the Deed Records of Randall County, Texas.

6.
Utility easement granted by Haverty Furniture Companies, Inc. to Southwestern Public Service Company by instrument dated June 19, 1995, filed for record on December 12, 1995 and recorded in Volume 1667, Page 58 of the Deed Records of Randall County, Texas.

7.	Title to all oil, gas and minerals and other elements not constituting part of the surface estate in the above described property, together with all rights, privileges and immunities relating thereto.

Parcel 7: Property located in Austin, Williamson County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002 and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

2.	Restrictive covenants described in instrument recorded in Cabinet J, Slide 283-285, PLAT Records of WILLIAMSON County, Texas.

3.	Restrictive covenants described in instrument recorded in Cabinet M, Slide 397-400, PLAT Records of WILLIAMSON County, Texas.

4.	Restrictive covenants described in instrument recorded in Cabinet N Slide 1-4, PLAT Records of WILLIAMSON County, Texas.

5.	Restrictive covenants described in instrument recorded in Volume 1367, Page 456, OFFICIAL Records of WILLIAMSON County, Texas.

6.	Restrictive covenants described in instrument recorded in Volume 1852, Page 818, OFFICIAL Records of WILLIAMSON County, Texas.

7.
Restrictive covenants described in instrument cc# 9746336, OFFICIAL Records of WILLIAMSON County, Texas.  As further affected by Agreement Regarding Zoning Restrictions recorded in Volume 1371, Page 77, OFFICIAL Records of WILLIAMSON County, Texas.

8.	Restrictive covenants described in instrument cc# 9623409, OFFICIAL Records of WILLIAMSON County, Texas. As amended by Document No. 9646432, OFFICIAL Records of WILLIAMSON County, Texas.

9.	Restrictive covenants described in instrument cc# 9816808, OFFICIAL Records of WILLIAMSON County, Texas.

10.	Restrictive covenants described in instrument cc# 2000035521, OFFICIAL Records of WILLIAMSON County, Texas.

11.
Utility easement granted to the City of Austin and Williamson County by instrument dated April 27, 1987, recorded in Volume 1558, Page 621 of the Official Records of Williamson County, Texas, and as shown on the Plats recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat of Records of Williamson County, Texas.

12.
Drainage easement granted to Williamson County by instrument dated October 1, 1987, recorded in Volume 1590, Page 152 of the Official Records of Williamson County, Texas and as shown on the Plat(s) recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

13.
Building setback line 25 feet in width along the Pecan Park Boulevard frontage property line(s) as shown on the Plats recorded in Cabinet J, Slide(s) 283-285 and Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.

14.
Electric easement granted to Pedernales Electric Cooperative, Inc. by instrument dated May 8, 1995, recorded in Volume 2723, Page 896 of the Official Records of Williamson County, Texas and as shown on the Plat(s) recorded in Cabinet M, Slide(s) 397-400 and Cabinet N, Slide(s) 1-4 of the Plat Records of Williamson County, Texas.  Said easement partially released by instrument recorded in Document No. 2000018372 of the Official Public Records of Williamson County, Texas.

15.
Terms, provisions and conditions set out in that certain Assignment of Utility Improvements Agreement dated June 6, 1986, recorded in Volume 1371, Page 176 of the Official Records of Williamson County, Texas.

16.
Terms, provisions and conditions set out in that certain Amended and Restated Development and Roadway Construction Agreement for Phasing of the Lakeline Development Project dated June 3, 1987, recorded inn Volume 1578, Page 633, as amended by Substitution Agreement recorded under Document No. 9545257, as rerecorded under Document No. 9547139 of the Official Records, and as further affected by Amended and Restated Agreement Regarding Phasing Agreement recorded in Volume 1605, Page 716 of the Official Records of Williamson County, Texas.

17.
The terms, conditions and stipulations set out in that certain Agreement to Dedicate F.M. 620 Frontage and Utility Easements and to Cooperate in Connection with Development Matters dated June 6, 1986, recorded in Volume 1371, Page(s) 46 of the Official Records of Williamson County, Texas.,

18.
Terms, provisions and conditions set out in that certain Agreement Regarding Construction of Utilities dated June 6, 1986, recorded in Volume 1371, Page 142 of the Official Records of Williamson County, Texas.

19.
Terms, provisions and conditions set out in that certain Agreement Regarding Construction of Utilities dated June 6, 1986, recorded in Volume 1371, Page 129 of the Official Records of Williamson County, Texas.

20.
Terms, provisions and conditions set out in that certain Affidavit of Pollution Abatement Plant dated July 17, 1998, recorded under Document No. 9840880 of the Official Records of Williamson County, Texas.

21.
Assessments payable to Lakeline Business and Commercial Owners Association, Inc., as set forth and secured by a Vendor’s Lien retained in instrument(s) recorded under Document No. 9816808 of the Official Records of Williamson County, Texas.

22.	Subject property lines within the boundaries of Brushy Creek Water Control and Improvement District No. 1.

23.
A 328-square foot landscape and sign easement together with rights of access and to provide utilities thereto, as reserved in Special Warranty Deed dated March 23, 2000, recorded under Document No. 2000035520 of the Official Public Records of Williamson County, Texas.

24.
The terms, conditions and stipulations set out in that certain Covenants, Conditions and Restrictions Agreement-Reserve Tract 1-Lakeline Mall dated March 15, 2000, recorded under Document No. 2000035521 of the Official Public Records of Williamson County, Texas.

25.
One-fourth (1/4th) non-participating royalty interest in all oil, gas and other minerals reserved by Mitchel Wolf in instrument recorded in Volume 832, Page 838 of the Deed Records of Williamson County, Texas.

26.
Consequences, if any, arising due to 1) Concrete Detention Pond encroaching 5.7 feet onto subject property at east side of asphalt parking; 2) Water manhole, telephone box and transformer pad located outside of easement along west side of subject property; 3) transformer pads located outside of easement at south side of subject property; and 4) sewer manhole located outside of easement at east side of subject property, as shown on survey prepared by Thomas P. Dixon, RPLS No. 4324, dated June 17, 2002.

As to Parcel 8: Property located in Tyler, Smith County, Texas

1.
Standby fees, taxes and assessments by any taxing authority for the year 2002 and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

2.	Right of Way to Texas Power & Light Co. recorded in Volume 344, Page 519, Deed Records of Smith County, Texas.

3.	Right of Way to Gus W. Arnold recorded in Volume 1226, Page 239, Deed Records of Smith County, Texas.

4.	Easements as shown on plat of subdivision recorded in Cabinet C, Slide 118-B, Plat Records of Smith County, Texas.

5.	Easement to City of Tyler recorded in Volume 3747, Page 600, Land Records of Smith County, Texas.

6.	Terms, conditions and stipulations of Easement Agreement by and between Kevin P. Eltife and Haverty Furniture Companies, Inc., recorded in Volume 3617, Page 794, Land Records of Smith County, Texas.

7.	Easements set out in that certain Easement Agreement by and between Haverty Furniture Companies, Inc. and Kevin P. Eltife, recorded in Volume 3617, Page 802, Land Records of Smith County, Texas.

As to Parcel 9, Property located in Midlothian, Chesterfield County, Virginia

EXCEPTIONS AS TO TRACT ONE:
1.	Real Estate taxes accruing from the beginning of the second half of the fiscal year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 253 at page 528.

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 215 at page 269.

4.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 977 at page 349.

5.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 521 at page 174.

6.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 977 at page 300.

7.	Conditions and restrictions as contained in instrument recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 629 at page 180.

8.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 207 at page 52.

9.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 520 at page 229.

10.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 1831 at page 1984.

11.
Declaration and Easement Agreement by and between American Property Investors VIII, Frank L. Hereford and Beverly M. Hereford, Haverty Furniture Companies, Inc., John J. Dickinson and Kenneth L. Gray, Trustees, and Bank of Virginia recorded in Deed Book 1862 at page 634.  Amendment to Declaration and Easement Agreement recorded in Deed Book 2147 at page 509.

12.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 1866 at page 608.

13.	Water Easement Agreement recorded in Deed Book 3780 at page 357.

14.	Deed of Cross-Easement recorded in Deed Book 3832 at page 337.

15.	Water and Sewer Contract recorded in Deed Book 3849 at page 651.

16.	Physical survey dated May 1, 2002 prepared by Timmons discloses the following:

(A)	Encroachments of AC Unit and 2’ x 8’ frame shed from property adjoining on the west

17.                      Subdivision plat recorded in Plat Book 33 at pages 62 and 63 shows:

(A) 13’x16’ C&P Telephone Company right of way

EXCEPTIONS AS TO TRACT TWO:
1.	Real Estate taxes accruing from the beginning of the second half of the fiscal, year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Easement to Chesapeake and Potomac Telephone Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 207 at page 52.

3.
Conditions and restrictions as contained in instrument recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 551 at page 336, in Deed Book 557 at page 148, and in Deed Book 524 at page 459.

4.	Cross-Easement Agreement recorded in Deed Book 3832 at page 337.

5.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of Chesterfield County, Virginia in Deed Book 3832 at page 348.

6.	Sewer Easement Agreement with the County of Chesterfield recorded in Deed Book 3861 at page 533.

7.	Water and Sewer Contract recorded in Deed Book 3849 at page 651.

As to Parcel 10: Property located in Newport News, Virginia

1.	Real Estate taxes accruing from the beginning of the second half of the fiscal year 2001-2002 and subsequent semi-annual payments not yet due and payable.

2.	Storm water taxes.

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1182, at page 1729.

4.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1162, at page 1522.

5.	Easement to the Commonwealth of Virginia recorded in Deed Book 1177 at page 869, and shown in State Highway Plat Book 9 at pages 257 through 260.

6.	Variable with private drainage easement located along northern boundary line as shown on plat recorded in Deed Book 1150 at page 1471.

7.	Fifteen (15) foot VEPCO easement as shown on the subdivision plat recorded in Deed Book 1150 at page 1471

8.	Rights of others entitled thereto in and to the access easement recorded in Deed Book 1395 at page 68.

9.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1410 at page 2214.

10.	Easement for Water Pipeline recorded in Deed Book 1412 at page 2129.

11.	Exception is taken to the following matters affecting Parcel 2B-1 as shown on the Lawson Plat recorded in Deed Book 1394 at page 1768:

A.	Fifteen-foot sanitary sewer easement
B.	Portion of twenty-four foot easement for ingress, egress and utilities
C.	Portion of fifty-foot ingress and egress easement
D.	Fifty (50) foot Minimum building setback line
E.	Fifteen (15) foot drainage easement, the center line of which is the northerly boundary line of the property

F.	Additional drainage easement along the northern property line
G.	Ten (10) foot drainage easement along the northern lot line, centerline is property line

H.	Newport News (23’ x 25’ waterworks easement)
I.	Fifteen (15) foot Virginia Power Easement
THE FOLLOWING AFFECT EASEMENTS AND ACCESS EASEMENT WITHIN “FRONTAGE DRIVE” ONLY DESCRIBED AS APPURTENANT IN EXHIBIT A HEREOF:

12.	Reservation of storm drainage easement and fifteen-foot sewer easement in Deed Book 1153 at page 619.

13.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Newport News, Virginia in Deed Book 1182, at page 1726.

14.	Easement of variable width along the south side property line for drainage, as shown on the subdivision plat recorded in Deed Book 1150 at page 1471.

15.	Building setback lines as shown on the recorded plat of the subdivision are as follows: thirty (30) foot.

16.	Easement ten feet in width along and two feet from the north side property line for sanitary sewer, as shown on the recorded plat of subdivision.

17.	Rights of others entitled thereto in and to the use of the non-exclusive appurtenant easements described in Exhibit “A.”

As to Parcel 11:  Property located in Virginia Beach, Virgnia

1.	Real Estate taxes accruing from the beginning of the first half of the fiscal year 2002-2003 and subsequent semi-annual payments not yet due and payable.

2.	Storm water taxes.

3.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 1115, at page 613.

4.	Right of Way Agreements with the Commonwealth of Virginia recorded in Deed Book 648 at page 206 and in Deed Book 2789 at page 1264.

5.	Permanent Drainage Easement along Virginia Beach Boulevard as shown on the recorded plat of Subdivision and in State Highway Plat Book 7 at page 180.

6.	Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 3530, at page 1250.

7.	Three (3) foot by eight (8) foot drainage easement affecting northeastern corner of property as shown in Map Book 179 at page 53.

8.	Rights of others entitled thereto in and to the easements as set out in Deed Book 4200 at page 1730.

9.
Easement to Virginia Electric and Power Company as recorded in the Clerk’s Office of the Circuit Court of the City of Virginia Beach, Virginia in Deed Book 2791, Page 414, and shown in State Highway Plat Book 7 at page 180.

SCHEDULE C
Lease Term

Term	Commencement Date	Expiration Date

Primary Term	August 6, 2002	August 14, 2002

First Extended Term	August 15, 2022	August 14, 2027

Second Extended Term	August 15, 2027	August 14, 2032

First Wintergreen Extended Term (or FMV Extended Term)	August 15, 2032	August 14, 2037

Second Wintergreen Extended Term (or FMV Extended Term)	August 15, 2037	August 14, 2042

Third Wintergreen Extended Term (or FMV Extended Term)	August 15, 2042	August 14, 2047

SCHEDULE D
Basic Rent

Primary and Extended Terms.  The annual Basic Rent payable for the Premises during the Primary Term, the Extended Terms, if any, and the Wintergreen Extended Terms, if any, of this Lease shall be payable in equal monthly installments in advance and inthe amounts and on the dates set forth below:

1.	Primary Term.

Monthly Payment

8/15/02 – 7/15/07	$ 338,845.64
8/15/07 – 7/15/12	$ 359,176.37
8/15/12 – 7/15/17	$ 380,726.96
8/15/17 – 7/15/22	$ 403,570.57

2.  Extended Terms.

Monthly Payment

8/15/22 – 7/15/27	$ 423,749.10
8/15/27 – 7/15/32	$ 444,936.55

3.  Wintergreen Extended Terms.

Monthly Payment

8/15/32 – 7/15/37	$ 467,183.39
8/15/37 – 7/15/47	$ 515,069.68

SCHEDULE E
Determination of Basic Rent Upon Release of Project or Payment of Net Proceeds to Tenant

In the event that a Project is released from this Lease pursuant to Section 3.1 (c) or otherwise, the Basic Rent due on any Payment Date thereafter shall be reduced by an amount equal to the Basic Rent set forth on Schedule D, multiplied by a fraction, the numerator of which is the allocated adjustment amount allocated to such Project as set forth on Schedule G, and the denominator of which is the aggregate amount allocated to all Projects as set forth on Schedule G (including the released Project and any other Projects previously released).

SCHEDULE F
Stipulated Loss Values

The Stipulated Loss Value for a particular Project as of a particular date shall be determined by multiplying the applicable percentage set forth on the Schedule attached hereto by the amount allocated to such Project, as set forth on Schedule G.

SCHEUDLE G
Amounts allocated to Projects

Property Location (City, State)	Allocated Amount

Tyler, Texas
Amarillo, Texas
Austin, Texas
Duluth, Georgia
Fayetteville, Georgia
Wichita, Kansas
Lexington, Kentucky
Bluffton, South Carolina
Richmond, Virginia
Newport News, Virginia
Virginia Beach, Virginia

SCHEDULE H
Survey Requirements

SCHEDULE I
Form of Subordination,
Non-Disturbance and Attornment Agreement

SCHEDULE J
Rent Coverage Ratio

Store	Purchase Price	2001 Pre-Tax Income	2001 Rent Addback	2001 Depreciation Addback	2001 Interest Addback	EBITDAR	Basic Rent	2001 Rent Coverage Ratio

Gwinnett Place
Wichita
Lexington
Hilton Head
Amarillo
Tyler
Virginia Beach
Newport News
Midlothian
Austin Lakeline
Fayetteville

SCHEDULE K
Certificate of Occupancy Covenant

Notwithstanding anything in the Lease that may be construed to the contrary, Tenant agrees that it shall:  (1) cause that portion of the Premises located at 11501 Midlothian Turnpike, Richmond, Virginia (the “Midlothian Premises”), to comply with all Legal Requirements imposed, enacted or promulgated by the County of Chesterfield, Virginia and related Governmental entities, and (ii) no later than the date which is 180 days after the date of this Lease, cause the issuance of a permanent Certificate of Occupancy with respect to the Midlothian Premises which evidences such compliance, including with respect to the screening of existing air conditioning units installed on the rooftop of the building located thereon.  Tenant shall provide Landlord with a copy of such Certificate of Occupancy promptly after Tenant’s receipt thereof.  Any failure by Tenant to perform under the provisions of this paragraph shall constitute an Event of Default under this Lease without further notice or act.

SCHEDULE  L
Deferred Maintenance